Exhibit 2.1

Execution Version

AGREEMENT AND PLAN OF MERGER

by and among:

FREQUENCY THERAPEUTICS, INC.;

FREQUENCY MERGER SUB, INC.;

and

KORRO BIO, INC.

Dated as of JULY 14, 2023

i

3.24	No Other Representations or Warranties	47

ARTICLE IV REPRESENTATIONS AND WARRANTIES OF FREQUENCY AND MERGER SUB		47

4.1	Due Organization; Subsidiaries	48
4.2	Organizational Documents	48
4.3	Authority; Binding Nature of Agreement	48
4.4	Vote Required	49
4.5	Non-Contravention; Consents	49
4.6	Capitalization	50
4.7	SEC Filings; Financial Statements	52
4.8	Absence of Changes	54
4.9	Absence of Undisclosed Liabilities	54
4.10	Title to Assets	54
4.11	Real Property; Leasehold	54
4.12	Intellectual Property	54
4.13	Agreements	59
4.14	Compliance; Permits; Restrictions	61
4.15	Legal Proceedings; Orders	63
4.16	Tax Matters	63
4.17	Employee and Labor Matters; Benefit Plans	64
4.18	Environmental Matters	65
4.19	Insurance	67
4.20	Transactions with Affiliates	68
4.21	No Financial Advisors	68
4.22	Valid Issuance; No Bad Actor	68
4.23	Privacy and Data Security	68
4.24	Opinion of Financial Advisor	69
4.25	No Other Representations or Warranties	69

ARTICLE V COVENANTS		70

5.1	Conduct of Korro’s Business	70
5.2	Conduct of Frequency’s Business	72
5.3	Access and Investigation	74
5.4	No Solicitation	75
5.5	Notification of Certain Matters	76
5.6	MS Asset Disposition	76
5.7	Registration Statement; Proxy Statement	78
5.8	Korro Stockholder Written Consent	79
5.9	Frequency Stockholder Meeting	80
5.10	Efforts; Regulatory Approvals	82
5.11	Disclosures	83
5.12	Frequency Options	83
5.13	Frequency Restricted Stock Units	83
5.14	Frequency ESPP	84

5.15	Indemnification of Officers and Directors	84
5.16	Tax Matters	86
5.17	Listing	86
5.18	Legends	87
5.19	Officers and Directors	87
5.20	Termination of Certain Agreements and Rights	88
5.21	Section 16 Matters	88
5.22	Allocation Certificate	88
5.23	Nasdaq Reverse Split	88
5.24	Obligations of Merger Sub	88
5.25	Takeover Statutes	89
5.26	Stockholder Litigation	89
5.27	Concurrent Financing	89
5.28	Frequency Equity Plan	90
5.29	Frequency 401(k)	90

ARTICLE VI CONDITIONS TO CONSUMMATION OF THE MERGER		90

6.1	Conditions Precedent to Obligations of Each Party	90
6.2	Conditions Precedent to Obligations of Korro	91
6.3	Conditions Precedent to Obligations of	92
6.4	Frustration of Closing Conditions	93

ARTICLE VII CLOSING DELIVERIES		93

7.1	Closing Deliveries of Korro	93
7.2	Closing Deliveries of Frequency	93

ARTICLE VIII TERMINATION		94

8.1	Termination	94
8.2	Effect of Termination	95
8.3	Expenses; Termination Fees	96

ARTICLE IX GENERAL PROVISIONS		97

9.1	Non-Survival of Representations and Warranties	97
9.2	Amendment	97
9.3	Waiver	98
9.4	Entire Agreement; Counterparts; Exchanges by Electronic Transmission or Facsimile	98
9.5	Applicable Law; Jurisdiction	98
9.6	Assignability	98
9.7	Notices	99
9.8	Cooperation	99
9.9	Severability	100
9.10	Other Remedies; Specific Performance	100
9.11	No Third-Party Beneficiaries	100

EXHIBITS

Exhibit A	Form of Frequency Stockholder Support Agreement

Exhibit B	Form of Korro Stockholder Support Agreement

Exhibit C	Form of Frequency Lock-Up Agreement

Exhibit D	Form of Korro Lock-Up Agreement

Exhibit E	Form of Korro Stockholder Written Consent

Exhibit F	CVR Agreement

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”) is made and entered into as of July 14, 2023, by and among FREQUENCY THERAPEUTICS, INC., a Delaware corporation (“Frequency”), FREQUENCY MERGER SUB INC., a Delaware corporation and wholly owned subsidiary of Frequency (“Merger Sub”), and KORRO BIO, INC., a Delaware corporation (“Korro”). Certain capitalized terms used in this Agreement are defined in Section 1.1.

RECITALS

A. Frequency and Korro intend to effect a merger of Merger Sub with and into Korro (the “Merger”) in accordance with this Agreement and Delaware Law. Upon consummation of the Merger, Merger Sub will cease to exist and Korro will become a wholly owned subsidiary of Frequency.

B. The board of directors of Frequency (the “Frequency Board”) has (i) determined that the Contemplated Transactions are fair to, advisable and in the best interests of Frequency and its stockholders, (ii) approved and declared advisable this Agreement and the Contemplated Transactions, including the issuance of shares of Frequency Capital Stock to the stockholders of Korro pursuant to the terms of this Agreement, (iii) determined that the Charter Amendment Proposals are advisable and in the best interests of Frequency and its stockholders, (iv) determined to recommend, upon the terms and subject to the conditions set forth in this Agreement, that the stockholders of Frequency vote to (a) approve this Agreement and thereby approve the Contemplated Transactions and (b) authorize the issuance of the Frequency Capital Stock in accordance with Nasdaq Listing Rule 5635 (the “Nasdaq Issuance Proposal”) and (v) agreed to determine to recommend, upon the terms and subject to the conditions set forth in this Agreement, as promptly as practicable after the forms thereof are mutually agreed to by Frequency and Korro, upon the terms and subject to the conditions set forth in this Agreement, that the stockholders of Frequency vote to (a) authorize sufficient Frequency Common Stock for the issuance of Frequency Capital Stock to the stockholders of Korro pursuant to the terms of this Agreement (the “Authorized Share Increase Proposal”), and (b) approve an amendment to Frequency’s certificate of incorporation to effect the Nasdaq Reverse Split (the “Reverse Stock Split Proposal” and, together with the Authorized Share Increase Proposal, the “Charter Amendment Proposals”).

C. The board of directors of Merger Sub (the “Merger Sub Board”) has (i) determined that the Contemplated Transactions are fair to, advisable, and in the best interests of Merger Sub and its sole stockholder, (ii) approved and declared advisable this Agreement and the Contemplated Transactions and (iii) determined to recommend, upon the terms and subject to the conditions set forth in this Agreement, that the stockholder of Merger Sub votes to adopt this Agreement and thereby approve the Contemplated Transactions.

D. Concurrently with the execution and delivery of this Agreement and as a condition and inducement to Korro’s willingness to enter into this Agreement, the stockholders, officers and directors of Frequency set forth on Section A of the Frequency Disclosure Schedule (solely in their capacity as stockholders of Frequency) are executing support agreements in favor of Korro in substantially the form attached hereto as Exhibit A (the “Frequency Stockholder Support Agreement”), pursuant to which such Persons have, subject to the terms and conditions set forth therein, agreed to vote all of their shares of Frequency Capital Stock in favor of this Agreement, the Nasdaq Issuance Proposal and the Charter Amendment Proposals.

E. Concurrently with the execution and delivery of this Agreement and as a condition and inducement to Frequency’s willingness to enter into this Agreement, the officers, directors and stockholders (together with their Affiliates) of Korro set forth on Section A of the Korro Disclosure Schedule (solely in their capacity as stockholders of Korro) are executing support agreements in favor of Frequency in substantially the form attached hereto as Exhibit B (the “Korro Stockholder Support Agreement”), pursuant to which such Persons have, subject to the terms and conditions set forth therein, agreed to vote all of their shares of Korro Capital Stock in favor of this Agreement.

F. Concurrently with the execution and delivery of this Agreement and as a condition and inducement to Korro’s willingness to enter into this Agreement, the officers and directors of Frequency set forth on Section B of the Frequency Disclosure Schedule are executing lock-up agreements in substantially the form attached hereto as Exhibit C (collectively, the “Frequency Lock-Up Agreements”).

G. Concurrently with the execution and delivery of this Agreement and as a condition and inducement to Frequency’s willingness to enter into this Agreement, the officers, directors and stockholders of Korro set forth on Section B of the Korro Disclosure Schedule are executing lock-up agreements in substantially the form attached hereto as Exhibit D (collectively, the “Korro Lock-Up Agreements”).

H. It is expected that promptly after the Registration Statement is declared effective under the Securities Act, the stockholders of Korro sufficient to adopt and approve this Agreement and the Merger as required under Delaware Law and Korro’s Organizational Documents will execute and deliver an action by written consent in order to obtain the Required Korro Stockholder Vote in substantially the form attached hereto as Exhibit E (each, a “Korro Stockholder Written Consent” and collectively, the “Korro Stockholder Written Consents”).

I. Concurrently with the execution and delivery of this Agreement, certain investors have executed a Subscription Agreement by and among Korro and the Persons named therein (representing an aggregate commitment no less than the Concurrent Investment Amount), pursuant to which such Persons will have agreed to purchase the number of shares of Korro Common Stock set forth therein immediately prior to the Effective Time in connection with the Concurrent Financing (the “Subscription Agreement”).

J. Each of the parties hereto intends that, for United States federal income tax purposes, the Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”) and the Treasury Regulations, with respect to which each of Frequency, Merger Sub, and Korro are a “party to a reorganization” under Section 368(b) of the Code, and this Agreement is intended to constitute a “plan of reorganization” for purposes of Sections 354, 361 and 368 of the Code and within the meaning of Section 368 of the Code and Treasury Regulations Section 1.368-2(g) (the “Intended Tax Treatment”).

AGREEMENT

The Parties, intending to be legally bound, agree as follows:

ARTICLE I

DEFINITIONS AND INTERPRETATIVE PROVISIONS

1.1 Definitions.

(i) For purposes of the Agreement (including this Section 1.1):

“2023 Equity Incentive Plan” shall mean an equity incentive plan of Frequency in form and substance as agreed to by Frequency and Korro (such agreement not to be unreasonably withheld, conditioned or delayed by either Party), reserving for issuance a number of shares of Frequency Common Stock to be mutually agreed upon by Korro and Frequency (such agreement not to be unreasonably withheld, conditioned or delayed by either Party).

“2023 ESPP” shall mean an “employee stock purchase plan” of Frequency in form and substance as agreed to by Frequency and Korro (such agreement not to be unreasonably withheld, conditioned or delayed by either Party), reserving for issuance a number of shares of Frequency Common Stock to be mutually agreed upon by Korro and Frequency (such agreement not to be unreasonably withheld, conditioned or delayed by either Party).

“2023 Plans” shall mean both the 2023 ESPP and the 2023 Equity Incentive Plan.

“Acceptable Confidentiality Agreement” means a confidentiality agreement containing terms not materially less restrictive in the aggregate to the counterparty thereto than the terms of the Confidentiality Agreement, except such confidentiality agreement need not contain any standstill, non-solicitation or no hire provisions.

“Acquisition Inquiry” means, with respect to a Party, an inquiry, indication of interest or request for information (other than an inquiry, indication of interest or request for information made or submitted by Korro, on the one hand, or Frequency, on the other hand, to the other Party) that would reasonably be expected to lead to an Acquisition Proposal, other than, as applicable, with respect to the MS Asset Disposition and the Concurrent Financing.

“Acquisition Proposal” means, with respect to a Party, any offer or proposal, whether written or oral (other than an offer or proposal made or submitted by or on behalf of Korro or any of its Affiliates, on the one hand, or by or on behalf of Frequency or any of its Affiliates, on the other hand, to the other Party) contemplating or otherwise relating to any Acquisition Transaction with such Party, other than, as applicable, with respect to the MS Asset Disposition and the Concurrent Financing.

“Acquisition Transaction” means any transaction or series of related transactions (other than, as applicable, the MS Asset Disposition and the Concurrent Financing) involving:

(i) any merger, consolidation, amalgamation, share exchange, business combination, issuance of securities, acquisition of securities, reorganization, recapitalization, tender offer, exchange offer or other similar transaction: (A) in which a Party is a constituent entity, (B) in which a Person or “group” (as defined in the Exchange Act and the rules promulgated thereunder) of Persons directly or indirectly acquires beneficial or record ownership of securities representing more than 20% of the outstanding securities of any class of voting securities of a Party or any of its Subsidiaries or (C) in which a Party or any of its Subsidiaries issues securities representing more than 20% of the outstanding securities of any class of voting securities of such Party or any of its Subsidiaries; or

(ii) any sale, lease, exchange, transfer, license, acquisition or disposition of any business or businesses or assets that constitute or account for 20% or more of the consolidated book value or the fair market value of the assets of a Party and its Subsidiaries, taken as a whole.

“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with such other Person. For purposes of this definition, “control” when used with respect to any Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities or partnership or other ownership interests, by contract or otherwise, and the terms “controlling” and “controlled” have correlative meanings.

“Business Day” means any day other than a day on which banks in the State of New York are authorized or obligated to be closed.

“Cash and Cash Equivalents” means all (i) cash and cash equivalents and (ii) marketable securities, in each case determined in accordance with GAAP.

“COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1985, as set forth in Section 4980B of the Code and Part 6 of Title I of ERISA.

“Combined Corporation” means, collectively, Frequency and each of its Subsidiaries immediately following the Effective Time.

“Concurrent Financing” means an acquisition of shares of Korro Common Stock to be consummated immediately prior to the Effective Time pursuant to the Subscription Agreement with aggregate gross cash proceeds of at least the Concurrent Investment Amount.

“Concurrent Financing Allocation Percentage” means the quotient (rounded to four decimal places) determined by dividing (A) the Concurrent Financing Proceeds by (B) the Aggregate Valuation.

“Concurrent Financing Merger Shares” means, subject to Section 2.4(f), the product determined by multiplying (i) the Post-Closing Frequency Shares by (ii) the Concurrent Financing Allocation Percentage.

“Concurrent Financing Proceeds” means the proceeds resulting from the Concurrent Financing.

“Concurrent Investment Amount” means $100,000,000.

“Confidentiality Agreement” means the Confidentiality Agreement, dated as of March 20, 2023, by and between Korro and Frequency.

“Consent” means any approval, consent, ratification, permission, waiver or authorization (including any Governmental Authorization).

“Contemplated Transactions” means the Merger and the other transactions contemplated by the Agreement, including the CVR Agreement (if applicable), the Concurrent Financing and the Charter Amendment Proposals.

“Contract” means, with respect to any Person, any written agreement, contract, subcontract, lease (whether for real or personal property), mortgage, license, or other legally binding commitment or undertaking of any nature to which such Person is a party or by which such Person or any of its assets are bound or affected under applicable Law.

“Delaware Law” means the General Corporation Law of the State of Delaware.

“Delaware Law Amendment Approval” means the final Governmental Authorization (including signing by the Delaware Governor into law) of the amendments to the voting requirements under § 242 of Title 8 of Delaware Law contemplated by An Act to Amend Title 8 of the Delaware Code Relating to the General Corporation Law, S. 114, Gen. Assem. (2023).

“Effect” means any effect, change, event, circumstance, or development.

“Employee Plan” means (i) each “employee benefit plan” within the meaning of Section 3(3) of ERISA whether or not subject to ERISA; (ii) any other plan, program, policy, agreement or arrangement providing for stock options, stock purchases, restricted stock, restricted stock units, phantom equity, other equity or equity-based incentives, bonuses, commissions, severance, retention, deferred compensation, change in control, transaction, vacation, retirement, pension, profit-sharing, post-retirement health and welfare, fringe, life insurance, perquisites, health, medical, dental, vision, welfare, employee assistance or similar benefits; and (iii) all other plans, programs, policies, agreements or arrangements (whether written or unwritten) providing compensation or benefits to any employee, officer, director, individual independent contractor and other non-employee service provider.

“Encumbrance” means any lien, pledge, hypothecation, charge, mortgage, security interest, lease, license, option, easement, reservation, servitude, adverse title, claim, infringement, interference, option, right of first refusal, preemptive right, community property interest or restriction or encumbrance of any nature (including any restriction on the voting of any security, any restriction on the transfer of any security or other asset, any restriction on the receipt of any income derived from any asset, any restriction on the use of any asset and any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset).

“Enforceability Exceptions” means the (i) Laws of general application relating to bankruptcy, insolvency and the relief of debtors and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies.

“Entity” means any corporation (including any nonprofit corporation), partnership (including any general partnership, limited partnership or limited liability partnership), joint venture, estate, trust, company (including any company limited by shares, limited liability company or joint stock company), firm, society or other enterprise, association, organization or entity, and each of its successors.

“Environmental Law” means any federal, state, local or foreign Law relating to pollution or protection of human health or the environment (including ambient air, surface water, ground water, land surface or subsurface strata), including any law or regulation relating to emissions, discharges, releases or threatened releases of Hazardous Materials, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Materials.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means, with respect to any Entity, any other Person that would be treated as a single employer with such Entity, part of the same “controlled group” as such Entity or under common control with such Entity under Sections 414(b),(c),(m) or (o) of the Code, as applicable.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Frequency Associate” means any current or former employee, officer, director, consultant, independent contractor or other non-employee service provider of Frequency or any of its Subsidiaries.

“Frequency Balance Sheet” means the audited balance sheet of Frequency for the years ended December 31, 2021 and December 31, 2022.

“Frequency Capital Stock” means the Frequency Common Stock and the Frequency Preferred Stock.

“Frequency Capitalization Representations” means the representations and warranties of Frequency and Merger Sub set forth in Sections 4.6(a) and 4.6(d).

“Frequency Contract” means any Contract: (i) to which Frequency is a party, (ii) by which Frequency or any Frequency IP Rights or any other asset of Frequency is or may become bound or under which Frequency has, or may become subject to, any obligation or (iii) under which Frequency has or may acquire any right or interest.

“Frequency Covered Person” means, with respect to Frequency as an “issuer” for purposes of Rule 506 promulgated under the Securities Act, any Person listed in the first paragraph of Rule 506(d)(1).

“Frequency Employee Plan” means any Employee Plan (other than the 2023 Plans) that Frequency or any of its Subsidiaries (i) sponsors, maintains, administers, or contributes to, or (ii) provides benefits under or through, or (iii) has any obligation to contribute to or provide benefits under or through, or (iv) may reasonably be expected to have any Liability with respect to, or (v) utilizes to provide benefits to or otherwise cover any Frequency Associate (or their spouses, dependents, or beneficiaries).

“Frequency ESPP” means the Frequency 2019 Employee Stock Purchase Plan, as amended from time to time.

“Frequency Fundamental Representations” means the representations and warranties of Frequency and Merger Sub set forth in Sections 4.1(a), 4.1(b), 4.2, 4.3, 4.4 and 4.21.

“Frequency IP Rights” means all Intellectual Property owned, licensed or controlled by Frequency that is necessary for, or used or held for use in, the operation of the business of Frequency as presently conducted.

“Frequency IP Rights Agreement” means any Contract governing, related or pertaining to any Frequency IP Rights.

“Frequency Lease Agreement” means that certain Lease Agreement, dated January 7, 2020, by and between Frequency and HCP/King 75 Hayden LLC, as may be amended or supplemented from time to time.

“Frequency Material Adverse Effect” means any Effect that, considered together with all other Effects that have occurred prior to the date of determination of the occurrence of a Frequency Material Adverse Effect, has had or would reasonably be expected to have a material adverse effect on the business, assets, liabilities, financial condition or results of operations of Frequency or its Subsidiaries, taken as a whole; provided, however, that Effects arising or resulting from the following, alone or in combination, shall not be taken into account in determining whether there has been a Frequency Material Adverse Effect: (i) the announcement of the Agreement, the pendency or the consummation of the Contemplated Transactions, including any adverse change in customer, supplier, governmental, landlord, employee or similar relationships resulting therefrom or with respect thereto, (ii) the taking of any action, or the failure to take any action, by Frequency that is expressly required under the terms of the Agreement, (iii) any natural disaster or epidemics, pandemics or other force majeure events, or any act or threat of terrorism or war, any armed hostilities or terrorist activities (including any escalation or general worsening of any of the foregoing) anywhere in the world or any governmental or other response or reaction to any of the foregoing, (iv) any change in GAAP or applicable Law or the interpretation thereof, (v) general economic, financial and capital markets, political conditions or conditions generally affecting the industries in which Frequency and its Subsidiaries operate, or (vi) any failure of Frequency to meet any projections, business plans or forecasts (provided that, this clause (vi) shall not prevent a determination that any change or effect underlying such failure to meet projections, business plans or forecasts has resulted in a Frequency Material Adverse Effect (to the extent such change or effect is not otherwise excluded from this definition of Frequency Material Adverse Effect)); except in each case with respect to clauses (iii), (iv) and (v), to the extent disproportionately affecting Frequency and its Subsidiaries, taken as a whole, relative to other similarly situated companies in the industries in which Frequency and its Subsidiaries operate.

“Frequency Net Cash” means without duplication, (i) Frequency’s Cash and Cash Equivalents (including any MS Asset Proceeds received, or to be received, by Frequency or any of its Subsidiaries prior to or on the Closing Date pursuant to the MS Asset Disposition), minus (ii) fees and expenses of Frequency incurred in connection with the Contemplated Transactions, including for the avoidance of doubt, Transaction Expenses of Frequency to the extent unpaid as of the Closing, minus (iii) unpaid indebtedness for borrowed money of Frequency and its Subsidiaries, minus (iv) any and all Liabilities of Frequency (A) to any Frequency Associate for change in control or transaction bonuses, retention bonuses, severance or similar compensatory payments or benefits that are due and payable as a result of the completion of the Contemplated Transactions, together with any other event (including the employer portion of any payroll Taxes payable with respect thereto), (B) with respect to the unfunded or underfunded portion of any defined benefit pension plan, accrued employer contributions to a defined contribution pension plan, post-retirement health and welfare benefit plan, and supplemental executive retirement plan, and (C) accrued but unpaid bonuses, severance and vacation or paid time off (including the employer portion of any payroll Taxes payable with respect thereto), plus (v) all prepaid expenses set forth on Section 1.1(a) of the Frequency Disclosure Schedule, plus (vi) expenses paid, or Liabilities incurred, prior to Closing, that are approved in writing by Korro to be covered by Frequency’s D&O insurance in excess of the deductible and within overall policy limits, plus (vii) deposits set forth on Section 1.1(a) of the Frequency Disclosure Schedule, minus (viii) the sum of Frequency’s consolidated short-term and long-term contractual obligations accrued at the Closing Date (but excluding deferred revenue and any accruals otherwise accounted for in Frequency Net Cash), minus (ix) all costs and expenses relating to the winding down of Frequency’s or any of its Subsidiaries prior research and development activities, including any such accounts payable or accrued expenses associated with the termination of any contractual arrangement of Frequency contemplated hereby, minus (x) any pre-payment, termination “end-of-term” or similar fee or charge payable to any lender in connection with the repayment of indebtedness by Frequency at or prior to the Effective Time, minus (xi) any accounts payable and accrued expenses (other than accrued expenses which are Transaction Expenses and excluding any accruals otherwise accounted for in Frequency Net Cash), minus (xii) all payables or obligations, whether absolute, contingent or otherwise, related to the Frequency Lease Agreement (net of any rights of Frequency to receive payments relating to the property subject to the Frequency Lease Agreement), minus (xiii) the employer portion of any payroll Taxes payable as a result of the vesting and settlement of each outstanding and unvested Frequency Restricted Stock Unit pursuant to Section 5.13) and minus (xiv) all costs, fees and expenses relating to the legal matter(s) set forth on Section 1.1(a) of the Frequency Disclosure Schedule and any settlement(s) related thereto. For avoidance of doubt, the Cash and Cash Equivalents received in the Concurrent Financing will be excluded from the calculation of Frequency Net Cash. Each component of Frequency Net Cash, to the extent applicable, shall be determined (a) in a manner consistent with Annex A, (b) to the extent not inconsistent with clause (a) above, the manner in which such items were historically determined and in accordance with the financial statements (including any related notes) contained or incorporated by reference in the Frequency SEC Documents and the Frequency Balance Sheet, and (c) to the extent not addressed in clauses (a) or (b) above, GAAP.

“Frequency Options” means options to purchase shares of Frequency Common Stock granted by Frequency pursuant to the Frequency 2014 Stock Incentive Plan, as amended from time to time or the Frequency 2019 Incentive Award Plan, as amended from time to time, but excluding the Frequency ESPP.

“Frequency Registered IP” means all Frequency IP Rights that are owned or exclusively licensed by Frequency that are registered, filed or issued under the authority of, with or by any Governmental Authority, including all Patents, registered copyrights and registered trademarks and all applications for any of the foregoing.

“Frequency Restricted Stock Units” means a restricted stock unit award covering shares of Frequency Common Stock that is subject to vesting conditions based on continued employment or service or subject to performance-based vesting conditions (or a combination of both) granted under the Frequency 2019 Incentive Award Plan, as amended from time to time.

“Frequency Triggering Event” shall be deemed to have occurred if: (i) Frequency shall have failed to include in the Proxy Statement the Frequency Board Recommendation, (ii) the Frequency Board or any committee thereof shall have made a Frequency Board Adverse Recommendation Change or approved, endorsed or recommended any Acquisition Proposal (other than with Korro) or (iii) Frequency shall have entered into any letter of intent or similar document or any Contract relating to any Acquisition Proposal (other than an Acceptable Confidentiality Agreement permitted pursuant to Section 5.4).

“Frequency Underwater Options” means Frequency Options with an exercise price equal to or greater than $1.00 per share (as adjusted for any stock splits or reverse stock splits after the date hereof).

“GAAP” means United States generally accepted accounting principles.

“Governmental Authority” means any: (i) nation, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature, (ii) federal, state, local, municipal, foreign, supra-national or other government, (iii) governmental or quasi-governmental authority of any nature (including any governmental division, department, agency, commission, bureau, instrumentality, official, ministry, fund, foundation, center, organization, unit, body or Entity and any court or other tribunal, and for the avoidance of doubt, any taxing authority) or (iv) self-regulatory organization (including Nasdaq).

“Governmental Authorization” means any: (i) permit, license, certificate, franchise, permission, variance, exception, order, approval, clearance, registration, qualification or authorization issued, granted, given or otherwise made available by or under the authority of any Governmental Authority or pursuant to any Law or (ii) right under any Contract with any Governmental Authority.

“Hazardous Materials” means any pollutant, chemical, substance and any toxic, infectious, carcinogenic, reactive, corrosive, ignitable or flammable chemical, or chemical compound, or hazardous substance, material or waste, whether solid, liquid or gas, that is subject to regulation, control or remediation under any Environmental Law, including without limitation, crude oil or any fraction thereof, and petroleum products or by-products.

“Intellectual Property” means any and all intellectual property and similar proprietary rights throughout the world, including any and all state, United States, international and/or foreign or other territorial or regional rights in, arising out of or associated with any of the following: (i) United States, foreign and international patents, patent applications, including all provisionals, nonprovisionals, substitutions, divisional, continuations, continuations-in-part, reissues, renewals, extensions, supplementary protection certificates, reexaminations, term extensions, confirmations, certificates of invention and the equivalents of any of the foregoing, and statutory invention registrations (collectively, “Patents”), (ii) trademarks, service marks, trade names, domain names, corporate names, brand names, URLs or other names and locators associated with the internet, trade dress, logos and other source identifiers, including registrations and applications for registration thereof and goodwill associated therewith and symbolized thereby, (iii) works of authorship (whether or not copyrightable) and all copyrights, copyrightable works, derivative works, including registrations and applications for registration thereof, and all renewals, extensions, restorations or reversions of the foregoing, including all rights of authorship, use, publication, publicity, reproduction, distribution, income, performance and transformation, (iv) software, including all source code, object code, firmware, development tools files, records and data, all media on which any of the foregoing is recorded, and all related documentation, (v) all inventions, invention disclosures, improvements, formulae, customer lists, trade secrets, know-how (including recipes, specifications, formulae, manufacturing and other processes, operating procedures, methods, techniques and all research and development information), technology, technical data, databases, data collections, confidential information and other proprietary rights and intellectual property, whether patentable or not, and all documentation relating to any of the foregoing and (vi) all rights to sue or recover and retain damages and costs and attorneys’ fees for the past, present or future infringement, dilution, misappropriation, or other violation of any of the foregoing anywhere in the world.

“IRS” means the United States Internal Revenue Service.

“Key Employee” means, with respect to any Person, (i) an executive officer of such Person; and (ii) any employee of such Person, that reports directly to the board of directors of such Person, or to an executive officer of such Person.

“Knowledge” means, with respect to an individual, that such individual is actually aware of the relevant fact or such individual would reasonably be expected to know such fact in the ordinary course of the performance of such individual’s employment responsibilities. Any Person that is an Entity shall have Knowledge if any executive officer or director of such Person as of the date such knowledge is imputed has or should reasonably be expected to have Knowledge of such fact or other matter. With respect to any matters relating to Intellectual Property, such awareness or reasonable expectation to have knowledge does not require any such individual to conduct or have conducted or obtain or have obtained any freedom to operate opinions of counsel or any Intellectual Property rights clearance searches.

“Korro 2019 Plan” means the Korro 2019 Stock Incentive Plan, as amended from time to time.

“Korro Associate” means any current or former employee, consultant, officer, director, independent contractor or other non-employee service provider of Korro or any of its Subsidiaries.

“Korro Balance Sheet” means the audited balance sheets of Korro for the years ended December 31, 2021 and December 31, 2022.

“Korro Board” means the board of directors of Korro.

“Korro Capital Stock” means Korro Common Stock and Korro Preferred Stock.

“Korro Capitalization Representations” means the representations and warranties of Korro set forth in Sections 3.6(a) and 3.6(d).

“Korro Common Stock” means the common stock, $0.001 par value per share, of Korro.

“Korro Contract” means any Contract: (i) to which Korro or any of its Subsidiaries is a Party, (ii) by which Korro or any of its Subsidiaries is or may become bound or under which Korro or any of its Subsidiaries has, or may become subject to, any obligation or (iii) under which Korro or any of its Subsidiaries has or may acquire any right or interest.

“Korro Employee Plan” means any Employee Plan that Korro or any of its Subsidiaries (i) sponsors, maintains, administers, or contributes to, or (ii) provides benefits under or through, or (iii) has any obligation to contribute to or provide benefits under or through, or (iv) may reasonably be expected to have any Liability with respect to, or (v) utilizes to provide benefits to or otherwise cover any Korro Associate (or their spouses, dependents, or beneficiaries).

“Korro Fundamental Representations” means the representations and warranties of Korro set forth in Sections 3.1(a), 3.1(b), 3.2, 3.3, 3.4 and 3.20.

“Korro IP Rights” means all Intellectual Property owned, licensed, or controlled by Korro or its Subsidiaries that is necessary for, or used or held for use in, the operation of the business of Korro and its Subsidiaries as presently conducted or proposed to be conducted.

“Korro IP Rights Agreement” means any Contract governing, related to or pertaining to any Korro IP Rights other than any confidential information provided under confidentiality agreements.

“Korro Material Adverse Effect” means any Effect that, considered together with all other Effects that have occurred prior to the date of determination of the occurrence of a Korro Material Adverse Effect, has had or would reasonably be expected to have a material adverse effect on the business, assets, liabilities, financial condition or results of operations of Korro or its Subsidiaries, taken as a whole; provided, however, that Effects arising or resulting from the following, alone or in combination, shall not be taken into account in determining whether there has been a Korro Material Adverse Effect: (i) the announcement of the Agreement, the pendency or the consummation of the Contemplated Transactions, including any adverse change in customer, supplier, governmental, landlord, employee or similar relationships resulting therefrom or with respect thereto, (ii) the taking of any action, or the failure to take any action, by Korro that is expressly required under the terms of the Agreement, (iii) any natural disaster or epidemics, pandemics or other force majeure events, or any act or threat of terrorism or war, any armed hostilities or terrorist activities (including any escalation or general worsening of any of the foregoing) anywhere in the world or any governmental or other response or reaction to any of the foregoing, (iv) any change in GAAP or applicable Law or the interpretation thereof, (v) general economic, financial and capital markets, political conditions or conditions generally affecting the industries in which Korro and its Subsidiaries operate, (v) any failure of Korro to meet any projections, business plans or forecasts (provided that, this clause (vi) shall not prevent a determination that any change or effect underlying such failure to meet projections, business plans or forecasts has resulted in a Korro Material Adverse Effect (to the extent such change or effect is not otherwise excluded from this definition of Korro Material Adverse Effect)); except in each case with respect to clauses (iii), (iv) and (v), to the extent disproportionately affecting Korro and its Subsidiaries, taken as a whole, relative to other similarly situated companies in the industries in which Korro and its Subsidiaries operate.

“Korro Merger Shares” means, subject to Section 2.4(f), the product determined by multiplying (i) the Post-Closing Frequency Shares by (ii) the Korro Allocation Percentage, in which:

(i) “Aggregate Valuation” means the sum of (A) the Korro Equity Value, plus (B) the Frequency Valuation, plus (C) the Concurrent Financing Proceeds.

(ii) “Frequency Allocation Percentage” means the quotient (rounded to four decimal places) determined by dividing (A) the Frequency Valuation by (B) the Aggregate Valuation.

(iii) “Frequency Equity Value” means (A) if Frequency Net Cash is $22,000,000 or less at Closing, then $12,500,000, (B) if Frequency Net Cash is more than $22,000,000 but less than or equal to $25,000,000 at Closing, then $15,000,000 or (C) if Frequency Net Cash is more than $25,000,000 at Closing, then an amount equal to (i) Frequency Net Cash minus (ii) $10,000,000.

(iv) “Frequency Outstanding Shares” means, subject to Section 2.4(f) (including, without limitation, the effects of the Nasdaq Reverse Split), the total number of shares of Frequency Common Stock outstanding immediately prior to the Effective Time expressed on a fully-diluted basis, and assuming, without limitation or duplication, (A) the issuance of shares of Frequency Common Stock in respect of all Frequency Options that are not Frequency Underwater Options that will be outstanding as of immediately prior to the Effective Time, (B) the settlement in shares of Frequency Common Stock of Frequency Restricted Stock Units that vest solely based on the holder’s employment or service and that are outstanding as of immediately prior to the Effective Time on a net settlement basis as provided in Section 5.13 and (C) the exclusion of shares of Frequency Common Stock held by Frequency as treasury stock or owned by Korro or any of its Subsidiaries or any Subsidiary of Frequency immediately prior to the Effective Time. Notwithstanding any of the foregoing, Frequency Underwater Options shall not be included in the total number of shares of Frequency Common Stock outstanding for purposes of determining the Frequency Outstanding Shares.

(v) “Frequency Valuation” means (A) the Frequency Equity Value plus (B) Frequency Net Cash.

(vi) “Korro Allocation Percentage” means the quotient (rounded to four decimal places) determined by dividing (A) the Korro Equity Value by (B) the Aggregate Valuation.

(vii) “Korro Equity Value” means $325,639,194.78.

(viii) “Post-Closing Frequency Shares” mean the quotient determined by dividing (A) the Frequency Outstanding Shares by (B) the Frequency Allocation Percentage.

For the avoidance of doubt, the Concurrent Financing Proceeds shall not be included in the calculation or determination of the Korro Equity Value, the Frequency Valuation or any component thereof. Set forth on Annex B attached hereto is an illustrative example of the calculation of Korro Merger Shares.

“Korro Option Exchange Ratio” means the quotient obtained by dividing (i) the number of Korro Merger Shares by (ii) the number of Korro Outstanding Shares.

“Korro Options” means options to purchase Korro Common Stock granted by Korro pursuant to the Korro 2019 Plan.

“Korro Outstanding Shares” means the total number of shares of Korro Common Stock outstanding immediately prior to the Effective Time (after giving effect to the Korro Preferred Stock Conversion, but without giving effect to the Concurrent Financing) expressed on a fully-diluted and as-converted to Korro Common Stock basis and assuming, without limitation or duplication, the issuance of all shares of Korro Common Stock that would be issued assuming the acceleration and exercise and conversion of all Korro Options and Korro Warrants outstanding as of immediately prior to the Effective Time.

“Korro Preferred Stock” means the preferred stock, $0.001 par value per share, of Korro.

“Korro Registered IP” means all Korro IP Rights that are owned or exclusively licensed by Korro or any of its Subsidiaries that are registered, filed, issued or otherwise granted under the authority of, with or by any Governmental Authority, including all Patents, registered copyrights and registered trademarks and all applications and registrations for any of the foregoing.

“Korro Restricted Stock Awards” means restricted stock awards under the Korro 2019 Plan.

“Korro Triggering Event” shall be deemed to have occurred if: (i) the Korro Board or any committee thereof shall have made any change in the Korro Board Recommendation or approved, endorsed or recommended any Acquisition Proposal or (ii) Korro shall have entered into any letter of intent or similar document or any Contract relating to any Acquisition Proposal.

“Korro Warrants” means the warrants issued under the Warrant Agreement.

“Law” means any federal, state, national, supra-national, foreign, local or municipal or other law. statute, constitution, principle of common law, resolution, ordinance, code, edict, decree, rule, regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Authority (including under the authority of Nasdaq or the Financial Industry Regulatory Authority).

“Legal Proceeding” means any action, suit, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding), hearing, inquiry, audit, examination or investigation commenced, brought, conducted or heard by or before, or otherwise involving, any court or other Governmental Authority or any arbitrator or arbitration panel, which, for avoidance of doubt, includes the legal matter(s) set forth on Section 1.1(a) of the Frequency Disclosure Schedule.

“MS Asset Proceeds” means the net proceeds, if any, resulting from the MS Asset Disposition actually received by Frequency or its Subsidiaries prior to or on the Closing Date.

“Multiemployer Plan” means a “multiemployer plan,” as defined in Section 3(37) or 4001 (a)(3) of ERISA

“Multiple Employer Plan” means a “multiple employer plan” as described in Section 413(c) of ERISA.

“Multiple Employer Welfare Arrangement” means a “multiple employer welfare arrangement” within the meaning of Section 3(40) of ERISA.

“Nasdaq” means The Nasdaq Stock Market.

“Nasdaq Reverse Split” means a reverse stock split of all outstanding shares of Frequency Common Stock at a reverse stock split ratio as mutually agreed to by Frequency and Korro that is effected by Frequency for the purpose of maintaining compliance with Nasdaq listing standards.

“Notice Period” means a period of at least five Business Days commencing on the date the Frequency Board notifies Korro in writing of its intent to make a Frequency Board Adverse Recommendation Change.

“Order” means any judgment, order, writ, injunction, ruling, decision or decree of (that is binding on a Party), or any plea agreement, corporate integrity agreement, resolution agreement, or deferred prosecution agreement with, or any settlement under the jurisdiction of, any court or Governmental Authority.

“Ordinary Course of Business” means, in the case of each of Korro and Frequency, such actions taken in the ordinary course of its normal operations and consistent with its past practices.

“Organizational Documents” means, with respect to any Person (other than an individual), (i) the certificate or articles of association or incorporation or organization or limited partnership or limited liability company, and any joint venture, limited liability company, operating or partnership agreement and other similar documents adopted or filed in connection with the creation, formation or organization of such Person and (ii) all bylaws, regulations and similar documents or agreements relating to the organization or governance of such Person, in each case, as amended or supplemented.

“Party” or “Parties” means Korro, Frequency and Merger Sub.

“Permitted Encumbrance” means (i) any statutory liens for current Taxes not yet due and payable or for Taxes that are being contested in good faith and for which adequate reserves have been made on the Korro Balance Sheet or the Frequency Balance Sheet, as applicable, in accordance with GAAP, (ii) liens that have arisen in the Ordinary Course of Business and that do not (in any case or in the aggregate) materially detract from the value of the assets subject thereto or materially impair the operations of Korro or Frequency, as applicable, (iii) statutory liens to secure obligations to landlords, lessors or renters under leases or rental agreements, (iv) deposits or pledges made in connection with, or to secure payment of, workers’ compensation, unemployment insurance or similar programs mandated by Law, (v) statutory liens in favor of carriers, warehousemen, mechanics and materialmen, to secure claims for labor, materials or supplies and (vi) liens arising under applicable securities Law.

“Person” means any individual, Entity or Governmental Authority.

“Personal Information” means (i) data and information concerning an identifiable natural person, or (ii) any information that is regulated or protected by one or more Privacy Laws.

“Privacy Laws” mean Laws relating to privacy, security and/or collection, use or other processing of Personal Information.

“Representatives” means, with respect to any Person, such Person’s directors, officers, employees, agents, attorneys, accountants, investment bankers, advisors and representatives.

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002.

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Subsequent Transaction” means any Acquisition Transaction (with all references to 20% in the definition of Acquisition Transaction being treated as references to 50% for these purposes).

“Subsidiary” means, with respect to a Person, an Entity of which more than 50% of the voting power of the equity securities or equity interests is owned, directly or indirectly, by such Person.

“Superior Offer” means an unsolicited bona fide written Acquisition Proposal (with all references to 20% in the definition of Acquisition Transaction being treated as references to 70% for these purposes) that: (i) was not obtained or made as a direct or indirect result of a breach of (or in violation of) the Agreement and (ii) is on terms and conditions that the Korro Board or the Frequency Board, as applicable, determines in good faith, based on such matters that it deems relevant (including the likelihood of consummation thereof, the financing terms thereof and any termination or break-up fees and conditions to consummation), as well as any written offer by the other Party to the Agreement to amend the terms of the Agreement, and following consultation with its outside legal counsel and financial advisors, if any, are more favorable, from a financial point of view, to Korro’s stockholders or Frequency’s stockholders, as applicable, than the terms of the Contemplated Transactions and is not subject to any financing conditions (and if financing is required, such financing is then fully committed to the third party).

“Tax” means any federal, state, local, foreign or other tax, including any income tax, franchise tax, capital gains tax, gross receipts tax, value-added tax, surtax, estimated tax, unemployment tax, excise tax, ad valorem tax, transfer tax, stamp tax, sales tax, use tax, property tax, business tax, withholding tax, payroll tax, customs duty, alternative or add-on minimum or other tax or similar charge (whether imposed directly or through withholding and whether or not disputed), and including any fine, penalty, addition to tax, interest or additional amount imposed by a Governmental Authority with respect thereto (or attributable to the nonpayment thereof).

“Tax Return” means any return (including any information return), report, statement, declaration, claim or refund, estimate, schedule, notice, notification, form, election, certificate or other document or information, and any amendment or supplement to any of the foregoing, filed or required to be filed with any Governmental Authority (or provided to a payee) in connection with the determination, assessment, collection or payment of any Tax or in connection with the administration, implementation or enforcement of or compliance with any Law relating to any Tax.

“Transaction Expenses” means, with respect to Frequency, the aggregate amount (without duplication) of all costs, fees and expenses incurred by Frequency or any of its Subsidiaries (including Merger Sub), or for which Frequency or any of its Subsidiaries are or may become liable in connection with the Contemplated Transactions and the negotiation, preparation and execution of this Agreement or any other agreement, document, instrument, filing, certificate, schedule, exhibit, letter or other document prepared or executed in connection with the Contemplated Transactions, including (A) any fees and expenses of legal counsel and accountants, the maximum amount of fees and expenses payable to financial advisors, investment bankers, brokers, consultants, tax advisors, transfer agents, proxy solicitor and other advisors of Frequency; (B) the premiums, commissions and other fees paid or payable in connection with obtaining Frequency’s D&O tail policy as set forth in Section 5.15(d); and (C) the CVR Fees (if any).

“Treasury Regulations” means the United States Treasury regulations promulgated under the Code.

“WARN Act” means the Worker Adjustment and Retraining Notification Act of 1988, as amended, and any similar or related law.

“Warrant Agreement” means that certain Warrant to Purchase Common Stock, by and between Korro and Silicon Valley Bank, issued on January 22, 2021 for 162,000 shares of Korro Common Stock at an exercise price of $0.58 per share (subject to adjustments).

(ii) Each of the following terms is defined in the Section set forth opposite such term:

Term	Section
401(k) Plan	5.29
Accounting Firm	2.8(e)
Agreement	Preamble
Allocation Certificate	5.22
Anticipated Closing Date	2.8(a)
Assumed Option	2.4(f)
Assumed Warrant	2.4(i)
Authorized Share Increase Proposal	Recitals
Cash Determination Time	2.8(a)
Certificate of Merger	2.1
Charter Amendment Proposals	Recitals
Closing	2.2
Closing Date	2.2

Term	Section
Code	Recitals
Costs	5.15(a)
Current Offering Period	5.14
CVR	2.5(a)
CVR Agreement	2.5(a)
CVR Fees	2.5(b)
D&O Indemnified Parties	5.15(a)
D&O tail policy	5.15(d)
Delivery Date	2.8(a)
Dispute Notice	2.8(b)
Disqualifying Event	4.22
Drug Regulatory Agency	3.14(c)
Effective Time	2.1
Exchange Agent	2.7(a)
FDA	3.14(c)
FDCA	3.14(c)
Final Frequency Net Cash	2.8(c)
Form S-4	5.7(a)
Frequency	Preamble
Frequency Board	Recitals
Frequency Board Adverse Recommendation Change	5.9(b)
Frequency Board Recommendation	5.9(b)
Frequency Certifications	4.7(a)
Frequency Closing Certificate	6.2(c)
Frequency Common Stock	4.6(a)
Frequency Designee	5.19(a)(i)
Frequency Disclosure Schedule	Article IV
Frequency IT Systems	4.23(b)
Frequency Lock-Up Agreements	Recitals
Frequency Material Contract	4.13(a)
Frequency Net Cash Calculation	2.8(a)
Frequency Net Cash Schedule	2.8(a)
Frequency Non-Voting Common Stock	Recitals
Frequency Permits	4.14(b)
Frequency Preferred Stock	4.6(a)
Frequency Product Candidates	4.14(d)
Frequency Regulatory Permits	4.14(d)
Frequency Real Estate Leases	4.11
Frequency Stockholder Matters	5.9(a)
Frequency Stockholder Meeting	5.9(a)
Frequency Stockholder Support Agreement	Recitals
Information Statement	5.8(a)
Intended Tax Treatment	Recitals
Korro	Preamble
Korro Board Recommendation	5.8(c)

Term	Section
Korro Certification	3.7(a)
Korro Closing Certificate	6.3(d)
Korro Designee	5.19(a)(i)
Korro Disclosure Schedule	Article III
Korro Financial Statements	3.7(a)
Korro IT Systems	3.22(b)
Korro Lock-Up Agreements	Recitals
Korro Material Contract	3.13(a)
Korro Permits	3.14(b)
Korro Preferred Stock Conversion	2.4(h)
Korro Product Candidates	3.14(d)
Korro Real Estate Leases	3.11
Korro Regulatory Permits	3.14(d)
Korro Stockholder Support Agreement	Recitals
Korro Stockholder Written Consents	Recitals
Liability	3.9
Merger	Recitals
Merger Sub	Preamble
Merger Sub Board	Recitals
MS Assets	5.6
MS Asset Disposition	5.6
Nasdaq Issuance Proposal	Recitals
Ordinary Course Agreement	3.16(f)
Outside Date	8.1(b)
PHSA	3.14(c)
Pre-Closing Distribution	2.5(a)
Pre-Closing Period	5.1
Privacy Policies	3.22(a)
Proxy Statement	5.7(a)
Purchasers	3.23
Registration Statement	5.7(a)
Required Frequency Stockholder Vote	4.4
Required Korro Stockholder Vote	3.4
Response Date	2.8(b)
Reverse Stock Split Proposal	Recitals
Rights Agent	2.5(a)
Subscription Agreement	Recitals
Surviving Corporation	2.1
Transaction Litigation	5.26
Transfer Tax	5.16(a)
Warrant Exchange Ratio	2.4(i)

1.2 Other Definitional and Interpretative Provisions. The words “hereof,” “herein” and “hereunder” and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof. References to Sections, Exhibits and Schedules are to Sections, Exhibits and Schedules of this Agreement unless otherwise specified. Any capitalized terms used in any Exhibit or Schedule but not otherwise defined therein shall have the meaning as defined in this Agreement. Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular, the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include masculine and feminine gender. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation,” whether or not they are in fact followed by those words or words of like import. The word “or” is not exclusive. “Writing,” “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form. References to any agreement or Contract are to that agreement or Contract as amended, modified or supplemented from time to time in accordance with the terms hereof and thereof. References to any Person include the successors and permitted assigns of that Person. References to any statute are to that statute and to the rules and regulations promulgated thereunder, in each case as amended, modified, re-enacted thereof, substituted, from time to time. References to “$” and “dollars” are to the currency of the United States. All accounting terms used herein will be interpreted, and all accounting determinations hereunder will be made, in accordance with GAAP unless otherwise expressly specified. References from or through any date shall mean, unless otherwise specified, from and including or through and including, respectively. All references to “days” shall be to calendar days unless otherwise indicated as a “Business Day.” Except as otherwise specifically indicated, for purposes of measuring the beginning and ending of time periods in this Agreement (including for purposes of “Business Day” and for hours in a day or Business Day), the time at which a thing, occurrence or event shall begin or end shall be deemed to occur in the Eastern time zone of the United States. The Parties agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting Party shall not be applied in the construction or interpretation of this Agreement. The Parties agree that the Korro Disclosure Schedule or the Frequency Disclosure Schedule shall be arranged in sections and subsections corresponding to the numbered and lettered sections and subsections contained in Article III or Article IV respectively. The disclosures in any section or subsection of the Korro Disclosure Schedule or the Frequency Disclosure Schedule shall qualify other sections and subsections in Article III or Article IV respectively, to the extent it is readily apparent from a reading of the disclosure that such disclosure is applicable to such other sections and subsections. The words “delivered” or “made available” mean, with respect to any documentation, that prior to 7:00 p.m. (New York City time) on the date that is the day prior to the date of this Agreement, a copy of such material has been posted to and made available by a Party to the other Party and its Representatives in the electronic data room maintained by such disclosing Party for the purposes of the Contemplated Transactions. The inclusion of any information in the Korro Disclosure Schedule or Frequency Disclosure Schedule (or any update thereto) shall not be deemed to be an admission or acknowledgement, in and of itself, that such information is required by the terms hereof to be disclosed, is material, has resulted in or would result in a Korro Material Adverse Effect or Frequency Material Adverse Effect, as the case may be, or is outside the Ordinary Course of Business.

ARTICLE II

THE MERGER

2.1 The Merger. Upon the terms and subject to the conditions set forth in this Agreement and subject to the applicable provisions of Delaware Law, at the Closing, Frequency and Korro shall cause Merger Sub to be merged with and into Korro, whereupon the separate existence of Merger Sub shall cease and Korro shall continue as the Surviving Corporation of the Merger and as a wholly owned subsidiary of Frequency (the “Surviving Corporation”). At the Closing, Frequency and Korro shall cause the Merger to be consummated and effective under Delaware Law by executing and filing with the Secretary of State of the State of Delaware a certificate of merger with respect to the Merger, satisfying the applicable requirements of Delaware Law (the “Certificate of Merger”). The Merger shall become effective at the time of the filing of such Certificate of Merger and the acceptance by the Secretary of State of the State of Delaware, or at such later time as may be specified in such Certificate of Merger with the consent of Frequency and Korro (the time as of which the Merger becomes effective being referred to as the “Effective Time”).

2.2 Closing. Subject to the satisfaction or waiver of the conditions set forth in this Agreement, the consummation of the Merger (the “Closing”) shall take place remotely, (a) no later than the second Business Day after all the conditions precedent set forth in Article VI shall have been satisfied or waived (other than those conditions that, by their nature, are to be satisfied at the Closing (provided such conditions would be so satisfied)) or (b) at such other time, date and place as the Parties may mutually agree in writing. The date on which the Closing actually takes place is referred to as the “Closing Date”.

2.3 Organizational Documents; Directors and Officers.

(a) Certificate of Incorporation. The certificate of incorporation of the Surviving Corporation shall be amended and restated at or prior to the Effective Time as set forth in an exhibit to the Certificate of Merger, and as so amended and restated shall be the certificate of incorporation of the Surviving Corporation until thereafter amended as provided by Delaware Law. Frequency shall further take all actions necessary so that the certificate of incorporation of Frequency shall remain in effect following the Effective Time, until thereafter amended as provided by Delaware Law and, provided, however, that at or prior to the Effective Time, Frequency shall file one or more amendments to its certificate of incorporation to (i) change the name of Frequency to “Korro Bio, Inc.”, (ii) effect the Nasdaq Reverse Split and the Authorized Share Increase Proposal and (iii) make such other changes as are mutually agreeable to Frequency and Korro.

(b) Bylaws. The bylaws of the Surviving Corporation shall be amended and restated as of the Effective Time to be the same as the bylaws of Merger Sub as in effect immediately prior to the Effective Time (with the name of Korro as the Surviving Corporation’s name) until thereafter amended in accordance with Delaware Law and as provided in the Surviving Corporation’s Organizational Documents.

(c) Directors and Officers. The directors and officers, each to hold office in accordance with the provisions of Delaware Law and the Surviving Corporation’s Organizational Documents immediately after the Effective Time, shall be as set forth in Section 5.18.

2.4 Conversion of Shares; Korro Options; Korro Preferred Stock and Korro Warrants.

(a) At the Effective Time (after giving effect to the Korro Preferred Stock Conversion), by virtue of the Merger and without any further action on the part of Frequency, Merger Sub, Korro or any stockholder of Korro, subject to Section 2.4(d), the Korro Common Stock outstanding immediately prior to the Effective Time (excluding Korro Common Stock issued in the Concurrent Financing) shall be converted solely into the right to receive a number of shares of Frequency Common Stock equal to the amount of Korro Merger Shares multiplied by the applicable stockholder’s percentage interest in Korro as set forth on the Allocation Certificate.

(b) At the Effective Time, by virtue of the Merger and without any further action on the part of Frequency, Merger Sub, Korro or any stockholder of Korro, subject to Section 2.4(d), the Korro Common Stock issued in the Concurrent Financing shall be converted solely into the right to receive a number of shares of Frequency Common Stock equal to the amount of Concurrent Financing Merger Shares multiplied by the percentage of the Concurrent Financing Proceeds represented by the applicable stockholder’s investment in the Concurrent Financing, as set forth on the Allocation Certificate.

(c) If any Korro Common Stock outstanding immediately prior to the Effective Time is unvested or is subject to a repurchase option or a risk of forfeiture under any applicable restricted stock, profits interests, restricted stock unit award agreement or other similar agreement with Korro, then the shares of Frequency Common Stock issued in exchange for such Korro Common Stock will to the same extent be unvested and subject to the same repurchase option or risk of forfeiture, and such shares of Frequency Common Stock shall accordingly be marked with appropriate legends. Korro shall take all actions that may be necessary to ensure that, from and after the Effective Time, Frequency is entitled to exercise any such repurchase option or other right set forth in any such restricted stock unit award agreement or other agreement.

(d) No fractional shares of Frequency Common Stock shall be issued in connection with the Merger, and no certificates or scrip for any such fractional shares shall be issued, with no cash being paid for any fractional share eliminated by such rounding. Any fractional shares of Frequency Common Stock a holder of Korro Common Stock would otherwise be entitled to receive shall be aggregated together first prior to eliminating any remaining fractional share.

(e) At the Effective Time, by virtue of the Merger and without any further action on the part of Frequency, Merger Sub, Korro or any stockholder of Korro, each share of common stock, $0.01 par value per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and exchanged for one validly issued, fully paid and nonassessable share of common stock, $0.001 par value per share, of the Surviving Corporation. If applicable, each stock certificate of Merger Sub evidencing ownership of any such shares shall, as of the Effective Time, evidence ownership of such shares of common stock of the Surviving Corporation until presented for transfer or exchange.

(f) If, between the date of this Agreement and the Effective Time, the outstanding Korro Common Stock or Frequency Common Stock shall have been changed into, or exchanged for, a different number of shares or a different class, by reason of any stock dividend, subdivision, reclassification, recapitalization, split (including the Nasdaq Reverse Split to the extent such split has not previously been taken into account in calculating Korro Merger Shares), combination or exchange of shares or other like change, Korro Merger Shares shall, to the extent necessary, be equitably adjusted to reflect such change to the extent necessary to provide the holders of Korro Common Stock and Frequency Common Stock with the same economic effect as contemplated by this Agreement prior to such stock dividend, subdivision, reclassification, recapitalization, split, combination or exchange of shares or other like change; provided, however, that nothing herein will be construed to permit Korro or Frequency to take any action with respect to Korro Common Stock or Frequency Common Stock, respectively, that is prohibited or not expressly permitted by the terms of this Agreement.

(g) Each Korro Option outstanding immediately prior to the Effective Time shall automatically be converted, at the Effective Time, into an option (an “Assumed Option”) to acquire, on the same terms and conditions (including, without limitation, the same vesting and exercisability terms and conditions) as were applicable under the Korro 2019 Plan and option agreement to such Korro Option immediately prior to the Effective Time, the number of shares of Frequency Common Stock under the Assumed Option determined by multiplying the number of shares of Korro Common Stock subject to such Korro Option immediately prior to the Effective Time (on a fully-diluted basis but before giving effect to the Concurrent Financing) by the Korro Option Exchange Ratio as set forth on the Allocation Certificate , rounding down to the nearest whole number of shares, at a per share exercise price determined by dividing the per share exercise price of such Korro Option immediately prior to the Effective Time by the Korro Option Exchange Ratio, rounding up to the nearest whole cent, and Frequency shall assume the Korro 2019 Plan; provided, that the conversion of the Korro Options will be made in a manner consistent with Treasury Regulations Section 1.424-1, such that the conversion will not constitute a “modification” of such Korro Option for purposes of Section 409A or Section 424 of the Code.

(h) All Korro Preferred Stock shall be converted into Korro Common Stock as of immediately prior to the Effective Time in accordance with, and pursuant to the terms and conditions of, the Organizational Documents of Korro (the “Korro Preferred Stock Conversion”).

(i) Each Korro Warrant outstanding immediately prior to the Effective Time shall automatically be converted, at the Effective Time, into a warrant (an “Assumed Warrant”) to acquire, on the same terms and conditions (including, without limitation, the exercisability terms and conditions) as were applicable under the Warrant Agreement to such Korro Warrant immediately prior to the Effective Time, the number of shares of Frequency Common Stock under the Assumed Warrant determined by multiplying the number of shares of Korro Common Stock subject to such Korro Warrant immediately prior to the Effective Time by the applicable holder’s percentage interest in Korro with respect to such Korro Warrant as set forth on the Allocation Certificate (such percentage interest, the “Warrant Exchange Ratio”), rounding down to the nearest whole number of shares, at a per share exercise price determined by dividing the per share exercise price of such Korro Warrant immediately prior to the Effective Time by the Warrant Exchange Ratio, rounding up to the nearest whole cent.

2.5 Contingent Value Right.

(a) Prior to the Effective Time, unless (i) the MS Asset Disposition has been consummated prior to or on the Closing Date and (ii) all MS Asset Proceeds are taken into account in the Final Frequency Net Cash and there are no contingent payments, licenses, fees or royalties, equity securities or other non-cash assets or rights that may be payable by any acquiror of any MS Assets or otherwise as a result of the MS Asset Disposition after the Closing Date, Frequency shall declare a distribution (the “Pre-Closing Distribution”) to holders of Frequency Common Stock of record (as described below), the right to receive one contingent value right (each, a “CVR”) for each outstanding share of Frequency Common Stock held by such stockholder as of such date, each representing the right to receive contingent payments upon the occurrence of certain events set forth in, and subject to and in accordance with the terms and conditions of, the Contingent Value Rights Agreement in the form attached hereto as Exhibit F, to be entered into between Frequency and Computershare Trust Company, N.A. (or such other nationally recognized rights agent agreed to between Frequency and Korro) (the “Rights Agent”), with such revisions thereto requested by the Rights Agent that are not, individually or in the aggregate, materially detrimental to the holders of CVRs and reasonably acceptable to Korro and Frequency, (the “CVR Agreement”). The record date for the Pre-Closing Distribution shall be the close of business on the last Business Day prior to the day on which the Effective Time occurs and the payment date for the Pre-Closing Distribution shall be three Business Days after the Effective Time; provided that the payment of such dividend may be conditioned upon the occurrence of the Effective Time. In connection with the Pre-Closing Distribution, Frequency shall cause the CVR Agreement to be duly authorized, executed and delivered by Frequency and the Exchange Agent.

(b) Frequency agrees to pay all reasonable costs and fees associated with any action permitted by this Section 2.5 (the “CVR Fees”), which shall be deducted from Frequency Net Cash.

2.6 Closing of Korro’s Transfer Books. At the Effective Time: (a) all Korro Common Stock outstanding immediately prior to the Effective Time shall be treated in accordance with Section 2.4(a), and all holders of certificates representing Korro Common Stock that were outstanding immediately prior to the Effective Time shall cease to have any rights as stockholders of Korro (other than the right to receive the Korro Merger Shares) and (b) the stock transfer books of Korro shall be closed with respect to all Korro Common Stock outstanding immediately prior to the Effective Time. No further transfer of any such Korro Common Stock shall be made on such stock transfer books after the Effective Time.

2.7 Surrender of Korro Common Stock.

(a) On or prior to the Closing Date, Frequency and Korro shall jointly select a reputable bank, transfer agent or trust company to act as exchange agent in the Merger (the “Exchange Agent”). At the Effective Time, Frequency shall deposit with the Exchange Agent evidence of book-entry shares representing the shares of Frequency Capital Stock issuable pursuant to Section 2.4(a) in exchange for Korro Common Stock.

(b) Promptly after the Effective Time, the Parties shall cause the Exchange Agent to mail to the Persons who were record holders of Korro Common Stock that were converted into the right to receive Korro Merger Shares: (i) a letter of transmittal in customary form and containing such provisions as Frequency may reasonably specify and (ii) instructions for effecting the surrender of Korro Common Stock in exchange for book-entry shares of Frequency Capital Stock. Upon surrender of a duly executed letter of transmittal and such other documents as may be reasonably required by the Exchange Agent or Frequency, the holder of such Korro Common Stock shall be entitled to receive in exchange therefor book-entry shares representing Korro Merger Shares (in a number of whole shares of Frequency Capital Stock) that such holder has the right to receive pursuant to the provisions of Section 2.4(a).

(c) No dividends or other distributions declared or made with respect to Frequency Capital Stock with a record date after the Effective Time shall be paid to the holder of any Korro Common Stock with respect to the shares of Frequency Capital Stock that such holder has the right to receive in the Merger until such holder delivers a duly executed letter of transmittal (at which time (or, if later, on the applicable payment date) such holder shall be entitled, subject to the effect of applicable abandoned property, escheat or similar Laws, to receive all such dividends and distributions, without interest).

(d) Any shares of Frequency Capital Stock deposited with the Exchange Agent that remain undistributed to holders of Korro Common Stock as of the date that is 180 days after the Closing Date shall be delivered to Frequency upon demand, and any holders of Korro Common Stock who have not theretofore delivered a duly executed letter of transmittal in accordance with this Section 2.7 shall thereafter look only to Frequency for satisfaction of their claims for Frequency Capital Stock and any dividends or distributions with respect to shares of Frequency Capital Stock.

(e) No Party shall be liable to any holder of any Korro Common Stock or to any other Person with respect to any shares of Frequency Capital Stock (or dividends or distributions with respect thereto) or for any cash amounts delivered to any public official pursuant to any applicable abandoned property Law, escheat Law or similar Law.

2.8 Calculation of Net Cash.

(a) Not less than ten Business Days prior to the anticipated date for Closing as mutually agreed in good faith by Frequency and Korro (the “Anticipated Closing Date”), Frequency will deliver to Korro a schedule (the “Frequency Net Cash Schedule”, and the date of delivery of the Frequency Net Cash Schedule, the “Delivery Date”) setting forth, in reasonable detail, Frequency’s good faith, estimated calculation of Frequency Net Cash (the “Frequency Net Cash Calculation”) as of the close of business on the Closing Date (the “Cash Determination Time”) prepared and certified by Frequency’s chief financial officer (or if there is no chief financial officer at such time, the principal financial and accounting officer for Frequency). Frequency shall make available to Korro (electronically to the greatest extent possible), as reasonably requested by Korro, the work papers and back-up materials used or useful in preparing the Frequency Net Cash Schedule and, if reasonably requested by Korro, Frequency’s accountants and counsel at reasonable times and upon reasonable notice. The Frequency Net Cash Calculation shall include Frequency’s determination, as of the Cash Determination Time, of the defined terms in Section 1.1(a) necessary to calculate Korro Merger Shares.

(b) Within five Business Days after the Delivery Date (the last day of such period, the “Response Date”), Korro shall have the right to dispute any part of the Frequency Net Cash Calculation by delivering a written notice to that effect to Frequency (a “Dispute Notice”). Any Dispute Notice shall identify in reasonable detail and to the extent known the nature and amounts of any proposed revisions to the Frequency Net Cash Calculation.

(c) If, on or prior to the Response Date, Korro notifies Frequency in writing that it has no objections to the Frequency Net Cash Calculation or, if prior to 5:00 p.m. (New York City time) on the Response Date, Korro has failed to deliver a Dispute Notice as provided in Section 2.8(b), then the Frequency Net Cash Calculation as set forth in the Frequency Net Cash Schedule shall be deemed to have been finally determined for purposes of this Agreement and to represent the Frequency Net Cash at the Cash Determination Time (the “Final Frequency Net Cash”) for purposes of this Agreement.

(d) If Korro delivers a Dispute Notice on or prior to 5:00 p.m. (New York City time) on the Response Date, then Representatives of Frequency and Korro shall promptly, and in no event later than one calendar day after the Response Date, meet and attempt in good faith to resolve the disputed item(s) and negotiate an agreed-upon determination of Frequency Net Cash, which agreed upon Frequency Net Cash amount shall be deemed to have been finally determined for purposes of this Agreement and to represent the Final Frequency Net Cash for purposes of this Agreement.

(e) If Representatives of Frequency and Korro are unable to negotiate an agreed-upon determination of Final Frequency Net Cash pursuant to Section 2.8(d) within two calendar days after delivery of the Dispute Notice (or such other period as Frequency and Korro may mutually agree upon), then any remaining disagreements as to the calculation of Frequency Net Cash shall be referred to an independent auditor of recognized national standing jointly selected by Frequency and Korro or another independent auditor of recognized national standing mutually agreed upon by Frequency and Korro (the “Accounting Firm”). Frequency shall promptly deliver to the Accounting Firm all work papers and back-up materials used in preparing the Frequency Net Cash Schedule, and Frequency and Korro shall use commercially reasonable efforts to cause the Accounting Firm to make its determination within five calendar days of accepting its selection. Frequency and Korro shall be afforded the opportunity to present to the Accounting Firm any material related to the unresolved disputes and to discuss the issues with the Accounting Firm; provided, however, that no such presentation or discussion shall occur without the presence of a Representative of each of Frequency and Korro. The determination of the Accounting Firm shall be limited to the disagreements submitted to the Accounting Firm. The determination of the amount of Frequency Net Cash made by the Accounting Firm shall be made in writing delivered to each of Frequency and Korro, shall be final and binding on Frequency and Korro and shall be deemed to have been finally determined for purposes of this Agreement and to represent the Final Frequency Net Cash for purposes of this Agreement. The Parties shall delay the Closing until the resolution of the matters described in this Section 2.8(e). The fees and expenses of the Accounting Firm shall be allocated between Frequency and Korro in the same proportion that the disputed amount of the Frequency Net Cash that was unsuccessfully disputed by such Party (as finally determined by the Accounting Firm) bears to the total disputed amount of the Frequency Net Cash amount and such portion of the costs and expenses of the Accounting Firm borne by Korro and any other fees, costs or expenses incurred by Korro following the Anticipated Closing Date in connection with the procedures set forth in this Section 2.8(e) shall be deducted from the final determination of the amount of Frequency Net Cash, to the extent of available amounts. If this

Section 2.8(e) applies as to the determination of the Final Frequency Net Cash described in Section 2.8(a), upon resolution of the matter in accordance with this Section 2.8(e), the Parties shall not be required to determine Frequency Net Cash again even though the Closing Date may occur later than the Anticipated Closing Date, except that either Frequency and Korro may require a redetermination of the Final Frequency Net Cash if the Closing Date is more than ten calendar days after the Anticipated Closing Date.

2.9 Further Action. If, at any time after the Effective Time, any further action is determined by the Surviving Corporation to be necessary or desirable to carry out the purposes of this Agreement or to vest the Surviving Corporation with full right, title and possession of and to all rights and property of Korro, then the officers and manager of the Surviving Corporation shall be fully authorized, and shall use their and its commercially reasonable efforts (in the name of Korro, in the name of Merger Sub, in the name of the Surviving Corporation and otherwise) to take such action.

2.10 Withholding. Each of the Exchange Agent, Frequency and the Surviving Corporation shall be entitled to deduct and withhold from any consideration deliverable pursuant to this Agreement (including the Pre-Closing Distribution) such amounts as are required to be deducted or withheld from such consideration under the Code or under any other applicable Law. To the extent such amounts are so deducted or withheld, and remitted to the appropriate taxing authority, such amounts shall be treated for all purposes under this Agreement as having been paid to the Person to whom such amounts would otherwise have been paid. Frequency shall use commercially reasonable efforts to give reasonable advance notice of any required deduction or withholding to Korro (other than where such deduction or withholding is with respect to an amount treated as compensation under the Code or is due to a failure of the payee to provide any applicable Tax forms required under the letter of transmittal described under Section 2.7 or the failure of Korro to provide the certificate described in Section 5.16(b)) and shall reasonably cooperate with Korro to eliminate or reduce any such required deduction or withholding.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF KORRO

Except as set forth in the written disclosure schedule delivered by Korro to Frequency (the “Korro Disclosure Schedule”), Korro represents and warrants to Frequency and Merger Sub as follows:

3.1 Due Organization; Subsidiaries.

(a) Korro is a corporation or other legal entity duly incorporated or otherwise organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation or organization and has all necessary power and authority: (i) to conduct its business in the manner in which its business is currently being conducted, (ii) to own or lease and use its property and assets in the manner in which its property and assets are currently owned or leased and used and (iii) to perform its obligations under all Contracts by which it is bound.

(b) Each of Korro and its Subsidiaries is licensed and qualified to do business, and is in good standing (to the extent applicable in such jurisdiction), under the Laws of all jurisdictions where the nature of its business in the manner in which its business is currently being conducted requires such licensing or qualification other than in jurisdictions where the failure to be so qualified individually or in the aggregate would not be reasonably expected to have a Korro Material Adverse Effect.

(c) Except as set forth on Section 3.1(c) of the Korro Disclosure Schedule, Korro has no Subsidiaries and Korro does not directly or indirectly own any capital stock of, or any equity ownership or profit sharing interest of any nature in, or control directly or indirectly, any other Entity. Korro is not and has not otherwise been, directly or indirectly, a party to, member of or participant in any partnership, joint venture or similar business entity. Korro has not agreed and is not obligated to make, or is bound by any Contract under which it may become obligated to make, any future investment in or capital contribution to any other Entity. Korro has not, at any time, been a general partner of, and has not otherwise been liable for any of the debts or other obligations of, any general partnership, limited partnership or other Entity.

3.2 Organizational Documents. Korro has delivered to Frequency accurate and complete copies of Korro’s Organizational Documents. Korro is not in breach or violation of its Organizational Documents in any material respect.

3.3 Authority; Binding Nature of Agreement. Korro has all necessary corporate power and authority to enter into and to perform its obligations under this Agreement and to consummate the Contemplated Transactions. The Korro Board (at meetings duly called and held) has (i) determined that the Contemplated Transactions are fair to, advisable and in the best interests of Korro and its stockholders, (ii) approved and declared advisable this Agreement and the Contemplated Transactions and (iii) determined to recommend the Korro Board Recommendation to the stockholders of Korro. This Agreement has been duly executed and delivered by Korro and assuming the due authorization, execution and delivery by Frequency and Merger Sub, constitutes the legal, valid and binding obligation of Korro, enforceable against Korro in accordance with its terms, subject to the Enforceability Exceptions.

3.4 Vote Required. The affirmative vote of the holders of at least 66% of the then outstanding shares of Korro Preferred Stock, voting as a single class on an as-converted basis (the “Required Korro Stockholder Vote”), is the only vote of the holders of any class or series of Korro Capital Stock necessary to adopt and approve this Agreement and approve the Contemplated Transactions. No interest in Korro is subject to any appraisal or dissenters rights in connection with the Contemplated Transactions.

3.5 Non-Contravention; Consents.

(a) Subject to obtaining the Required Korro Stockholder Vote and the filing of the Certificate of Merger required by Delaware Law, neither (x) the execution, delivery or performance of this Agreement by Korro, nor (y) the consummation of the Contemplated Transactions, will directly or indirectly (with or without notice or lapse of time):

(i) contravene, conflict with or result in a violation of any of the provisions of the Organizational Documents of Korro or its Subsidiaries;

(ii) contravene, conflict with or result in a material violation of, or give any Governmental Authority or other Person the right to challenge the Contemplated Transactions or to exercise any remedy or obtain any relief under, any Law or any Order to which Korro or its Subsidiaries, or any of the assets owned or used by Korro or its Subsidiaries, is subject;

(iii) contravene, conflict with or result in a material violation of any of the terms or requirements of, or give any Governmental Authority the right to revoke, withdraw, suspend, cancel, terminate or modify, any Governmental Authorization that is held by Korro or its Subsidiaries or that otherwise relates to the business of Korro, or any of the assets owned, leased or used by Korro;

(iv) contravene, conflict with or result in a violation or breach of, or result in a default under, any provision of any Korro Material Contract, or give any Person the right to: (A) declare a default or exercise any remedy under any Korro Material Contract, (B) any material payment, rebate, chargeback, penalty or change in delivery schedule under any such Korro Material Contract, (C) accelerate the maturity or performance of any Korro Material Contract or (D) cancel, terminate or modify any term of any Korro Material Contract, except in the case of any nonmaterial breach, default, penalty or modification; or

(v) result in the imposition or creation of any Encumbrance upon or with respect to any asset owned or used by Korro or its Subsidiaries (except for Permitted Encumbrances).

(b) Except for (i) any Consent set forth on Section 3.5 of the Korro Disclosure Schedule under any Korro Contract, (ii) the Required Korro Stockholder Vote, (iii) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware pursuant to Delaware Law and (iv) such consents, waivers, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable federal and state securities laws, neither Korro nor any of its Subsidiaries was, is or will be required to make any filing with or give any notice to, or to obtain any Consent from, any Person in connection with (x) the execution, delivery or performance of this Agreement or (y) the consummation of the Contemplated Transactions.

(c) The Korro Board has taken and will take all actions necessary to ensure that the restrictions applicable to business combinations contained in Section 203 of Delaware Law are, and will be, inapplicable to the execution, delivery and performance of this Agreement and to the consummation of the Contemplated Transactions. No other state takeover statute or similar Law applies or purports to apply to the Merger, this Agreement or any of the other Contemplated Transactions.

3.6 Capitalization.

(a) The authorized Korro Capital Stock as of the date of this Agreement consists of (i) 117,138,030 shares of Korro Common Stock, of which (a) 5,662,169 shares have been issued and are outstanding as of the date of this Agreement and (b) Korro Warrants exercisable for 162,000 shares of Korro Common Stock have been issued and are outstanding as of the date of this Agreement, and (ii) 97,714,516 shares of Korro Preferred Stock, of which (a) 4,000,000 shares have been designated Series Seed 1 Preferred Stock, all of which are issued and outstanding as of the date of this Agreement, (b) 2,000,000 shares have been designated Series Seed 2 Preferred Stock, all of which are issued and outstanding as of the date of this Agreement, (c) 7,780,769 shares have been designated Series Seed 3 Preferred Stock, all of which are issued and outstanding as of the date of this Agreement, (d) 40,848,216 shares have been designated Series A Preferred Stock, all of which are issued and outstanding as of the date of this Agreement, (e) 22,222,223 shares have been designated Series B-1 Preferred Stock, all of which are issued and outstanding as of the date of this Agreement and (f) 20,863,308 shares have been designated Series B-2 Preferred Stock, all of which are issued and are outstanding as of the date of this Agreement. Korro does not hold any shares of its capital stock in its treasury.

(b) All of the outstanding shares of Korro Common Stock have been duly authorized and validly issued, and are fully paid and nonassessable and are free of any Encumbrances other than under applicable securities Laws. None of the outstanding shares of Korro Common Stock is entitled or subject to any preemptive right, right of participation, right of maintenance or any similar right. None of the outstanding shares of Korro Common Stock is subject to any right of first refusal in favor of Korro. Except as contemplated herein, there is no Korro Contract relating to the voting or registration of, or restricting any Person from purchasing, selling, pledging or otherwise disposing of (or granting any option or similar right with respect to), any shares of Korro Common Stock. Korro is not under any obligation, nor is Korro bound by any Contract pursuant to which it may become obligated, to repurchase, redeem or otherwise acquire any outstanding shares of Korro Common Stock or other securities. Section 3.6(b) of the Korro Disclosure Schedule accurately and completely describes all repurchase rights held by Korro with respect to shares of Korro Common Stock (including shares issued pursuant to the exercise of stock options) and specifies which of those repurchase rights are currently exercisable.

(c) Except for the Korro 2019 Plan and the Korro Options and Korro Restricted Stock Awards granted thereunder, Korro does not have any stock option plan or any other plan, program, agreement or arrangement providing for any equity-based compensation for any Person and there were no other equity or equity-based awards outstanding as of the date of this Agreement. As of the date of this Agreement, Korro has reserved 15,048,960 shares of Korro Common Stock for issuance under the Korro 2019 Plan, of which 685,175 shares have been issued and are currently outstanding pursuant to Korro Restricted Stock Awards, 766,069 shares have been issued and are currently outstanding pursuant to the exercise of Korro Options, Korro Options to purchase 12,837,152 shares of Korro Common Stock have been granted and are currently outstanding, and 760,564 shares of Korro Common Stock remain available for future issuance pursuant to the Korro 2019 Plan. Section 3.6(c) of the Korro Disclosure Schedule sets forth a true and complete list, as of the date of this Agreement, of each outstanding Korro Option and Korro Restricted Stock Award: (i) the name (or employee identification number) of the holder, (ii) the number of shares of Korro Common Stock subject to such Korro Option or Korro Restricted Stock Award, (iii) the exercise price of each Korro Option, (iv) the date on which such Korro Option or Korro Restricted Stock Award was granted, (v) the applicable vesting schedule, including any acceleration provisions, and the number of vested and unvested shares, (vi) the expiration date, as applicable, and (vii) whether the Korro Option is intended to be an “incentive stock option” (as defined in the Code) or a non-qualified stock option. Korro has made available to Frequency accurate and complete copies of the following: (A) the standard form of agreement evidencing Korro Options and Korro Restricted Stock Awards; and (B) each agreement evidencing a Korro Option or Korro Restricted Stock Award that does not conform in all material respects to the standard form agreement.

(d) Except as set forth on Section 3.6(c) of the Korro Disclosure Schedule, there is no: (i) outstanding subscription, option, call, warrant or right (whether or not currently exercisable) to acquire any shares of the capital stock or other securities of Korro, (ii) outstanding security, instrument or obligation that is or may become convertible into or exchangeable for any shares of the capital stock or other securities of Korro, (iii) stockholder rights plan (or similar plan commonly referred to as a “poison pill”) or Contract under which Korro is or may become obligated to sell or otherwise issue any shares of its capital stock or any other securities or (iv) condition or circumstance that may give rise to or provide a basis for the assertion of a claim by any Person to the effect that such Person is entitled to acquire or receive any shares of capital stock or other securities of Korro.

(e) All outstanding shares of Korro Common Stock, and other securities of Korro have been issued and granted in compliance with (i) all applicable securities laws and other applicable Law and (ii) all requirements set forth in applicable Contracts.

3.7 Financial Statements.

(a) Section 3.7(a) of the Korro Disclosure Schedule includes true and complete copies of (i) the Korro Balance Sheet and the related audited statements of operations and comprehensive loss, convertible preferred stock and stockholders’ deficit and cash flows for the years ended December 31, 2021 and December 31, 2022 (the “Korro Audited Financial Statements”), and (ii) Korro’s unaudited balance sheet and the related unaudited statements of operations and comprehensive loss, convertible preferred stock and stockholders’ deficit and cash flows for the three months ended March 31, 2023 (the “Korro Interim Financial Statements” and collectively, with the Korro Audited Financial Statements, the “Korro Financial Statements”).

(b) The Korro Financial Statements (i) were prepared in accordance with GAAP (except the Korro Interim Financial Statements may not have notes thereto and other presentation items that may be required by GAAP and are subject to normal and recurring year-end adjustments that are not reasonably expected to be material in amount) applied on a consistent basis unless otherwise noted therein throughout the periods indicated and (ii) fairly present, in all material respects, the financial position of Korro as of the respective dates thereof and the results of operations and cash flows of Korro for the periods covered thereby. Other than as expressly disclosed in the Korro Financial Statements, there has been no material change in Korro’s accounting methods or principles that would be required to be disclosed in Korro’s financial statements in accordance with GAAP.

(c) There have been no formal internal investigations regarding financial reporting or accounting policies and practices discussed with, reviewed by or initiated at the direction of the chief executive officer, chief financial officer, or general counsel of Korro, the Korro Board or any committee thereof, other than ordinary course audits or reviews of accounting policies and practices or internal controls.

(d) Korro maintains a system of internal control over financial reporting that is sufficient to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP, including policies and procedures sufficient to provide reasonable assurance (i) that Korro maintains records that in reasonable detail accurately and fairly reflect Korro’s transactions and dispositions of assets, (ii) that transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP, (iii) that receipts and expenditures are made only in accordance with authorizations of management and the Korro Board and (iv) regarding prevention or timely detection of the unauthorized acquisition, use or disposition of Korro’s assets that could have a material effect on Korro’s financial statements. Korro has evaluated the effectiveness of Korro’s internal control over financial reporting. Korro has disclosed to Korro’s auditors (and made available to Frequency a summary of the significant aspects of such disclosure) (A) all significant deficiencies, if any, in the design or operation of internal control over financial reporting that are reasonably likely to adversely affect Korro’s ability to record, process, summarize and report financial information and (B) any fraud that involves management or other employees who have a significant role in Korro or its Subsidiaries’ internal control over financial reporting. Except as disclosed in the Korro Financial Statements, Korro’s internal control over financial reporting is effective and Korro has not identified any material weaknesses in the design or operation of Korro’s internal control over financial reporting.

(e) The Korro Financial Statements are in a form that is compliant with the applicable requirements of the Securities Act or the Exchange Act (as the case may be) for inclusion in the Proxy Statement and the Registration Statement.

3.8 Absence of Changes. Except as set forth on Section 3.8 of the Korro Disclosure Schedule, since January 1, 2022, Korro and its Subsidiaries have conducted their business only in the Ordinary Course of Business (except for the execution and performance of this Agreement and the discussions, negotiations and transactions related thereto) and there has not been any (a) Korro Material Adverse Effect or (b) action, event or occurrence that would have required consent of Frequency pursuant to Section 5.1 of this Agreement had such action, event or occurrence taken place after the execution and delivery of this Agreement.

3.9 Absence of Undisclosed Liabilities. Neither Korro nor any of its Subsidiaries has any liability, indebtedness, obligation, expense, claim, deficiency, guaranty or endorsement of any kind, whether accrued, absolute, contingent, matured, unmatured or otherwise (each a “Liability”), in each case, of a type required to be reflected or reserved for on a balance sheet prepared in accordance with GAAP, except for: (a) Liabilities disclosed, reflected or reserved against in the Korro Balance Sheet, (b) normal and recurring current Liabilities that have been incurred by Korro or its Subsidiaries since the date of the Korro Balance Sheet in the Ordinary Course of Business (none of which relates to any breach of contract, breach of warranty, tort, infringement, or violation of Law), (c) Liabilities for performance of obligations of Korro or any of its Subsidiaries under Korro Contracts, (d) Liabilities incurred in connection with the Contemplated Transactions and (e) Liabilities described in Section 3.9 of the Korro Disclosure Schedule.

3.10 Title to Assets. Each of Korro and its Subsidiaries has good and valid title to, or, in the case of leased properties and assets, valid leasehold interests in, all tangible properties or tangible assets and equipment used or held for use in its business or operations or purported to be owned by it, including: (a) all tangible assets reflected on the Korro Balance Sheet and (b) all other tangible assets reflected in the books and records of Korro as being owned by Korro. All of such assets are owned or, in the case of leased assets, leased by Korro or any of its Subsidiaries free and clear of any Encumbrances, other than Permitted Encumbrances.

3.11 Real Property; Leasehold. Neither Korro nor any of its Subsidiaries owns or has ever owned any real property. Korro has made available to Frequency (a) an accurate and complete list of all real properties with respect to which Korro directly or indirectly holds a valid leasehold interest as well as any other real estate that is in the possession of or leased by Korro or any of its Subsidiaries and (b) copies of all leases under which any such real property is possessed (the “Korro Real Estate Leases”), each of which is in full force and effect, with no existing material default thereunder.

3.12 Intellectual Property.

(a) Section 3.12(a) of the Korro Disclosure Schedule is an accurate, true and complete listing of all Korro Registered IP including for each item (i) the record owner (and name of any other Person with an ownership interest in such item of Korro Registered IP, if any), jurisdiction (or, with respect to domain names, the applicable registrar), status, date and registration or application number of each item, as applicable, (ii) the name of the record owner and any other Person that has an ownership interest in such item of Korro Registered IP, and the nature of such ownership interest, and (iii) any actions that are required to be taken within 180 days of the Closing Date, including the payment of any registration, maintenance or renewal fees or the filing of or response to any documents, applications or certificates, for the purposes of prosecuting, obtaining, perfecting, maintaining or renewing any Korro Registered IP. Section 3.12(a) of the Korro Disclosure Schedule also sets forth, as of the date of this Agreement, a list of all internet domain names with respect to which Korro or any of its Subsidiaries are the registrant and, with respect to each domain name, the record owner of such domain name and if different, the legal and beneficial owner(s) of such domain name and the applicable domain name registrar.

(b) Section 3.12(b) of the Korro Disclosure Schedule accurately identifies (i) all Korro Contracts pursuant to which any Korro IP Rights are licensed to Korro (other than (A) any non-customized software that (1) is so licensed solely in executable or object code form pursuant to a nonexclusive, internal use software license and other Intellectual Property associated with such software and (2) is not incorporated into, or material to the development, manufacturing, or distribution of, any of Korro’s or its Subsidiaries’ products or services, (B) any Intellectual Property licensed on a nonexclusive basis ancillary to the purchase or use of equipment, reagents or other materials, (C) any confidential information provided under confidentiality agreements and (D) agreements between Korro or its Subsidiaries and their respective employees in Korro’s standard form thereof) and (ii) whether the license or licenses granted to Korro or its Subsidiaries are exclusive or nonexclusive. Each Korro Contract listed in Section 3.12(b) of the Korro Disclosure Schedule is in full force and effect and constitutes a legal, valid, and binding obligation of Korro or its Subsidiaries and each other party thereto, and is enforceable against Korro or its Subsidiaries and each other party thereto in accordance with its terms. Neither Korro, its Subsidiaries, nor, to the Knowledge of Korro, any other party to any Korro Contract listed in Section 3.12(b) of the Korro Disclosure Schedule has been or is, or has been or is alleged to be, in material default under, or has provided or received any notice of, breach under, or intention to terminate (including by non-renewal), any Korro Contract listed in Section 3.12(b) of the Korro Disclosure Schedule.

(c) Except for instances that would not reasonably be expected to have, individually or in the aggregate, a Korro Material Adverse Effect, Section 3.12(c) of the Korro Disclosure Schedule accurately identifies each Korro Contract pursuant to which any Person has been granted any license under, or otherwise has received or acquired any right (whether or not currently exercisable) or interest in, any Korro IP Rights (other than (i) any confidential information provided under confidentiality agreements and (ii) any Korro IP Rights nonexclusively licensed to academic collaborators, suppliers or service providers for the sole purpose of enabling such academic collaborator, supplier or service providers to provide services for Korro’s or its Subsidiaries’ benefit). Each Korro Contract listed in Section 3.12(c) of the Korro Disclosure Schedule is in full force and effect and constitutes a legal, valid, and binding obligation of Korro or its Subsidiaries and each other party thereto, and is enforceable against Korro or its Subsidiaries and each other party thereto in accordance with its terms. Neither Korro or its Subsidiaries nor, to the Knowledge of Korro, any other party to any Korro Contract listed in Section 3.12(c) of the Korro Disclosure Schedule has been or is, or has been or is alleged to be, in material default under, or has provided or received any notice of, breach under, or intention to terminate (including by non-renewal), any Korro Contract listed in Section 3.12(c) of the Korro Disclosure Schedule.

(d) Except as identified on Section 3.12(d) of the Korro Disclosure Schedule, neither Korro nor any of its Subsidiaries is bound by, and no Korro IP Rights are subject to, any Contract containing any covenant or other provision that in any way limits or restricts the ability of Korro or any of its Subsidiaries to use, exploit, assert, or enforce any Korro IP Rights anywhere in the world.

(e) Korro or one of its Subsidiaries exclusively owns all right, title, and interest to and in the Korro IP Rights (other than (i) Korro IP Rights licensed to Korro, or co-owned rights each as identified in Section 3.12(b) of the Korro Disclosure Schedule, (ii) any non-customized software that (A) is licensed to Korro or its Subsidiaries solely in executable or object code form pursuant to a nonexclusive, internal use software license and other Intellectual Property associated with such software and (B) is not incorporated into, or material to the development, manufacturing, or distribution of, any of Korro’s or its Subsidiaries’ products or services and (iii) any Intellectual Property licensed on a nonexclusive basis ancillary to the purchase or use of equipment, reagents or other materials), in each case, free and clear of any Encumbrances (other than Permitted Encumbrances). Without limiting the generality of the foregoing:

(i) To the Knowledge of Korro, all documents and instruments necessary to register or apply for or renew registration of Korro Registered IP have been validly executed, delivered, and filed in a timely manner with the appropriate Governmental Authority. To the Knowledge of Korro, Korro has filed all statements of use and paid all renewal and maintenance fees, annuities and other fees with respect to the Korro Registered IP that are due or payable as of the date of this Agreement.

(ii) Except for instances that would not reasonably be expected to have, individually or in the aggregate, a Korro Material Adverse Effect, each Person who is or was an employee, contractor or consultant of Korro or any of its Subsidiaries and who is or was involved in the creation, discovery, reduction to practice or development of any Intellectual Property for Korro or any of its Subsidiaries has signed a valid, enforceable written agreement containing a present assignment of all right, title and interest in and to such Intellectual Property to Korro or such Subsidiary and confidentiality provisions protecting trade secrets and confidential information of Korro and its Subsidiaries.

(iii) To the Knowledge of Korro, no current or former member, officer, director, or employee of Korro or any of its Subsidiaries has any claim, right (whether or not currently exercisable), or interest to or in any Korro IP Rights purported to be owned by Korro. To the Knowledge of Korro, no employee of Korro or any of its Subsidiaries is (A) bound by or otherwise subject to any Contract restricting him or her from performing his or her duties for Korro or such Subsidiary or (B) in breach of any Contract with any former employer or other Person concerning Korro IP Rights purported to be owned by Korro or such Subsidiary or confidentiality provisions protecting trade secrets and confidential information comprising Korro IP Rights purported to be owned by Korro or such Subsidiary.

(iv) No funding, facilities, or personnel of any Governmental Authority were used, directly or indirectly, to develop or create, in whole or in part, any Korro IP Rights in which Korro or any of its Subsidiaries has an ownership interest, and no educational institution has any right to, or right to royalties for, or to impose any requirement on the manufacture or commercialization of any product incorporating, any Korro IP Rights. No Governmental Authority has any right to (including any “step-in” or “march-in” rights with respect to), ownership of, commercialization of, or right to royalties or other payments for any Korro IP Rights. Without limiting the generality of the foregoing, no invention claimed or covered by any Patent within the Korro IP Rights (A) was conceived or reduced to practice in connection with any research activities funded, in whole or in part, by the federal government of the United States or any agency thereof, (B) is a “subject invention” as that term is described in 35 U.S.C. Section 201(e), or (C) is otherwise subject to the provisions of the Bayh-Dole Act or any similar Law of any other jurisdiction, including with respect to any Patents that are part of the Korro IP Rights.

(v) Korro and each of its Subsidiaries has taken reasonable steps to maintain the confidentiality of and otherwise protect, maintain and enforce its rights in all proprietary information that Korro or such Subsidiary holds, or purports to hold, as confidential or a trade secret. To the Knowledge of Korro, neither Korro nor any of its Subsidiaries has made any of its trade secrets or other material confidential or proprietary information that it intended to maintain as confidential information available to any other Person except pursuant to written agreements requiring such Person to maintain the confidentiality of such trade secrets or confidential information. To the Knowledge of Korro, there have been no material security breaches, outages, violations or unauthorized access to any of the proprietary information that Korro or any of its Subsidiaries holds, or purports to hold, as confidential or a trade secret.

(vi) Neither Korro nor any of its Subsidiaries has assigned or otherwise transferred ownership of, or agreed to assign or otherwise transfer ownership of, any Korro IP Rights to any other Person.

(vii) To the Knowledge of Korro, neither Korro nor any of its Subsidiaries has taken or failed to take any action that could be reasonably expected to result in the abandonment, invalidity, cancellation, forfeiture, relinquishing, invalidation or unenforceability of any Korro IP Rights (including with respect to any trademark, a failure to exercise adequate quality controls or an assignment in gross without the accompanying goodwill). Each item of Korro IP Rights has been duly maintained and is not expired, abandoned or cancelled. To the Knowledge of Korro, each of the Patents included in the Korro IP Rights identifies each and every inventor of the claims thereof as determined in accordance with the applicable laws of the jurisdiction in which such Patent is issued or pending. To the Knowledge of Korro, neither Korro nor any of its Subsidiaries has engaged in patent or copyright misuse or any fraud or inequitable conduct in connection with any Korro IP Right. To the Knowledge of Korro, each of Korro and its Subsidiaries and their respective patent counsel have complied with its duty of candor and disclosure and have made no material misrepresentations in the filings submitted to the applicable Governmental Authorities with respect to all Patents included in the Korro IP Rights for which Korro or any of its Subsidiaries is responsible for prosecuting.

(viii) To the Knowledge of Korro, the Korro IP Rights constitute all Intellectual Property necessary for Korro to conduct its business as currently conducted or proposed to be conducted; provided, however, that the foregoing representation is not a representation with respect to noninfringement of Intellectual Property.

(f) Korro has delivered, or made available to Frequency, a complete and accurate copy of all Korro IP Rights Agreements.

(g) To the Knowledge of Korro, the manufacture, marketing, sale, offering for sale, importation, use or intended use or other disposal of any product as currently sold or under development by Korro does not violate any license or agreement between Korro or its Subsidiaries and any other third party in any material respect, and, to the Knowledge of Korro, does not infringe or misappropriate any valid and issued Patent right or other Intellectual Property of any other Person, which infringement or misappropriation would reasonably be expected to have a Korro Material Adverse Effect. To the Knowledge of Korro, no third party is infringing upon any Patents owned by Korro within the Korro IP Rights, or otherwise violating any Korro IP Rights Agreement.

(h) As of the date of this Agreement, neither Korro nor any of its Subsidiaries is a party to any Legal Proceeding (including, but not limited to, opposition, interference or other proceeding in any patent or other government office) contesting the validity, ownership or right to use, sell, offer for sale, license or dispose of any Korro IP Rights. None of the Korro IP Rights have been adjudged invalid or unenforceable in whole or part, and all Korro IP Rights are in full force and effect. No Korro IP Rights have been subject to any interference, derivation, reexamination (including ex parte reexamination, inter partes reexamination, inter partes review, or post grant review), reissue, cancellation, opposition, claim, allegation or other action, including any proceeding in which the scope, validity, inventorship, ownership or enforceability of any Korro IP Rights is being, has been, or could reasonably be expected to be, contested or challenged. Neither Korro nor any of its Subsidiaries has received any written notice asserting that any Korro IP Rights or the proposed use, sale, offer for sale, license or disposition of products, methods, or processes claimed or covered thereunder infringes or misappropriates or violates the rights of any other Person or that Korro or any of its Subsidiaries has otherwise infringed, misappropriated or otherwise violated any Intellectual Property of any Person.

(i) To the Knowledge of Korro, no trademark (whether registered or unregistered) or trade name owned, used, or applied for by Korro conflicts or interferes with any trademark (whether registered or unregistered) or trade name owned, used, or applied for by any other Person except as would not have a Korro Material Adverse Effect. None of the goodwill associated with or inherent in any trademark (whether registered or unregistered) in which Korro or its Subsidiaries has or purports to have an ownership interest has been impaired as determined by Korro in accordance with GAAP. Section 3.12(i) of the Korro Disclosure Schedule sets forth all material unregistered trademarks included in the Korro IP Rights.

(j) Except (i) as would reasonably not be expected to have a Korro Material Adverse Effect, (ii) as may be set forth in Sections 3.12(a) or 3.12(b) of the Korro Disclosure Schedule or (iii) as contained in license, distribution or service agreements entered into in the Ordinary Course of Business by Korro: (A) neither Korro nor any of its Subsidiaries is bound by any Contract to indemnify, defend, hold harmless, or reimburse any other Person with respect to any Intellectual Property infringement, misappropriation, or similar claim which is material to Korro or any of its Subsidiaries, taken as a whole and (B) neither Korro nor any of its Subsidiaries has ever assumed, or agreed to discharge or otherwise take responsibility for, any existing or potential liability of another Person for infringement, misappropriation, or violation of any Intellectual Property right, which assumption, agreement or responsibility remains in force as of the date of this Agreement.

(k) Neither Korro nor any of its Subsidiaries is party to any Contract that, as a result of such execution, delivery and performance of this Agreement, will (i) cause the grant, assignment, or transfer to any other third party of any license or other right to or in any Korro IP Rights, (ii) result in breach of, default under, termination of, or acceleration or modification of such Contract with respect to any Korro IP Rights, (iii) alter, encumber, impair or extinguish, or result in any Encumbrance with respect to, the right of Korro or the Surviving Corporation and its Subsidiaries to use, sell or license or enforce any Korro IP Rights or portion thereof, or (iv) result in Korro or any of its Subsidiaries being bound by or subject to any exclusivity obligations, non-compete or other restrictions on the operation or scope of their respective businesses, or to any obligation to grant any rights in or to any Korro IP Rights, except, in each of (i), (ii), (iii) and (iv), for the occurrence of any such grant or impairment that would not individually or in the aggregate, reasonably be expected to result in a Korro Material Adverse Effect.

3.13 Agreements, Contracts and Commitments.

(a) Section 3.13(a) of the Korro Disclosure Schedule lists the following Korro Contracts in effect as of the date of this Agreement (each, a “Korro Material Contract” and collectively, the “Korro Material Contracts”):

(i) each Korro Contract that is a collective bargaining agreement or other agreement or arrangement with any labor union, works council or labor organization;

(ii) each Korro Contract for the employment or engagement of any individual on an employee, consulting or other basis that provides for annual base compensation in excess of $350,000;

(iii) each Korro Contract with any Korro Associate that provides for retention, change in control, transaction or other similar payments or benefits, whether or not payable as a result of the Contemplated Transactions;

(iv) each Korro Contract relating to any agreement of indemnification or guaranty not entered into in the Ordinary Course of Business;

(v) each Korro Contract containing (A) any covenant limiting the freedom of Korro or any of its Subsidiaries or the Surviving Corporation to engage in any line of business or compete with any Person, or limiting the development, manufacture, or distribution of Korro’s products or services, (B) any most-favored pricing arrangement, (C) any exclusivity provision or (D) any non-solicitation provision;

(vi) each Korro Contract (A) pursuant to which any Person granted Korro an exclusive license under any Intellectual Property, or (B) pursuant to which Korro granted any Person an exclusive license under any Korro IP Rights;

(vii) each Korro Contract relating to capital expenditures and requiring payments after the date of this Agreement in excess of $100,000 pursuant to its express terms and not cancelable without penalty;

(viii) each Korro Contract relating to the disposition or acquisition of material assets or any ownership interest in any Entity, in each case, involving payments in excess of $100,000 after the date of this Agreement;

(ix) each Korro Contract relating to any mortgages, indentures, loans, notes or credit agreements, security agreements or other agreements or instruments relating to the borrowing of money or extension of credit in excess of $100,000 or creating any material Encumbrances with respect to any assets of Korro or any loans or debt obligations with officers or directors of Korro;

(x) each Korro Contract requiring payment by or to Korro after the date of this Agreement in excess of $500,000 pursuant to its express terms relating to: (A) any distribution agreement (identifying any that contain exclusivity provisions), (B) any agreement involving provision of services or products with respect to any preclinical or clinical development activities of Korro, (C) any dealer, distributor, joint marketing, alliance, joint venture, cooperation, development or other agreement currently in force under which Korro or any of its Subsidiaries has continuing obligations to develop or market any product, technology or service, or any agreement pursuant to which Korro or any of its Subsidiaries has continuing obligations to develop any Intellectual Property that will not be owned, in whole or in part, by Korro or such Subsidiary or (D) any Contract to license any patent, trademark registration, service mark registration, trade name or copyright registration to or from any third party to manufacture or produce any product, service or technology of Korro or any of its Subsidiaries or any Contract to sell, distribute or commercialize any products or service of Korro or any of its Subsidiaries, in each case, except for Korro Contracts entered into in the Ordinary Course of Business;

(xi) each Korro Contract with any Person, including any financial advisor, broker, finder, investment banker or other Person, providing advisory services to Korro in connection with the Contemplated Transactions;

(xii) each Korro Contract to which Korro or any of its Subsidiaries is a party or by which any of their assets and properties is currently bound, which involves annual obligations of payment by, or annual payments to, Korro or such Subsidiary in excess of $100,000;

(xiii) a Korro Real Estate Lease;

(xiv) a Contract disclosed in or required to be disclosed in Section 3.12(a) or Section 3.12(b) of the Korro Disclosure Schedule; or

(xv) any other Korro Contract that is not terminable at will (with no penalty or payment) by Korro or any of its Subsidiaries, and (A) which involves payment or receipt by Korro or such Subsidiary after the date of this Agreement under any such agreement, contract or commitment of more than $250,000 in the aggregate, or obligations after the date of this Agreement in excess of $250,000 in the aggregate or (B) that is material to the business or operations of Korro and its Subsidiaries taken as a whole.

(b) Korro has delivered or made available to Frequency accurate and complete copies of all Korro Material Contracts, including all amendments thereto. There are no Korro Material Contracts that are not in written form. Korro has not, nor to the Knowledge of Korro, as of the date of this Agreement, has any other party to a Korro Material Contract, breached, violated or defaulted under, or received notice that it breached, violated or defaulted under, any of the terms or conditions of any Korro Material Contract in such manner as would permit any other party to cancel or terminate any such Korro Material Contract, or would permit any other party to seek damages which would reasonably be expected to have a Korro Material Adverse Effect. As to Korro and its Subsidiaries, as of the date of this Agreement, each Korro Material Contract is valid, binding, enforceable and in full force and effect, subject to the Enforceability Exceptions. No Person is renegotiating, or has a right pursuant to the terms of any Korro Material Contract to change, any material amount paid or payable to Korro under any Korro Material Contract or any other material term or provision of any Korro Material Contract.

3.14 Compliance; Permits; Restrictions.

(a) Korro and each of its Subsidiaries is, and since January 1, 2020 has been, in material compliance with all applicable Laws. No investigation, claim, suit, proceeding, audit, Order, or other action by any Governmental Authority is pending or, to the Knowledge of Korro, threatened against Korro or any of its Subsidiaries. There is no agreement or Order binding upon Korro or any of its Subsidiaries which (i) has or could reasonably be expected to have the effect of prohibiting or materially impairing any business practice of Korro or any of its Subsidiaries, any acquisition of material property by Korro or any of its Subsidiaries or the conduct of business by Korro or any of its Subsidiaries as currently conducted, (ii) is reasonably likely to have an adverse effect on Korro’s ability to comply with or perform any covenant or obligation under this Agreement or (iii) is reasonably likely to have the effect of preventing, delaying, making illegal or otherwise interfering with the Contemplated Transactions.

(b) Each of Korro and its Subsidiaries holds all required Governmental Authorizations that are material to the operation of the business of Korro as currently conducted (collectively, the “Korro Permits”). Section 3.14(b) of the Korro Disclosure Schedule identifies each Korro Permit. Each of Korro and its Subsidiaries is in material compliance with the terms of Korro Permits. No Legal Proceeding is pending or, to the Knowledge of Korro, threatened, which seeks to revoke, substantially limit, suspend, or materially modify any Korro Permit.

(c) There are no Legal Proceedings pending or, to the Knowledge of Korro, threatened with respect to an alleged material violation by Korro or any of its Subsidiaries of the Federal Food, Drug, and Cosmetic Act (“FDCA”), the Public Health Service Act (“PHSA”), Food and Drug Administration (“FDA”) regulations adopted thereunder, the Controlled Substances Act or any other Law promulgated by the FDA or other Governmental Authority responsible for regulation of the development, testing, manufacturing, processing, storage, labeling, sale, marketing, advertising, distribution and importation or exportation of drug products (“Drug Regulatory Agency”).

(d) Each of Korro and its Subsidiaries holds all required material Governmental Authorizations issuable by any Drug Regulatory Agency necessary for the conduct of the business of Korro as currently conducted, and, as applicable, the development, testing, manufacturing, processing, storage, labeling, sale, marketing, advertising, distribution and importation or exportation, as currently conducted, of any of its products or product candidates (the “Korro Product Candidates”) (collectively, the “Korro Regulatory Permits”) and no such Korro Regulatory Permit has been (i) revoked, withdrawn, suspended, cancelled or terminated or (ii) modified in any material, adverse manner. Korro has timely maintained and is in compliance in all material respects with the Korro Regulatory Permits and neither Korro nor any of its Subsidiaries has, since January 1, 2020, received any written notice or other written communication from any Drug Regulatory Agency regarding (A) any material violation of or failure to comply materially with any term or requirement of any Korro Regulatory Permit or (B) any revocation, withdrawal, suspension, cancellation, termination or material modification of any Korro Regulatory Permit.

(e) All clinical trials, preclinical studies and other studies and tests conducted by or on behalf of, or sponsored by, Korro and its Subsidiaries or in which Korro Product Candidates have participated, were and, if still pending, are being conducted in compliance in all material respects with the applicable regulations of the Drug Regulatory Agencies and other applicable Law, including, without limitation, 21 C.F.R. Parts 50, 54, 56, 58 and 312. Neither Korro nor any of its Subsidiaries has received any written notices, correspondence, or other communications from any Drug Regulatory Agency requiring, or, to the Knowledge of Korro, any action to place a clinical hold order on, or otherwise terminate, delay, or suspend any clinical studies conducted by or on behalf of, or sponsored by, Korro or any of its Subsidiaries or in which Korro Product Candidates have participated.

(f) Neither Korro nor any of its Subsidiaries, and, to the Knowledge of Korro, any contract manufacturer with respect to any Korro Product Candidate, is the subject of any pending or, to the Knowledge of Korro, threatened investigation in respect of its business or products by the FDA pursuant to its “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities” Final Policy set forth in 56 Fed. Reg. 46191 (September 10, 1991) and any amendments thereto, or any other applicable Law. To the Knowledge of Korro, neither Korro nor any of its Subsidiaries nor any contract manufacturer with respect to any Korro Product Candidate has committed any acts, made any statement, or failed to make any statement, in each case in respect of Korro’s business or products that would violate the FDA’s “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities” Final Policy, and any amendments thereto, or any other applicable Law. None of Korro, any of its Subsidiaries, and to the Knowledge of Korro, any contract manufacturer with respect to any Korro Product Candidate, or any of their respective officers, employees or agents has been convicted of any crime or engaged in any conduct that could result in a debarment or exclusion under (i) 21 U.S.C. Section 335a, (ii) 42 U.S.C. § 1320a-7, or (iii) any other applicable Law. To the Knowledge of Korro, no debarment or exclusionary claims, actions, proceedings or investigations in respect of their business or products are pending or threatened against Korro, any of its Subsidiaries, and to the Knowledge of Korro, any contract manufacturer with respect to any Korro Product Candidate, or any of its respective officers, employees or agents. Neither Korro nor any of its Subsidiaries is a party to or has any reporting obligations under any corporate integrity agreements, monitoring agreements, deferred or non-prosecution agreements, consent decrees, settlement orders, or similar agreements with or imposed by any Governmental Authority.

(g) All manufacturing operations conducted by, or to the Knowledge of Korro, for the benefit of, Korro or its Subsidiaries in connection with any Korro Product Candidate, since January 1, 2020, have been and are being conducted in compliance in all material respects with applicable Laws, including the FDA’s standards for current good manufacturing practices, including applicable requirements contained in 21 C.F.R. Parts 210, 211, 600-680, and 1271, and the respective counterparts thereof promulgated by Governmental Authorities in countries outside the United States.

(h) No laboratory or manufacturing site owned by Korro or its Subsidiaries, and to the Knowledge of Korro, no manufacturing site of a contract manufacturer or laboratory, with respect to any Korro Product Candidate, (i) is subject to a Drug Regulatory Agency shutdown or import or export prohibition or (ii) has since January 1, 2020 received any unresolved Form FDA 483, notice of violation, warning letter, untitled letter, or similar correspondence or notice from the FDA or other Governmental Authority alleging or asserting material noncompliance with any applicable Law, and, to the Knowledge of Korro, neither the FDA nor any other Governmental Authority is considering such action.

3.15 Legal Proceedings; Orders.

(a) There is no pending Legal Proceeding and, to the Knowledge of Korro, no Person has threatened in writing to commence any Legal Proceeding: (i) that involves Korro or any of its Subsidiaries or any Korro Associate (in his or her capacity as such) or any of the material assets owned or used by Korro or any of its Subsidiaries or (ii) that challenges, or that may have the effect of preventing, delaying, making illegal or otherwise interfering with, the Contemplated Transactions.

(b) There is no Order to which Korro or any of its Subsidiaries, or any of the material assets owned or used by Korro or any of its Subsidiaries, is subject. To the Knowledge of Korro, no officer or other Key Employee of Korro or any of its Subsidiaries is subject to any Order that prohibits such officer or employee from engaging in or continuing any conduct, activity or practice relating to the business of Korro or any of its Subsidiaries or to any material assets owned or used by Korro or any of its Subsidiaries.

3.16 Tax Matters.

(a) Each of Korro and each of its Subsidiaries has timely filed all income Tax Returns and all other material Tax Returns that were required to be filed by or with respect to it under applicable Law. All such Tax Returns were correct and complete in all material respects and have been prepared in material compliance with all applicable Law. Subject to exceptions as would not be material, no claim has ever been made by a Governmental Authority in a jurisdiction where Korro or any of its Subsidiaries does not file a particular type of Tax Return that Korro or any of its Subsidiaries is subject to taxation by that jurisdiction that would be the subject of such a Tax Return.

(b) All material amounts of Taxes due and owing by Korro and each of its Subsidiaries (whether or not shown on any Tax Return) have been timely paid. The unpaid Taxes of Korro and each of its Subsidiaries for periods (or portions thereof) ending on or prior to the date of the Korro Balance Sheet do not materially exceed the accruals for current Taxes set forth on the Korro Balance Sheet. Since the date of the Korro Balance Sheet, neither Korro nor any of its Subsidiaries has incurred any material Liability for Taxes outside the Ordinary Course of Business or otherwise inconsistent with past custom and practice.

(c) Each of Korro and each of its Subsidiaries has withheld and paid to the appropriate Governmental Authority all material Taxes required to have been withheld and paid in connection with any amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party.

(d) There are no Encumbrances for material Taxes (other Encumbrances described in clause (i) of the definition of “Permitted Encumbrances”) upon any of the assets of Korro or any of its Subsidiaries.

(e) No deficiencies for a material amount of Taxes with respect to Korro or any of its Subsidiaries have been claimed, proposed or assessed by any Governmental Authority in writing that have not been timely paid in full. There are no pending (or, based on written notice, threatened) material audits, assessments, examinations or other actions for or relating to any Liability in respect of Taxes of Korro or any of its Subsidiaries. Neither Korro nor any of its Subsidiaries has waived any statute of limitations in respect of material Taxes or agreed to any extension of time with respect to a material Tax assessment or deficiency.

(f) Neither Korro nor any of its Subsidiaries is a party to any Tax allocation, Tax sharing or similar agreement (including indemnity arrangements), other than customary indemnification provisions in commercial Contracts entered into in the Ordinary Course of Business with vendors, customers, lenders, or landlords (an “Ordinary Course Agreement”).

(g) Neither Korro nor any of its Subsidiaries has been a member of an affiliated group filing a consolidated U.S. federal income Tax Return (other than a group the common parent of which is Korro). Neither Korro nor any of its Subsidiaries has any material Liability for the Taxes of any Person (other than Korro) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by Contract (other than an Ordinary Course Agreement) or otherwise.

(h) Neither Korro nor any of its Subsidiaries has distributed stock of another Person, or has had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Section 355 of the Code or Section 361 of the Code.

(i) Neither Korro nor any of its Subsidiaries has entered into any transaction identified as a “reportable transaction” for purposes of Treasury Regulations Sections 1.6011-4(b)(2) or 301.6111-2(b)(2).

(j) Neither Korro nor any of its Subsidiaries will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (i) change in, or use of improper, method of accounting for a taxable period ending on or prior to the Closing Date; (ii) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign income Tax law) executed on or prior to the Closing Date; (iii) installment sale or open transaction disposition made on or prior to the Closing Date; (iv) prepaid amount, advance payments or deferred revenue received or accrued on or prior to the Closing Date other than in respect of such amounts reflected in the Korro Balance Sheet or received in the Ordinary Course of Business since the date of the Korro Balance Sheet; or (v) intercompany transaction or excess loss amount described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local or foreign income Tax Law).

(k) Section 3.16(k) of the Korro Disclosure Schedule sets forth the entity classification of Korro and each of its Subsidiaries for U.S. federal income tax purposes. Neither Korro nor any of its Subsidiaries has made an election or taken any other action to change its federal and state income tax classification from such classification.

(l) Neither Korro nor any of its Subsidiaries has taken or knowingly failed to take any action, nor to the Knowledge of Korro, are there any facts or circumstances, in each case, that would reasonably be expected to prevent or impede the Merger from qualifying for the Intended Tax Treatment.

3.17 Employee and Labor Matters; Benefit Plans.

(a) Neither Korro nor any of its Subsidiaries is a party to, bound by the terms of, or has a duty to bargain under, any collective bargaining agreement or other Contract with a labor union, works council or labor organization representing any Korro Associate, and there are no labor unions, works council or labor organizations representing or, to the Knowledge of Korro, purporting to represent or seeking to represent any Korro Associates, including through the filing of a petition for representation election.

(b) Section 3.17(b) of the Korro Disclosure Schedule lists all material Korro Employee Plans.

(c) As applicable with respect to each material Korro Employee Plan, Korro has made available to Frequency, true and complete copies of (i) the plan document, including all amendments thereto, and in the case of an unwritten Employee Plan, a written description of all material terms thereof, (ii) all related trust instruments or other funding-related documents and insurance contracts, (iii) the summary plan description and each summary of material modifications thereto, (iv) the financial statements for the most recent year for which such financial statements are available (in audited form, if available or required by ERISA) and, where applicable, annual reports with any Governmental Authority (e.g., Form 5500 and all schedules thereto), (v) the most recent IRS determination or opinion letter, (vi) written results of any required compliance testing for the three most recent plan years, and (vii) all material, non-routine notices, filings or correspondence during the past three years with any Governmental Authority.

(d) Each Korro Employee Plan that is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter or may rely on a favorable opinion letter with respect to such qualified status from the IRS to the effect that such plan is qualified under Section 401(a) of the Code and the related trust is exempt from federal income Taxes under Section 501(a) of the Code. To the Knowledge of Korro, nothing has occurred that would reasonably be expected to cause the loss of the qualified status of any such Korro Employee Plan or the Tax exempt status of any related trust.

(e) Each Korro Employee Plan has been established, maintained and operated in compliance, in all material respects, with its terms and all applicable Laws, including, without limitation, the Code and ERISA. No Legal Proceeding (other than those relating to routine claims for benefits) is pending or, to the Knowledge of Korro, threatened with respect to any Korro Employee Plan. All material payments and/or contributions required to have been made with respect to all Korro Employee Plans have been made in accordance with the terms of the applicable Korro Employee Plan and applicable Law in all material respects and neither the Korro nor any Korro ERISA Affiliate has any material liability for any such unpaid contributions with respect to any Korro Employee Plan.

(f) Neither Korro, any of its Subsidiaries nor any of their ERISA Affiliates maintains, contributes to or is required to contribute to, or has any Liability with respect to (i) any “employee benefit plan” (within the meaning of Section 3(2) of ERISA) that is or was subject to Title IV or Section 302 of ERISA or Section 412 of the Code, (ii) a Multiemployer Plan, (iii) any Multiple Employer Plan, or (iv) any Multiple Employer Welfare Arrangement.

(g) No Korro Employee Plan provides for medical or other welfare benefits to any service provider beyond termination of service or retirement, other than (i) pursuant to COBRA or an analogous state law requirement (the full cost of which is borne by such Person or such Person’s dependents or beneficiaries) or (ii) continuation coverage through the end of the month in which such termination or retirement occurs.

(h) No Korro Employee Plan is subject to any law of a foreign jurisdiction outside of the United States.

(i) Each Korro Employee Plan that constitutes in any part a nonqualified deferred compensation plan within the meaning of Section 409A of the Code has been operated and maintained in all material respects in operational and documentary compliance with Section 409A of the Code and applicable guidance thereunder. No payment to be made under any Korro Employee Plan is, or to the Knowledge of Korro, will be, subject to the penalties of Section 409A(a)(1) of the Code.

(j) Korro and its Subsidiaries are, and since January 1, 2020 have been, in material compliance in all material respects with all applicable Laws respecting labor, employment and employment practices, including terms and conditions of employment, worker classification, tax withholding, prohibited discrimination, harassment, equal employment, fair employment practices, meal and rest periods, immigration status, employee safety and health, wages (including overtime wages), compensation, and hours of work. There are no Legal Proceedings pending or, to the Knowledge of Korro, threatened or reasonably anticipated against Korro or any of its Subsidiaries relating to any Korro Associate. Korro is not a party to a conciliation agreement, consent decree or other agreement or Order with any federal, state, or local agency or Governmental Authority with respect to employment practices.

(k) Korro has not taken any action which would constitute a “plant closing” or “mass layoff” within the meaning of the WARN Act, issued any notification of a plant closing or mass layoff required by the WARN Act (nor has Korro or any of its Subsidiaries has been under any requirement or obligation to issue any such notification), or incurred any Liability or obligation under the WARN Act that remains unsatisfied.

(l) There has never been, nor to the Knowledge of Korro has there been any threat of, any strike, slowdown, work stoppage, lockout, job action, union, organizing activity, question concerning representation or any similar activity or dispute, affecting Korro or its Subsidiaries. No event has occurred within the past six months, and no condition or circumstance exists, that would reasonably be expected to give rise to or provide a basis for the commencement of any such strike, slowdown, work stoppage, lockout, job action, union organizing activity, question concerning representation or any similar activity or dispute.

(m) There is no contract, agreement, plan or arrangement to which Korro or any of its Subsidiaries is a party or by which it is bound to make any payment or compensate any Korro Associate for Taxes incurred pursuant to the Code, including, but not limited to, Section 4999 or Section 409A of the Code.

(n) Neither the execution and delivery of this Agreement, the shareholder approval of this Agreement, nor the consummation of the Contemplated Transactions (either alone or in conjunction with any other event, including without limitation, a termination of employment) will result in any (i) payment (including severance, forgiveness of indebtedness or otherwise) or benefit becoming due to Korro Associate, (ii) increase in any benefits or the compensation payable under any Korro Employee Plan, (iii) acceleration of the time of payment, funding or vesting of any such compensation or benefits or any loan forgiveness, (iv) restriction on the right of Korro or any of its Subsidiaries or, after the consummation of Contemplated Transactions, the Surviving Corporation, to merge, amend, terminate or transfer any Korro Employee Plan, or (v) “excess parachute payment” (within the meaning of Section 280G of the Code).

3.18 Environmental Matters. Since January 1, 2020, Korro and each of its Subsidiaries has complied with all applicable Environmental Laws, which compliance includes the possession by Korro of all permits and other Governmental Authorizations required under applicable Environmental Laws and compliance with the terms and conditions thereof, except for any failure to be in compliance that, individually or in the aggregate, would not result in a Korro Material Adverse Effect. Neither Korro nor any of its Subsidiaries has received since January 1, 2020, any written notice or other communication (in writing or otherwise), whether from a Governmental Authority, citizens group, employee or otherwise, that alleges that Korro or any of its Subsidiaries is not in compliance with any Environmental law, and, to the Knowledge of Korro, there are no circumstances that may prevent or interfere with Korro’s or any of its Subsidiaries’ compliance with any Environmental Law in the future, except where such failure to comply would not reasonably be expected to have a Korro Material Adverse Effect. To the Knowledge of Korro: (a) no current or prior owner of any property leased or controlled by Korro or any of its Subsidiaries has received since January 1, 2020, any written notice or other communication relating to property owned or leased at any time by Korro or any of its Subsidiaries, whether from a Governmental Authority, citizens group, employee or otherwise, that alleges that such current or prior owner or Korro or any of its Subsidiaries is not in compliance with or violated any Environmental Law relating to such property and (b) neither Korro nor any of its Subsidiaries has any material liability under any Environmental Law.

3.19 Insurance. Korro has made available to Frequency accurate and complete copies of all material insurance policies and all material self-insurance programs and arrangements relating to the business, assets, liabilities and operations of Korro and its Subsidiaries. Each of such insurance policies is in full force and effect and Korro and its Subsidiaries are in compliance in all material respects with the terms thereof. Other than customary end of policy notifications from insurance carriers, since January 1, 2020, neither Korro nor any of its Subsidiaries has received any notice or other communication regarding any actual or possible: (a) cancellation or invalidation of any insurance policy or (b) refusal or denial of any coverage, reservation of rights or rejection of any material claim under any insurance policy. Each of Korro and its Subsidiaries has provided timely written notice to the appropriate insurance carrier(s) of each Legal Proceeding pending against Korro or such Subsidiary for which Korro or such Subsidiary has insurance coverage, and no such carrier has issued a denial of coverage or a reservation of rights with respect to any such Legal Proceeding, or informed Korro of its intent to do so.

3.20 No Financial Advisors. Except as set forth on Section 3.20 of the Korro Disclosure Schedule, no broker, finder or investment banker is entitled to any brokerage fee, finder’s fee, opinion fee, success fee, transaction fee or other fee or commission in connection with the Contemplated Transactions based upon arrangements made by or on behalf of Korro.

3.21 Transactions with Affiliates. Section 3.21 of the Korro Disclosure Schedule describes any material transactions or relationships, since January 1, 2020, between, on one hand, Korro and, on the other hand, any (a) executive officer or director of Korro or any of such executive officer’s or director’s immediate family members, (b) owner of more than five percent of the voting power of the outstanding shares of Korro Common Stock or (c) to the Knowledge of Korro, any “related person” (within the meaning of Item 404 of Regulation S-K under the Securities Act) of any such officer, director or owner (other than Korro) in the case of each of (a), (b) or (c) that is of the type that would be required to be disclosed under Item 404 of Regulation S-K under the Securities Act.

3.22 Privacy and Data Security.

(a) Korro and its Subsidiaries have complied with all applicable Privacy Laws and the applicable terms of any Korro Contracts relating to privacy, security, collection or use of Personal Information of any individuals (including clinical trial participants, patients, patient family members, caregivers or advocates, physicians and other health care professionals, clinical trial investigators, researchers, pharmacists) that interact with Korro or any of its Subsidiaries in connection with the operation of Korro’s and its Subsidiaries’ business, except for such noncompliance as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Korro Material Adverse Effect. To the Knowledge of Korro, Korro has implemented and maintains reasonable written policies and procedures, satisfying the requirements of applicable Privacy Laws, concerning the privacy, security, collection and use of Personal Information (the “Privacy Policies”) and has complied with the same, except for such noncompliance as has not to the Knowledge of Korro had, and would not reasonably be expected to have, individually or in the aggregate, a Korro Material Adverse Effect. To the Knowledge of Korro, as of the date hereof, no claims have been asserted or threatened against Korro by any Person alleging a violation of Privacy Laws, Privacy Policies and/or the applicable terms of any Korro Contracts relating to privacy, security, collection or use of Personal Information of any individuals. To the Knowledge of Korro, there have been no data security incidents, personal data breaches or other adverse events or incidents related to Personal Information or Korro data in the custody or control of Korro or any service provider acting on behalf of Korro, in each case where such incident, breach or event would result in a notification obligation to any Person under applicable law or pursuant to the terms of any Korro Contract.

(b) The information technology assets and equipment of Korro and its Subsidiaries (collectively, “Korro IT Systems”) are adequate for, and operate and perform in all material respects as required in connection with the operation of the business of Korro and its Subsidiaries as currently conducted, and to the Knowledge of Korro, free and clear of all material bugs, errors, defects, Trojan horses, time bombs, malware and other corruptants. Korro and its Subsidiaries have implemented and maintain commercially reasonable physical, technical and administrative safeguards to protect Personal Information processed by or on behalf of Korro and its Subsidiaries, any other material confidential information and the integrity and security of Korro IT Systems used in connection with their businesses, and during the past three years, there have been no breaches, violations, outages or unauthorized uses of or accesses to same, except for those that have been remedied without material cost or Liability or the duty to notify any other Person.

3.23 Concurrent Financing.

(a) Korro has delivered to Frequency true, correct and complete copies of all definitive agreements related to the Concurrent Financing, including the Subscription Agreement, pursuant to which the Purchasers (as defined in the Subscription Agreement) party thereto (collectively, the “Purchasers”) have agreed, subject to the terms and conditions set forth therein, to purchase the number of shares of Korro Common Stock set forth therein in connection with the transactions contemplated by this Agreement. The Subscription Agreement has not been amended or modified prior to the date of this Agreement and as of the date hereof, no such amendment or modification is contemplated (other than amendments or modifications that are permitted by Section 5.27), and as of the date hereof, the respective obligations and commitments contained in the Subscription Agreement have not been withdrawn or rescinded in any respect.

(b) As of the date hereof, the Subscription Agreement is in full force and effect and is the legal, valid, binding and enforceable obligation of Korro, and, to the Knowledge of Korro, each of the Purchasers. There are no conditions precedent or other contingencies related to the funding of the full amount of the Concurrent Financing, other than as expressly set forth in the Subscription Agreement. As of the date hereof, no event has occurred which, with or without notice, lapse of time or both, would reasonably be expected to constitute a default or breach on the part of Korro or, to the Knowledge of Korro, any Purchaser under the Subscription Agreement. As of the date hereof, Korro has no reason to believe that any of the conditions to the Concurrent Financing as contemplated by the Subscription Agreement will not be satisfied.

3.24 No Other Representations or Warranties. Korro hereby acknowledges and agrees that, except for the representations and warranties contained in this Agreement, neither Frequency nor any other person on behalf of Frequency makes any express or implied representation or warranty with respect to Frequency or with respect to any other information provided to Korro, any of its stockholders or any of their respective Affiliates in connection with the Contemplated Transactions, and (subject to the express representations and warranties of Frequency set forth in Article IV (in each case as qualified and limited by the Frequency Disclosure Schedule)) none of Korro, or any of its Representatives or stockholders, has relied on any such information (including the accuracy or completeness thereof).

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF FREQUENCY AND MERGER SUB

Except (i) as set forth in the written disclosure schedule delivered by Frequency to Korro (the “Frequency Disclosure Schedule”) or (ii) as disclosed in the Frequency SEC Documents filed with the SEC on or before the day that is one (1) Business Day prior to the date hereof and publicly available on the SEC’s Electronic Data Gathering Analysis and Retrieval system (but (A) without giving effect to any amendment thereof filed with, or furnished to the SEC on or after the date hereof and (B) excluding any disclosures contained under the heading “Risk Factors” and any disclosure of risks included in any “forward-looking statements” disclaimer or in any other section to the extent they are forward-looking statements or cautionary, predictive or forward-looking in nature), it being understood that any matter disclosed in the Frequency SEC Documents shall not be deemed disclosed for purposes of Sections 4.1(a), 4.1(b) or 4.3, Frequency and Merger Sub represent and warrant to Korro as follows:

4.1 Due Organization; Subsidiaries.

(a) Each of Frequency and its Subsidiaries (including Merger Sub) is a corporation or other legal entity duly incorporated or otherwise organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation or organization and has all necessary power and authority: (i) to conduct its business in the manner in which its business is currently being conducted, (ii) to own or lease and use its property and assets in the manner in which its property and assets are currently owned or leased and used and (iii) to perform its obligations under all Contracts by which it is bound. Since the date of its formation, Merger Sub has not engaged in any activities other than in connection with or as contemplated by this Agreement. All of Frequency’s Subsidiaries are wholly owned by Frequency.

(b) Each of Frequency and its Subsidiaries is licensed and qualified to do business, and is in good standing (to the extent applicable in such jurisdiction), under the Laws of all jurisdictions where the nature of its business in the manner in which its business is currently being conducted requires such licensing or qualification other than in jurisdictions where the failure to be so qualified individually or in the aggregate would not be reasonably expected to have a Frequency Material Adverse Effect.

(c) Except as set forth on Section 4.1(c) of the Frequency Disclosure Schedule, Frequency has no Subsidiaries other than Merger Sub and Frequency does not directly or indirectly own any capital stock of, or any equity ownership or profit sharing interest of any nature in, or control directly or indirectly, any other Entity other than Merger Sub. Frequency is not and has not otherwise been, directly or indirectly, a party to, member of or participant in any partnership, joint venture or similar business entity. Frequency has not agreed and is not obligated to make, nor is Frequency bound by any Contract under which it may become obligated to make, any future investment in or capital contribution to any other Entity. Frequency has not, at any time, been a general partner of, and has not otherwise been liable for any of the debts or other obligations of, any general partnership, limited partnership or other Entity.

4.2 Organizational Documents. Frequency has delivered to Korro accurate and complete copies of the Organizational Documents of Frequency and Merger Sub. Neither Frequency nor Merger Sub is in breach or violation of its Organizational Documents in any material respect.

4.3 Authority; Binding Nature of Agreement. Each of Frequency and Merger Sub has all necessary corporate power and authority to enter into and to perform its obligations under this Agreement and to consummate the Contemplated Transactions. The Frequency Board (at meetings duly called and held) has: (a) determined that the Contemplated Transactions are fair to, advisable and in the best interests of Frequency and its stockholders, (b) approved and declared advisable this Agreement and the Contemplated Transactions, including the issuance of shares of Frequency Capital Stock to the stockholders of Korro pursuant to the terms of this Agreement, (c) determined to recommend the Frequency Board Recommendation to the stockholders of Frequency, and (d)

determined to approve and recommend the forms of the Charter Amendment Proposals to the stockholders of Frequency as promptly as practicable after the forms thereof are mutually agreed to by Frequency and Korro. The Merger Sub Board (by unanimous written consent) has: (x) determined that the Contemplated Transactions are fair to, advisable, and in the best interests of Merger Sub and its sole stockholder, (y) deemed advisable and approved this Agreement and the Contemplated Transactions and (z) determined to recommend, upon the terms and subject to the conditions set forth in this Agreement, that the stockholder of Merger Sub vote to adopt this Agreement and thereby approve the Contemplated Transactions. This Agreement has been duly executed and delivered by Frequency and Merger Sub and, assuming the due authorization, execution and delivery by Korro, constitutes the legal, valid and binding obligation of Frequency and Merger Sub, enforceable against each of Frequency and Merger Sub in accordance with its terms, subject to the Enforceability Exceptions.

4.4 Vote Required.

(a) The affirmative vote of a majority of the votes cast at the Frequency Stockholder Meeting (at which quorum is present) is the only vote of the holders of any class or series of Frequency Capital Stock necessary to approve this Agreement and the Contemplated Transactions, including the issuance of the shares of Frequency Common Stock to the stockholders of Korro in the Merger pursuant to the terms of this Agreement; and

(b) (i) If the Frequency Stockholder Meeting occurs after the Delaware Law Amendment Approval is obtained, the only vote of the holders of any class or series of Frequency Capital Stock necessary to approve an amendment to Frequency’s certificate of incorporation to effect the Charter Amendment Proposals is a vote at the Frequency Stockholder Meeting (at which quorum is present) in which the number of votes cast in favor of the Charter Amendment Proposals exceeds the number of votes cast against the Charter Amendment Proposals; or (ii) if the Delaware Law Amendment Approval is not obtained, the affirmative vote in favor of the Charter Amendment Proposals of a majority of the outstanding shares of Frequency Common Stock entitled to vote thereon is the only vote of the holders of any class or series of Frequency Capital Stock necessary to approve an amendment to Frequency’s certificate of incorporation to affect the Charter Amendment Proposals (together with clause (a), the “Required Frequency Stockholder Vote”).

4.5 Non-Contravention; Consents.

(a) Subject to obtaining the Required Frequency Stockholder Vote and the filing of the Certificate of Merger required by Delaware Law, neither (x) the execution, delivery or performance of this Agreement by Frequency or Merger Sub, nor (y) the consummation of the Contemplated Transactions, will directly or indirectly (with or without notice or lapse of time):

(i) contravene, conflict with or result in a violation of any of the provisions of the Organizational Documents of Frequency or its Subsidiaries;

(ii) contravene, conflict with or result in a material violation of, or give any Governmental Authority or other Person the right to challenge the Contemplated Transactions or to exercise any remedy or obtain any relief under, any Law or any Order to which Frequency or its Subsidiaries, or any of the assets owned or used by Frequency or its Subsidiaries, is subject;

(iii) contravene, conflict with or result in a material violation of any of the terms or requirements of, or give any Governmental Authority the right to revoke, withdraw, suspend, cancel, terminate or modify, any Governmental Authorization that is held by Frequency or its Subsidiaries or that otherwise relates to the business of Frequency, or any of the assets owned, leased or used by Frequency;

(iv) contravene, conflict with or result in a violation or breach of, or result in a default under, any provision of any Frequency Material Contract, or give any Person the right to: (A) declare a default or exercise any remedy under any Frequency Material Contract, (B) any material payment, rebate, chargeback, penalty or change in delivery schedule under any such Frequency Material Contract, (C) accelerate the maturity or performance of any Frequency Material Contract or (D) cancel, terminate or modify any term of any Frequency Material Contract, except in the case of any nonmaterial breach, default, penalty or modification; or

(v) result in the imposition or creation of any Encumbrance upon or with respect to any asset owned or used by Frequency or its Subsidiaries (except for Permitted Encumbrances).

(b) Except for (i) any Consent set forth on Section 4.5 of the Frequency Disclosure Schedule under any Frequency Contract, (ii) the Required Frequency Stockholder Vote, (iii) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware pursuant to Delaware Law and (iv) such consents, waivers, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable federal and state securities laws, neither Frequency nor any of its Subsidiaries was, is or will be required to make any filing with or give any notice to, or to obtain any Consent from, any Person in connection with (x) the execution, delivery or performance of this Agreement or (y) the consummation of the Contemplated Transactions.

(c) The Frequency Board and the Merger Sub Board have taken and will take all actions necessary to ensure that the restrictions applicable to business combinations contained in Section 203 of Delaware Law are, and will be, inapplicable to the execution, delivery and performance of this Agreement and to the consummation of the Contemplated Transactions. No other state takeover statute or similar Law applies or purports to apply to the Merger, this Agreement or any of the other Contemplated Transactions.

4.6 Capitalization.

(a) The authorized capital stock of Frequency consists of (i) 200,000,000 shares of common stock, par value $0.001 per share (“Frequency Common Stock”), of which 36,926,285 shares have been issued and are outstanding as of July 12, 2023 and (ii) 10,000,000 shares of preferred stock, par value $0.001 per share (“Frequency Preferred Stock”), of which no shares have been issued and are outstanding as of July 12, 2023. Frequency does not hold any shares of its capital stock in its treasury.

(b) All of the outstanding shares of Frequency Common Stock have been duly authorized and validly issued, and are fully paid and nonassessable and are free of any Encumbrances other than under applicable securities Laws. None of the outstanding shares of Frequency Common Stock is entitled or subject to any preemptive right, right of participation, right of maintenance or any similar right and none of the outstanding shares of Frequency Common Stock is subject to any right of first refusal in favor of Frequency. Except as contemplated herein, there is no Frequency Contract relating to the voting or registration of, or restricting any Person from purchasing, selling, pledging or otherwise disposing of (or granting any option or similar right with respect to), any shares of Frequency Common Stock. Frequency is not under any obligation, nor is it bound by any Contract pursuant to which it may become obligated, to repurchase, redeem or otherwise acquire any outstanding shares of Frequency Common Stock or other securities. Section 4.6(b) of the Frequency Disclosure Schedule accurately and completely lists all repurchase rights held by Frequency with respect to shares of Frequency Common Stock (including shares issued pursuant to the exercise of options) and specifies which of those repurchase rights are currently exercisable.

(c) Section 4.6(c) of the Frequency Disclosure Schedule sets forth a true and complete list, as of July 12, 2023, of each outstanding Frequency Option and Frequency Restricted Stock Unit award, including: (i) the name (or employee identification number) of the holder, (ii) the number of shares of Frequency Common Stock subject to such Frequency Option and/or Frequency Restricted Stock Units, (iii) the exercise price of each Frequency Option, (iv) the date of grant, (v) the applicable vesting schedule, including any acceleration provisions and the number of vested and unvested shares (and, if applicable, assuming achievement of the applicable performance metrics), (vi) the expiration date, as applicable, and (vii) whether the Frequency Option is intended to be an “incentive stock option” (as defined in the Code) or a non-qualified stock option. Frequency has made available to Korro accurate and complete copies of the following (except for such documents that are filed as an exhibit to a Frequency SEC Document): (A) the standard form of agreement evidencing Frequency Options and Frequency Restricted Stock Unit awards; and (B) each agreement evidencing a Frequency Option or Frequency Restricted Stock Unit award that does not conform in all material respects to the standard form agreement.

(d) Except as set forth on Section 4.6(c) of the Frequency Disclosure Schedule, there is no: (i) outstanding subscription, option, call, warrant or right (whether or not currently exercisable) to acquire any shares of the capital stock or other securities of Frequency, (ii) outstanding security, instrument or obligation that is or may become convertible into or exchangeable for any shares of the capital stock or other securities of Frequency, (iii) stockholder rights plan (or similar plan commonly referred to as a “poison pill”) or Contract under which Frequency is or may become obligated to sell or otherwise issue any shares of its capital stock or any other securities or (iv) condition or circumstance that may give rise to or provide a basis for the assertion of a claim by any Person to the effect that such Person is entitled to acquire or receive any shares of capital stock or other securities of Frequency.

(e) All outstanding shares of Frequency Common Stock and other securities of Frequency have been issued and granted in material compliance with (i) all applicable securities laws and other applicable Law and (ii) all requirements set forth in applicable Contracts.

4.7 SEC Filings; Financial Statements.

(a) Frequency has filed or furnished, as applicable, on a timely basis all forms, statements, certifications, reports and documents required to be filed or furnished by it with the SEC under the Exchange Act or the Securities Act since January 1, 2020 (the “Frequency SEC Documents”). As of the time it was filed with the SEC (or, if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing), each of the Frequency SEC Documents complied in all material respects with the applicable requirements of the Securities Act or the Exchange Act (as the case may be) and as of the time they were filed, none of the Frequency SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The certifications and statements required by (i) Rule 13a-14 under the Exchange Act and (ii) 18 U.S.C. §1350 (Section 906 of the Sarbanes-Oxley Act) relating to the Frequency SEC Documents (collectively, the “Frequency Certifications”) are accurate and complete and comply as to form and content with all applicable Laws. As used in this Section 4.7, the term “file” and variations thereof shall be broadly construed to include any manner in which a document or information is furnished, supplied or otherwise made available to the SEC.

(b) The financial statements (including any related notes) contained or incorporated by reference in the Frequency SEC Documents: (i) complied as to form in all material respects with the Securities Act and the Exchange Act, as applicable, and the published rules and regulations of the SEC applicable thereto, (ii) were prepared in accordance with GAAP (except as may be indicated in the notes to such financial statements or, in the case of unaudited financial statements, as permitted by Form 10-Q of the SEC, and except that the unaudited financial statements may not contain footnotes and are subject to normal and recurring year-end adjustments that are not reasonably expected to be material in amount) applied on a consistent basis unless otherwise noted therein throughout the periods indicated and (iii) fairly present, in all material respects, the financial position of Frequency as of the respective dates thereof and the results of operations and cash flows of Frequency for the periods covered thereby. Other than as expressly disclosed in the Frequency SEC Documents filed prior to the date hereof, there has been no material change in Frequency’s accounting methods or principles that would be required to be disclosed in Frequency’s financial statements in accordance with GAAP. The books of account and other financial records of Frequency and each of its Subsidiaries are true and complete in all material respects.

(c) Frequency’s auditor has at all times since the date of enactment of the Sarbanes-Oxley Act been: (i) a registered public accounting firm (as defined in Section 2(a)(12) of the Sarbanes-Oxley Act), (ii) to the Knowledge of Frequency, “independent” with respect to Frequency within the meaning of Regulation S-X under the Exchange Act and (iii) to the Knowledge of Frequency, in compliance with subsections (g) through (l) of Section 10A of the Exchange Act and the rules and regulations promulgated by the SEC and the Public Company Accounting Oversight Board thereunder.

(d) Except as set forth on Section 4.7(d) of the Frequency Disclosure Schedule, Frequency has not received any comment letter from the SEC or the staff thereof or any correspondence from Nasdaq or the staff thereof relating to the delisting or maintenance of listing of Frequency Common Stock on Nasdaq. Frequency has not disclosed any unresolved comments in the Frequency SEC Documents.

(e) There have been no formal internal investigations regarding financial reporting or accounting policies and practices discussed with, reviewed by or initiated at the direction of the chief executive officer, chief financial officer, or general counsel of Frequency, the Frequency Board or any committee thereof, other than ordinary course audits or reviews of accounting policies and practices or internal controls required by the Sarbanes-Oxley Act.

(f) Except as set forth on Section 4.7(f) of the Frequency Disclosure Schedule, Frequency is in compliance in all material respects with the applicable provisions of the Sarbanes-Oxley Act, the Exchange Act and the applicable listing and governance rules and regulations of Nasdaq.

(g) Frequency maintains a system of internal control over financial reporting (as defined in Rules 13a-15(f) and 15d-l5(f) of the Exchange Act) that is sufficient to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP, including policies and procedures sufficient to provide reasonable assurance (i) that Frequency maintains records that in reasonable detail accurately and fairly reflect Frequency’s transactions and dispositions of assets, (ii) that transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP, (iii) that receipts and expenditures are made only in accordance with authorizations of management and the Frequency Board and (iv) regarding prevention or timely detection of the unauthorized acquisition, use or disposition of Frequency’s assets that could have a material effect on Frequency’s financial statements. Frequency has evaluated the effectiveness of Frequency’s internal control over financial reporting and, to the extent required by applicable Law, presented in any applicable Frequency SEC Document that is a report on Form 10-K or Form 10-Q (or any amendment thereto) its conclusions about the effectiveness of the internal control over financial reporting as of the end of the period covered by such report or amendment based on such evaluation. Frequency has disclosed to Frequency’s auditors and the Audit Committee of the Frequency Board (and made available to Frequency a summary of the significant aspects of such disclosure) (A) all significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting that are reasonably likely to adversely affect Frequency’s ability to record, process, summarize and report financial information and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in Frequency or its Subsidiaries’ internal control over financial reporting. Except as disclosed in the Frequency SEC Documents filed prior to the date hereof, Frequency’s internal control over financial reporting is effective and Frequency has not identified any material weaknesses in the design or operation of Frequency’s internal control over financial reporting.

(h) Frequency’s “disclosure controls and procedures” (as defined in Rules 13a-15(e) and 15d-15(e) of the Exchange Act) are designed to ensure that all information (both financial and nonfinancial) required to be disclosed by Frequency in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such information is accumulated and communicated to Frequency’s principal executive officer and principal financial officer as appropriate to allow timely decisions regarding required disclosure and to make the Frequency Certifications and such disclosure controls and procedures are effective. Frequency has carried out evaluation of the effectiveness of its disclosure controls and procedures as required by Rule 13a-l5 of the Exchange Act.

(i) Frequency has not been and is not currently a “shell company” as defined under Section 12b-2 of the Exchange Act.

4.8 Absence of Changes. Except as set forth on Section 4.8 of the Frequency Disclosure Schedule, since January 1, 2023, Frequency and its Subsidiaries have conducted its business only in the Ordinary Course of Business (except for the execution and performance of this Agreement and the discussions, negotiations and transactions related thereto) and there has not been any (a) Frequency Material Adverse Effect or (b) action, event or occurrence that would have required consent of Frequency pursuant to Section 5.2 of this Agreement had such action, event or occurrence taken place after the execution and delivery of this Agreement.

4.9 Absence of Undisclosed Liabilities. Neither Frequency nor any of its Subsidiaries has any Liability of a type required to be reflected or reserved for on a balance sheet prepared in accordance with GAAP, except for: (a) Liabilities disclosed, reflected or reserved against in the Frequency Balance Sheet, (b) normal and recurring current Liabilities that have been incurred by Frequency or its Subsidiaries since the date of the Frequency Balance Sheet in the Ordinary Course of Business (none of which relates to any breach of contract, breach of warranty, tort, infringement, or violation of Law), (c) Liabilities for performance of obligations of Frequency or any of its Subsidiaries under Frequency Contracts, (d) Liabilities incurred in connection with the Contemplated Transactions and the Subscription Agreement and (e) Liabilities listed in Section 4.9 of the Frequency Disclosure Schedule.

4.10 Title to Assets. Each of Frequency and its Subsidiaries owns, and has good and valid title to, or, in the case of leased properties and assets, valid leasehold interests in, all tangible properties or tangible assets and equipment used or held for use in its business or operations or purported to be owned by it, including: (a) all tangible assets reflected on the Frequency Balance Sheet and (b) all other tangible assets reflected in the books and records of Frequency as being owned by Frequency. All of such assets are owned or, in the case of leased assets, leased by Frequency or any of its Subsidiaries free and clear of any Encumbrances, other than Permitted Encumbrances.

4.11 Real Property; Leasehold. Neither Frequency nor any of its Subsidiaries owns or has ever owned any real property. Frequency has made available to Korro (a) an accurate and complete list of all real properties with respect to which Frequency directly or indirectly holds a valid leasehold interest as well as any other real estate that is in the possession of or leased by Frequency or any of its Subsidiaries and (b) copies of all leases under which any such real property is possessed (the “Frequency Real Estate Leases”), each of which is in full force and effect, with no existing material default thereunder.

4.12 Intellectual Property.

(a) Section 4.12(a) of the Frequency Disclosure Schedule is an accurate, true and complete listing of all Frequency Registered IP including for each item (i) the record owner (and name of any other Person with an ownership interest in such item of Frequency Registered IP, if any), jurisdiction (or, with respect to domain names, the applicable registrar), status, date and registration or application number of each item, as applicable, (ii) the name of the record owner and any other Person that has an ownership interest in such item of Frequency Registered IP, and the nature of such ownership interest, and (iii) to the Knowledge of Frequency, any actions that are required to be taken within 180 days of the Closing Date, including the payment of any registration, maintenance or renewal fees or the filing of or response to any documents, applications or certificates, for the purposes of prosecuting, obtaining, perfecting, maintaining or renewing any Frequency Registered IP. Section 4.12(a) of the Frequency Disclosure Schedule also sets forth, as of the date of this Agreement, a list of all internet domain names with respect to which Frequency or any of its Subsidiaries are the registrant and, with respect to each domain name, the record owner of such domain name and if different, the legal and beneficial owner(s) of such domain name and the applicable domain name registrar.

(b) Section 4.12(b) of the Frequency Disclosure Schedule accurately identifies (i) all Frequency Contracts pursuant to which any Frequency IP Rights are licensed to Frequency (other than (A) any non-customized software that (1) is so licensed solely in executable or object code form pursuant to a nonexclusive, internal use software license and other Intellectual Property associated with such software and (2) is not incorporated into, or material to the development, manufacturing, or distribution of, any of Frequency’s or any of its Subsidiaries’ products or services, (B) any Intellectual Property licensed on a nonexclusive basis ancillary to the purchase or use of equipment, reagents or other materials, (C) any confidential information provided under confidentiality agreements and (D) agreements between Frequency or its Subsidiaries and their respective employees in Frequency’s standard form thereof) and (ii) whether the license or licenses granted to Frequency are exclusive or nonexclusive. Each Frequency Contract listed in Section 4.12(b) of the Frequency Disclosure Schedule is in full force and effect and constitutes a legal, valid, and binding obligation of Frequency, its Subsidiaries and each other party thereto, and is enforceable against Frequency, its Subsidiaries and each other party thereto in accordance with its terms. Neither Frequency, its Subsidiaries, nor, to the Knowledge of Frequency, any other party to any Frequency Contract listed in Section 4.12(b) of the Frequency Disclosure Schedule has been or is, or has been or is alleged to be, in material default under, or has provided or received any notice of, breach under, or intention to terminate (including by non-renewal), any Frequency Contract listed in Section 4.12(b) of the Frequency Disclosure Schedule.

(c) Except for instances that would not reasonably be expected to have, individually or in the aggregate, a Frequency Material Adverse Effect, Section 4.12(c) of the Frequency Disclosure Schedule accurately identifies each Frequency Contract pursuant to which any Person has been granted any license under, or otherwise has received or acquired any right (whether or not currently exercisable) or interest in, any Frequency IP Rights (other than (i) any confidential information provided under confidentiality agreements and (ii) any Frequency IP Rights nonexclusively licensed to academic collaborators, suppliers or service providers for the sole purpose of enabling such academic collaborator, supplier or service providers to provide services for Frequency’s or its Subsidiaries’ benefit). Each Frequency Contract listed in Section 4.12(c) of the Frequency Disclosure Schedule is in full force and effect and constitutes a legal, valid, and binding obligation of Frequency, its Subsidiaries and each other party thereto, and is enforceable against Frequency, its Subsidiaries and each other party thereto in accordance with its terms. Neither Frequency, its Subsidiaries nor, to the Knowledge of Frequency, any other party to any Frequency Contract listed in Section 4.12(c) of the Frequency Disclosure Schedule has been or is, or has been or is alleged to be, in material default under, or has provided or received any notice of, breach under, or intention to terminate (including by non-renewal), any Frequency Contract listed in Section 4.12(c) of the Frequency Disclosure Schedule.

(d) Except as identified on Section 4.12(d) of the Frequency Disclosure Schedule, neither Frequency nor any of its Subsidiaries is bound by, and no Frequency IP Rights are subject to, any Contract containing any covenant or other provision that in any way limits or restricts the ability of Frequency or any of its Subsidiaries to use, exploit, assert, or enforce any Frequency IP Rights anywhere in the world.

(e) Frequency or one of its Subsidiaries exclusively owns all right, title, and interest to and in the Frequency IP Rights (other than (i) Frequency IP Rights licensed to Frequency, or co-owned rights each as identified in Section 4.12(c) of the Frequency Disclosure Schedule, (ii) Frequency IP Rights that Frequency intends to abandon as identified in Section 4.12(a) of the Frequency Disclosure Schedule, (iii) any non-customized software that (A) is licensed to Frequency or its Subsidiaries solely in executable or object code form pursuant to a nonexclusive, internal use software license and other Intellectual Property associated with such software and (B) is not incorporated into, or material to the development, manufacturing, or distribution of, any of Frequency or its Subsidiaries’ products or services and (iv) any Intellectual Property licensed on a nonexclusive basis ancillary to the purchase or use of equipment, reagents or other materials), in each case, free and clear of any Encumbrances (other than Permitted Encumbrances). Without limiting the generality of the foregoing:

(i) To the Knowledge of Frequency, all documents and instruments necessary to register or apply for or renew registration of Frequency Registered IP have been validly executed, delivered, and filed in a timely manner with the appropriate Governmental Authority. To the Knowledge of Frequency, Frequency has filed all statements of use and paid all renewal and maintenance fees, annuities and other fees with respect to the Frequency Registered IP that are due or payable as of the date of this Agreement.

(ii) Except for instances that would not reasonably be expected to have, individually or in the aggregate, a Frequency Material Adverse Effect, each Person who is or was an employee, contractor or consultant of Frequency or any of its Subsidiaries and who is or was involved in the creation, discovery, reduction to practice or development of any Intellectual Property for Frequency or any of its Subsidiaries has signed a valid, enforceable written agreement containing a present assignment of all right, title and interest in and to such Intellectual Property to Frequency or such Subsidiary and confidentiality provisions protecting trade secrets and confidential information of Frequency and its Subsidiaries.

(iii) To the Knowledge of Frequency, no current or former member, officer, director, or employee of Frequency or any of its Subsidiaries has any claim, right (whether or not currently exercisable), or interest to or in any Frequency IP Rights purported to be owned by Frequency. To the Knowledge of Frequency, no employee of Frequency or any of its Subsidiaries is (A) bound by or otherwise subject to any Contract restricting him or her from performing his or her duties for Frequency or such Subsidiary or (B) in breach of any Contract with any former employer or other Person concerning Frequency IP Rights purported to be owned by Frequency or such Subsidiary or confidentiality provisions protecting trade secrets and confidential information comprising Frequency IP Rights purported to be owned by Frequency or such Subsidiary.

(iv) No funding, facilities, or personnel of any Governmental Authority were used, directly or indirectly, to develop or create, in whole or in part, any Frequency IP Rights in which Frequency or any of its Subsidiaries has an ownership interest, and no educational institution has any right to, or right to royalties for, or to impose any requirement on the manufacture or commercialization of any product incorporating, any Frequency IP Rights. No Governmental Authority has any right to (including any “step-in” or “march-in” rights with respect to), ownership of, commercialization of, or right to royalties or other payments for any Frequency IP Rights. Without limiting the generality of the foregoing, no invention claimed or covered by any Patent within the Frequency IP Rights (A) was conceived or reduced to practice in connection with any research activities funded, in whole or in part, by the federal government of the United States or any agency thereof, (B) is a “subject invention” as that term is described in 35 U.S.C. Section 201(e), or (C) is otherwise subject to the provisions of the Bayh-Dole Act or any similar Law of any other jurisdiction, including with respect to any Patents that are part of the Frequency IP Rights.

(v) Frequency and each of its Subsidiaries has taken reasonable steps to maintain the confidentiality of and otherwise protect, maintain and enforce its rights in all proprietary information that Frequency or such Subsidiary holds, or purports to hold, as confidential or a trade secret. To the Knowledge of Frequency, neither Frequency nor any of its Subsidiaries has made any of its trade secrets or other material confidential or proprietary information that it intended to maintain as confidential information available to any other Person except pursuant to written agreements requiring such Person to maintain the confidentiality of such trade secrets or confidential information. To the Knowledge of Frequency, there have been no material security breaches, outages, violations or unauthorized access to any of the proprietary information that Frequency or any of its Subsidiaries holds, or purports to hold, as confidential or a trade secret.

(vi) Neither Frequency nor any of its Subsidiaries has assigned or otherwise transferred ownership of, or agreed to assign or otherwise transfer ownership of, any Frequency IP Rights to any other Person.

(vii) To the Knowledge of Frequency, neither Frequency nor any of its Subsidiaries has taken or failed to take any action that could be reasonably expected to result in the abandonment, invalidity, cancellation, forfeiture, relinquishing, invalidation or unenforceability of any Frequency IP Rights (including with respect to any trademark, a failure to exercise adequate quality controls or an assignment in gross without the accompanying goodwill). Each item of Frequency IP Right has been duly maintained and is not expired, abandoned or cancelled. To the Knowledge of Frequency, each of the Patents included in the Frequency IP Rights identifies each and every inventor of the claims thereof as determined in accordance with the applicable laws of the jurisdiction in which such Patent is issued or pending. To the Knowledge of Frequency, neither Frequency nor any of its Subsidiaries has engaged in patent or copyright misuse or any fraud or inequitable conduct in connection with any Frequency IP Right. To the Knowledge of Frequency, each of Frequency and its Subsidiaries and their respective patent counsel have complied with its duty of candor and disclosure and have made no material misrepresentations in the filings submitted to the applicable Governmental Authorities with respect to all Patents included in the Frequency IP Rights for which Frequency or any of its Subsidiaries is responsible for prosecuting.

(viii) To the Knowledge of Frequency, the Frequency IP Rights constitute all Intellectual Property necessary for Frequency to conduct its business as currently conducted or proposed to be conducted; provided, however, that the foregoing representation is not a representation with respect to non-infringement of Intellectual Property.

(f) Frequency has delivered, or made available to Korro, a complete and accurate copy of all material Frequency IP Rights Agreements.

(g) To the Knowledge of Frequency, the manufacture, marketing, offering for sale, sale, importation, use or intended use or other disposal of any product as currently sold or under development by Frequency does not violate any license or agreement between Frequency or its Subsidiaries and any third party in any material respect, and, to the Knowledge of Frequency, does not infringe or misappropriate any valid and issued Patent right or other Intellectual Property of any other Person, which infringement or misappropriation would reasonably be expected to have a Frequency Material Adverse Effect. To the Knowledge of Frequency, no third party is infringing upon any Patents owned by Frequency within the Frequency IP Rights, or otherwise violating any Frequency IP Rights Agreement.

(h) As of the date of this Agreement, neither Frequency nor any of its Subsidiaries is a party to any Legal Proceeding (including, but not limited to, opposition, interference or other proceeding in any patent or other government office) contesting the validity, ownership or right to use, sell, offer for sale, license or dispose of any Frequency IP Rights. To the Knowledge of Frequency, none of the Frequency IP Rights have been adjudged invalid or unenforceable in whole or part, and all Frequency IP Rights are in full force and effect. None of the Frequency IP Rights have been subject to any interference, derivation, reexamination (including ex parte reexamination, inter partes reexamination, inter partes review, or post grant review), reissue, cancellation, opposition, claim, allegation or other action, including any proceeding in which the scope, validity, inventorship, ownership or enforceability of any Frequency IP Rights is being, has been, or could reasonably be expected to be, contested or challenged. Neither Frequency nor any of its Subsidiaries received any written notice asserting that any Frequency IP Rights or the proposed use, sale, offer for sale, license or disposition of products, methods, or processes claimed or covered thereunder infringes or misappropriates or violates the rights of any other Person or that Frequency or any of its Subsidiaries have otherwise infringed, misappropriated or otherwise violated any Intellectual Property of any Person.

(i) To the Knowledge of Frequency, no trademark (whether registered or unregistered) or trade name owned, used, or applied for by Frequency conflicts or interferes with any trademark (whether registered or unregistered) or trade name owned, used, or applied for by any other Person except as would not have a Frequency Material Adverse Effect. None of the goodwill associated with or inherent in any trademark (whether registered or unregistered) in which Frequency or its Subsidiaries has or purports to have an ownership interest has been impaired as determined by Frequency in accordance with GAAP. Section 4.12(i) of the Frequency Disclosure Schedule sets forth all material unregistered trademarks included in the Frequency IP Rights.

(j) Except (i) as would reasonably be expected to have a Frequency Material Adverse Effect, (ii) as may be set forth in Section 4.12(b) or 4.12(c) of the Frequency Disclosure Schedule or as contained in license, distribution or service agreements entered into in the Ordinary Course of Business by Frequency (A) neither Frequency nor any of its Subsidiaries is bound by any Contract to indemnify, defend, hold harmless, or reimburse any other Person with respect to any Intellectual Property infringement, misappropriation, or similar claim which is material to Frequency or any of its Subsidiaries, taken as a whole and (B) neither Frequency nor any of its Subsidiaries has ever assumed, or agreed to discharge or otherwise take responsibility for, any existing or potential liability of another Person for infringement, misappropriation, or violation of any Intellectual Property right, which assumption, agreement or responsibility remains in force as of the date of this Agreement.

(k) Neither Frequency nor any of its Subsidiaries is party to any Contract that, as a result of such execution, delivery and performance of this Agreement, will (i) cause the grant, assignment or transfer to any other third party of any license or other right to or in any Frequency IP Rights, (ii) result in breach of, default under termination of, or acceleration or modification of such Contract with respect to any Frequency IP Rights, (iii) alter, encumber, impair or extinguish, or result in any Encumbrance with respect to, the right of Frequency or the Surviving Corporation and its Subsidiaries to use, sell or license or enforce any Frequency IP Rights or portion thereof or (iv) result in Frequency or any of its Subsidiaries being bound by or subject to any exclusivity obligations, non-compete or other restrictions on the operation or scope of their respective businesses, or to any obligation to grant any rights in or to any Frequency IP Rights, except, in each of (i), (ii), (iii) and (iv), for the occurrence of any such grant or impairment that would not individually or in the aggregate, reasonably be expected to result in a Frequency Material Adverse Effect.

4.13 Agreements, Contracts and Commitments.

(a) Section 4.13 of the Frequency Disclosure Schedule lists the following Frequency Contracts in effect as of the date of this Agreement other than the Subscription Agreement (each, a “Frequency Material Contract” and collectively, the “Frequency Material Contracts”):

(i) each Frequency Contract that is a collective bargaining agreement or other agreement or arrangement with any labor union, works council or labor organization;

(ii) each Frequency Contract for the employment or engagement of any individual on an employee, consulting or other basis that provides for annual base compensation in excess of $350,000;

(iii) each Frequency Contract with any Frequency Associate that provides for retention, change in control, transaction or other similar payments or benefits, whether or not payable as a result of the Contemplated Transactions;

(iv) each Frequency Contract relating to any agreement of indemnification or guaranty not entered into in the Ordinary Course of Business;

(v) each Frequency Contract containing (A) any covenant limiting the freedom of Frequency or any of its Subsidiaries to engage in any line of business or compete with any Person, or limiting the development, manufacture, or distribution of Frequency’s products or services, (B) any most-favored pricing arrangement, (C) any exclusivity provision or (D) any non-solicitation provision;

(vi) each Frequency Contract (A) pursuant to which any Person granted Frequency an exclusive license under any Intellectual Property, or (B) pursuant to which Frequency granted any Person an exclusive license under any Frequency IP Rights;

(vii) each Frequency Contract relating to capital expenditures and requiring payments after the date of this Agreement in excess of $100,000 pursuant to its express terms and not cancelable without penalty;

(viii) each Frequency Contract relating to the disposition or acquisition of material assets or any ownership interest in any Entity, in each case, involving payments in excess of $100,000 after the date of this Agreement;

(ix) each Frequency Contract relating to any mortgages, indentures, loans, notes or credit agreements, security agreements or other agreements or instruments relating to the borrowing of money or extension of credit in excess of $100,000 or creating any material Encumbrances with respect to any assets of Frequency or any loans or debt obligations with officers or directors of Frequency;

(x) each Frequency Contract requiring payment by or to Frequency after the date of this Agreement in excess of $500,000 pursuant to its express terms relating to: (A) any distribution agreement (identifying any that contain exclusivity provisions), (B) any agreement involving provision of services or products with respect to any preclinical or clinical development activities of Frequency, (C) any dealer, distributor, joint marketing, alliance, joint venture, cooperation, development or other agreement currently in force under which Frequency or any of its Subsidiaries has continuing obligations to develop or market any product, technology or service, or any agreement pursuant to which Frequency or any of its Subsidiaries has continuing obligations to develop any Intellectual Property that will not be owned, in whole or in part, by Frequency or such Subsidiary or (D) any Contract to license any patent, trademark registration, service mark registration, trade name or copyright registration to or from any third party to manufacture or produce any product, service or technology of Frequency or any of its Subsidiaries or any Contract to sell, distribute or commercialize any products or service of Frequency or any of its Subsidiaries, in each case, except for Frequency Contracts entered into in the Ordinary Course of Business;

(xi) each Frequency Contract with any Person, including any financial advisor, broker, finder, investment banker or other Person, providing advisory services to Frequency in connection with the Contemplated Transactions;

(xii) each Frequency Contract to which Frequency or any of its Subsidiaries is a party or by which any of their assets and properties is currently bound, which involves annual obligations of payment by, or annual payments to, Frequency or such Subsidiary in excess of $100,000;

(xiii) a Frequency Real Estate Lease;

(xiv) a Contract disclosed in or required to be disclosed in Section 4.12(b) or Section 4.12(c) of the Frequency Disclosure Schedule; or

(xv) any other Frequency Contract that is not terminable at will (with no penalty or payment) by Frequency or any of its Subsidiaries, and (A) which involves payment or receipt by Frequency or such Subsidiary after the date of this Agreement under any such agreement, contract or commitment of more than $250,000 in the aggregate, or obligations after the date of this Agreement in excess of $250,000 in the aggregate or (B) that is material to the business or operations of Frequency and its Subsidiaries taken as a whole.

(b) Frequency has delivered or made available to Korro accurate and complete copies of all Frequency Material Contracts, including all amendments thereto. There are no Frequency Material Contracts that are not in written form. Frequency has not, nor, to Frequency’s Knowledge as of the date of this Agreement, has any other party to a Frequency Material Contract, breached, violated or defaulted under, or received notice that it breached, violated or defaulted under, any of the terms or conditions of any Frequency Material Contract in such manner as would permit any other party to cancel or terminate any such Frequency Material Contract, or would permit any other party to seek damages which would reasonably be expected to have a Frequency Material Adverse Effect. As to Frequency and its Subsidiaries, as of the date of this Agreement, each Frequency Material Contract is valid, binding, enforceable and in full force and effect, subject to the Enforceability Exceptions. No Person is renegotiating, or has a right pursuant to the terms of any Frequency Material Contract to change, any material amount paid or payable to Frequency under any Frequency Material Contract or any other material term or provision of any Frequency Material Contract.

4.14 Compliance; Permits; Restrictions.

(a) Frequency and each of its Subsidiaries is, and since January 1, 2020, has been in material compliance with all applicable Laws. No investigation, claim, suit, proceeding, audit, Order, or other action by any Governmental Authority is pending or, to the Knowledge of Frequency, threatened against Frequency or any of its Subsidiaries. There is no agreement or Order binding upon Frequency or any of its Subsidiaries which (i) has or could reasonably be expected to have the effect of prohibiting or materially impairing any business practice of Frequency or any of its Subsidiaries, any acquisition of material property by Frequency or any of its Subsidiaries or the conduct of business by Frequency or any of its Subsidiaries as currently conducted, (ii) is reasonably likely to have an adverse effect on Frequency’s ability to comply with or perform any covenant or obligation under this Agreement or (iii) is reasonably likely to have the effect of preventing, delaying, making illegal or otherwise interfering with the Contemplated Transactions.

(b) Each of Frequency and its Subsidiaries holds all required Governmental Authorizations that are material to the operation of the business of Frequency and Merger Sub as currently conducted (collectively, the “Frequency Permits”). Section 4.14(b) of the Frequency Disclosure Schedule identifies each Frequency Permit. Each of Frequency and its Subsidiaries is in material compliance with the terms of the Frequency Permits. No Legal Proceeding is pending or, to the Knowledge of Frequency, threatened, which seeks to revoke, substantially limit, suspend, or materially modify any Frequency Permit.

(c) There are no Legal Proceedings pending or, to the Knowledge of Frequency, threatened with respect to an alleged material violation by Frequency or any of its Subsidiaries of the FDCA, PHSA, FDA regulations adopted thereunder, the Controlled Substances Act or any other Law promulgated by a Drug Regulatory Agency.

(d) Each of Frequency and its Subsidiaries holds all required material Governmental Authorizations issuable by any Drug Regulatory Agency necessary for the conduct of the business of Frequency and Merger Sub as currently conducted, and, as applicable, the development, testing, manufacturing, processing, storage, labeling, sale, marketing, advertising, distribution and importation or exportation, as currently conducted, of any of its product candidates (the “Frequency Product Candidates”) (collectively, the “Frequency Regulatory Permits”) and no such Frequency Regulatory Permit has been (i) revoked, withdrawn, suspended, cancelled or terminated or (ii) modified in any material, adverse manner. Frequency has timely maintained and is in compliance in all material respects with the Frequency Regulatory Permits and neither Frequency nor any of its Subsidiaries has, since January 1, 2020, received any written notice or other written communication from any Drug Regulatory Agency regarding (A) any material violation of or failure to comply materially with any term or requirement of any Frequency Regulatory Permit or (B) any revocation, withdrawal, suspension, cancellation, termination or material modification of any Frequency Regulatory Permit.

(e) All clinical trials, preclinical studies and other studies and tests conducted by or on behalf of, or sponsored by, Frequency or its Subsidiaries, in which the Frequency Product Candidates have participated, were and, if still pending, are being conducted in compliance in all material respects with the applicable regulations of the Drug Regulatory Agencies and other applicable Law, including, without limitation, 21 C.F.R. Parts 50, 54, 56, 58 and 312. Other than as set forth on Section 4.14(e) of the Frequency Disclosure Schedule, neither Frequency nor any of its Subsidiaries has received any written notices, correspondence, or other communications from any Drug Regulatory Agency requiring, or, to the Knowledge of Frequency, any action to place a clinical hold order on, or otherwise terminate, delay, or suspend any clinical studies conducted by or on behalf of, or sponsored by, Frequency or any of its Subsidiaries or in which the Frequency Product Candidates have participated.

(f) Neither Frequency nor any of its Subsidiaries has, and, to the Knowledge of Frequency, any contract manufacturer with respect to any Frequency Product Candidate, is the subject of any pending or, to the Knowledge of Frequency, threatened investigation in respect of its business or products by the FDA pursuant to its “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities” Final Policy set forth in 56 Fed. Reg. 46191 (September 10, 1991) and any amendments thereto, or any other applicable Law. To the Knowledge of Frequency, neither Frequency nor any of its Subsidiaries nor any contract manufacturer with respect to any Frequency Product Candidate has committed any acts, made any statement, or failed to make any statement, in each case in respect of Frequency’s business or products that would violate the FDA’s “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities” Final Policy, and any amendments thereto, or any other applicable Law. None of Frequency, any of its Subsidiaries, and to the Knowledge of Frequency, any contract manufacturer with respect to any Frequency Product

Candidate, or any of their respective officers, employees or agents has been convicted of any crime or engaged in any conduct that could result in a material debarment or exclusion under (i) 21 U.S.C. Section 335a (ii) 42 U.S.C. § 1320a-7, or (iii) any other applicable Law. To the Knowledge of Frequency, no material debarment or exclusionary claims, actions, proceedings or investigations in respect of their business or products are pending or threatened against Frequency, any of its Subsidiaries, and to the Knowledge of the Frequency, any contract manufacturer with respect to any Frequency Product Candidate, or any of its officers, employees or agents. Neither Frequency nor any of its Subsidiaries is a party to or has any reporting obligations under any corporate integrity agreements, monitoring agreements, deferred or non-prosecution agreements, consent decrees, settlement orders, or similar agreements with or imposed by any Governmental Authority.

(g) All manufacturing operations conducted by, or to the Knowledge of Frequency, for the benefit of, Frequency or its Subsidiaries in connection with any Frequency Product Candidate, since January 1, 2020, have been and are being conducted in compliance in all material respects with applicable Laws, including the FDA’s standards for current good manufacturing practices, including applicable requirements contained in 21 C.F.R. Parts 210 and 211, and the respective counterparts thereof promulgated by Governmental Authorities in countries outside the United States.

(h) No laboratory or manufacturing site owned by Frequency or its Subsidiaries, and to the Knowledge of Frequency, no manufacturing site of a contract manufacturer or laboratory, with respect to any Frequency Product Candidate, (i) is subject to a Drug Regulatory Agency shutdown or import or export prohibition or (ii) has since January 1, 2020, received any unresolved Form FDA 483, notice of violation, warning letter, untitled letter, or similar correspondence or notice from the FDA or other Governmental Authority alleging or asserting material noncompliance with any applicable Law, and, to the Knowledge of Frequency, neither the FDA nor any other Governmental Authority is considering such action.

4.15 Legal Proceedings; Orders.

(a) Except as set forth in Section 4.15 of the Frequency Disclosure Schedule, there is no pending Legal Proceeding and, to the Knowledge of Frequency, no Person has threatened in writing to commence any Legal Proceeding: (i) that involves Frequency or any of its Subsidiaries or any Frequency Associate (in his or her capacity as such) or any of the material assets owned or used by Frequency or any of its Subsidiaries or (ii) that challenges, or that may have the effect of preventing, delaying, making illegal or otherwise interfering with, the Contemplated Transactions.

(b) There is no Order to which Frequency or any of its Subsidiaries, or any of the material assets owned or used by Frequency or any of its Subsidiaries is subject. To the Knowledge of Frequency, no officer or other Key Employee of Frequency or any of its Subsidiaries is subject to any Order that prohibits such officer or employee from engaging in or continuing any conduct, activity or practice relating to the business of Frequency or any of its Subsidiaries or to any material assets owned or used by Frequency or any of its Subsidiaries.

4.16 Tax Matters.

(a) Each of Frequency and each of its Subsidiaries has timely filed all income Tax Returns and all other material Tax Returns that were required to be filed by or with respect to it under applicable Law. All such Tax Returns were correct and complete in all material respects and have been prepared in material compliance with all applicable Law. Subject to exceptions as would not be material, no claim has ever been made by a Governmental Authority in a jurisdiction where Frequency or any of its Subsidiaries does not file a particular type of Tax Return that Frequency or any of its Subsidiaries is subject to taxation by that jurisdiction that would be the subject of such a Tax Return.

(b) All material amounts of Taxes due and owing by Frequency and each of its Subsidiaries (whether or not shown on any Tax Return) have been timely paid. The unpaid Taxes of Frequency and each of its Subsidiaries for periods (or portions thereof) ending on or prior to the date of the Frequency Balance Sheet do not materially exceed the accruals for current Taxes set forth on the Frequency Balance Sheet. Since the date of the Frequency Balance Sheet, neither Frequency nor any of its Subsidiaries has incurred any material Liability for Taxes outside the Ordinary Course of Business or otherwise inconsistent with past custom and practice.

(c) Each of Frequency and each of its Subsidiaries has withheld and paid to the appropriate Governmental Authority all material Taxes required to have been withheld and paid in connection with any amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party.

(d) There are no Encumbrances for material Taxes (other Encumbrances described in clause (i) of the definition of “Permitted Encumbrances”) upon any of the assets of Frequency or any of its Subsidiaries.

(e) No deficiencies for a material amount of Taxes with respect to Frequency or any of its Subsidiaries have been claimed, proposed or assessed by any Governmental Authority in writing that have not been timely paid in full. There are no pending (or, based on written notice, threatened) material audits, examinations, assessments or other actions for or relating to any Liability in respect of Taxes of Frequency or any of its Subsidiaries. Neither Frequency nor any of its Subsidiaries has waived any statute of limitations in respect of material Taxes or agreed to any extension of time with respect to a material Tax assessment or deficiency.

(f) Neither Frequency nor any of its Subsidiaries is a party to any Tax allocation, Tax sharing or similar agreement (including indemnity arrangements), other than Ordinary Course Agreements.

(g) Neither Frequency nor any of its Subsidiaries has been a member of an affiliated group filing a consolidated U.S. federal income Tax Return (other than a group the common parent of which is Frequency). Neither Frequency nor any of its Subsidiaries has any material Liability for the Taxes of any Person (other than Frequency and Merger Sub) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by Contract (other than an Ordinary Course Agreement) or otherwise.

(h) Neither Frequency nor any of its Subsidiaries has distributed stock of another Person, or has had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Section 355 of the Code or Section 361 of the Code.

(i) Neither Frequency nor any of its Subsidiaries has entered into any transaction identified as a “reportable transaction” for purposes of Treasury Regulations Sections 1.6011-4(b)(2) or 301.6111-2(b)(2).

(j) Neither Frequency nor any of its Subsidiaries will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (i) change in, or use of improper, method of accounting for a taxable period ending on or prior to the Closing Date; (ii) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign income Tax law) executed on or prior to the Closing Date; (iii) installment sale or open transaction disposition made on or prior to the Closing Date; (iv) prepaid amount, advance payments or deferred revenue received or accrued on or prior to the Closing Date other than in respect of such amounts reflected in the Frequency Balance Sheet or received in the Ordinary Course of Business since the date of the Frequency Balance Sheet; or (v) intercompany transaction or excess loss amount described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local or foreign income Tax Law).

(k) Section 4.16(k) of the Frequency Disclosure Schedule sets forth the entity classification of Frequency and each of its Subsidiaries for U.S. federal income tax purposes. Neither Frequency nor any of its Subsidiaries has made an election or taken any other action to change its federal and state income tax classification from such classification.

(l) Neither Frequency nor any of its Subsidiaries has taken or knowingly failed to take any action, nor to the Knowledge of Frequency, are there any facts or circumstances, in each case, that would reasonably be expected to prevent or impede the Merger from qualifying for the Intended Tax Treatment.

4.17 Employee and Labor Matters; Benefit Plans.

(a) Neither Frequency nor any of its Subsidiaries is a party to, bound by the terms of, or has a duty to bargain under, any collective bargaining agreement or other Contract with a labor union, works council or labor organization representing any Frequency Associate, and there are no labor unions, works council or labor organizations representing or, to the Knowledge of Frequency, purporting to represent or seeking to represent any Frequency Associates, including through the filing of a petition for representation election.

(b) Section 4.17(b) of the Frequency Disclosure Schedule lists all material Frequency Employee Plans.

(c) As applicable with respect to each material Frequency Employee Plan, Frequency has made available to Korro, true and complete copies of (i) the plan document, including all amendments thereto, and in the case of an unwritten Employee Plan, a written description of all material terms thereof, (ii) all related trust instruments or other funding-related documents and insurance contracts, (iii) the summary plan description and each summary of material modifications thereto, (iv) the financial statements for the most recent year for which such financial statements are available (in audited form, if available or required by ERISA) and, where applicable, annual reports with any Governmental Authority (e.g., Form 5500 and all schedules thereto), (v) the most recent IRS determination or opinion letter, (vi) written results of any required compliance testing for the three most recent plan years, and (vii) all material, non-routine notices, filings or correspondence during the past three years with any Governmental Authority.

(d) Each Frequency Employee Plan that is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter or may rely on a favorable opinion letter with respect to such qualified status from the IRS to the effect that such plan is qualified under Section 401(a) of the Code and the related trust is exempt from federal income Taxes under Section 501(a) of the Code. To the Knowledge of Frequency, nothing has occurred that would reasonably be expected to cause the loss of the qualified status of any such Frequency Employee Plan or the Tax exempt status of any related trust.

(e) Each Frequency Employee Plan has been established, maintained and operated in compliance, in all material respects, with its terms and all applicable Laws, including, without limitation, the Code and ERISA. No Legal Proceeding (other than those relating to routine claims for benefits) is pending or, to the Knowledge of Frequency, threatened with respect to any Frequency Employee Plan. All payments and/or contributions required to have been made with respect to all Frequency Employee Plans have been made in accordance with the terms of the applicable Frequency Employee Plan and applicable Law in all material respects and neither the Frequency nor any Frequency ERISA Affiliate has any Liability for any such unpaid contributions with respect to any Frequency Employee Plan.

(f) Neither Frequency, any of its Subsidiaries nor any of their ERISA Affiliates maintains, contributes to or is required to contribute to, or has any Liability with respect to (i) any “employee benefit plan” (within the meaning of Section 3(2) of ERISA) that is or was subject to Title IV or Section 302 of ERISA or Section 412 of the Code, (ii) a Multiemployer Plan, (iii) any Multiple Employer Plan, or (iv) any Multiple Employer Welfare Arrangement.

(g) No Frequency Employee Plan provides for medical or other welfare benefits to any service provider beyond termination of service or retirement, other than (i) pursuant to COBRA or an analogous state law requirement (the full cost of which is borne by such Person or such Person’s dependents or beneficiaries) or (ii) continuation coverage through the end of the month in which such termination or retirement occurs.

(h) No Frequency Employee Plan is subject to any law of a foreign jurisdiction outside of the United States.

(i) Each Frequency Employee Plan that constitutes in any part a nonqualified deferred compensation plan within the meaning of Section 409A of the Code has been operated and maintained in all material respects in operational and documentary compliance with Section 409A of the Code and applicable guidance thereunder. No payment to be made under any Frequency Employee Plan is, or to the Knowledge of Frequency, will be, subject to the penalties of Section 409A(a)(1) of the Code.

(j) Frequency and its Subsidiaries are, and since January 1, 2020 have been, in material compliance in all material respects with all applicable Laws respecting labor, employment and employment practices, including terms and conditions of employment, worker classification, tax withholding, prohibited discrimination, harassment, equal employment, fair employment practices, meal and rest periods, immigration status, employee safety and health, wages (including overtime wages), compensation, and hours of work. There are no Legal Proceedings pending or, to the Knowledge of Frequency, threatened or reasonably anticipated against Frequency or any of its Subsidiaries relating to any Frequency Associate. Frequency is not a party to a conciliation agreement, consent decree or other agreement or Order with any federal, state, or local agency or Governmental Authority with respect to employment practices.

(k) Frequency has not taken any action which would constitute a “plant closing” or “mass layoff” within the meaning of the WARN Act, issued any notification of a plant closing or mass layoff required by the WARN Act (nor has Frequency or any of its Subsidiaries been under any requirement or obligation to issue any such notification), or incurred any liability or obligation under the WARN Act that remains unsatisfied.

(l) There has never been, nor to the Knowledge of Frequency has there been any threat of, any strike, slowdown, work stoppage, lockout, job action, union, organizing activity, question concerning representation or any similar activity or dispute, affecting Frequency or its Subsidiaries. No event has occurred within the past six months, and no condition or circumstance exists, that would reasonably be expected to give rise to or provide a basis for the commencement of any such strike, slowdown, work stoppage, lockout, job action, union organizing activity, question concerning representation or any similar activity or dispute.

(m) There is no contract, agreement, plan or arrangement to which Frequency or any of its Subsidiaries is a party or by which it is bound to make any payment or compensate any Frequency Associate for Taxes incurred pursuant to the Code, including, but not limited to, Section 4999 or Section 409A of the Code.

(n) Neither the execution and delivery of this Agreement, the shareholder approval of this Agreement, nor the consummation of the Contemplated Transactions (either alone or in conjunction with any other event, including without limitation, a termination of employment) will result in any (i) payment (including severance, forgiveness of indebtedness or otherwise) or benefit becoming due to Frequency Associate, (ii) increase in any benefits or the compensation payable under any Frequency Employee Plan, (iii) acceleration of the time of payment, funding or vesting of any such compensation or benefits or any loan forgiveness, (iv) restriction on the right of Frequency or any of its Subsidiaries or, after the consummation of Contemplated Transactions, the Surviving Corporation, to merge, amend, terminate or transfer any Frequency Employee Plan, or (v) “excess parachute payment” (within the meaning of Section 280G of the Code).

4.18 Environmental Matters. Since January 1, 2020, Frequency and each of its Subsidiaries has complied with all applicable Environmental Laws, which compliance includes the possession by Frequency of all permits and other Governmental Authorizations required under applicable Environmental Laws and compliance with the terms and conditions thereof, except for any failure to be in compliance that, individually or in the aggregate, would not result in a Frequency Material Adverse Effect. Neither Frequency nor any of its Subsidiaries has received since January 1, 2020, any written notice or other communication (in writing or otherwise), whether from a Governmental Authority, citizens group, employee or otherwise, that alleges that Frequency or any of its Subsidiaries is not in compliance with any Environmental Law, and, to the Knowledge of Frequency, there are no circumstances that may prevent or interfere with Frequency’s or any of its Subsidiaries’ compliance with any Environmental Law in the future, except where such failure to comply would not reasonably be expected to have a Frequency Material Adverse Effect. To the Knowledge of Frequency: (a) no current or prior owner of any property leased or controlled by Frequency or any of its Subsidiaries has received since January 1, 2020, any written notice or other communication relating to property owned or leased at any time by Frequency or any of its Subsidiaries, whether from a Governmental Authority, citizens group, employee or otherwise, that alleges that such current or prior owner or Frequency or any of its Subsidiaries is not in compliance with or violated any Environmental Law relating to such property and (b) neither Frequency nor any of its Subsidiaries has any material liability under any Environmental Law.

4.19 Insurance. Frequency has made available to Korro accurate and complete copies of all material insurance policies and all material self-insurance programs and arrangements relating to the business, assets, liabilities and operations of Frequency and its Subsidiaries (including Merger Sub). Each of such insurance policies is in full force and effect and Frequency and its Subsidiaries (including Merger Sub) are in compliance in all material respects with the terms thereof. Other than customary end of policy notifications from insurance carriers, since January 1, 2020, neither Frequency nor any of its Subsidiaries has received any notice or other communication regarding any actual or possible: (a) cancellation or invalidation of any insurance policy or (b) refusal or denial of any coverage, reservation of rights or rejection of any material claim under any insurance policy. Each of Frequency and its Subsidiaries (including Merger Sub) has provided timely written notice to the appropriate insurance carrier(s) of each Legal Proceeding pending against Frequency or such Subsidiary for which Frequency or such Subsidiary has insurance coverage, and no such carrier has issued a denial of coverage or a reservation of rights with respect to any such Legal Proceeding, or informed Frequency or any of its Subsidiaries of its intent to do so.

4.20 Transactions with Affiliates. Except as set forth in the Frequency SEC Documents filed prior to the date of this Agreement, since the date of Frequency’s last proxy statement filed in 2022 with the SEC, no event has occurred that would be required to be reported by Frequency pursuant to Item 404 of Regulation S-K promulgated by the SEC. Section 4.20 of the Frequency Disclosure Schedule identifies each Person who is (or who may be deemed to be) an Affiliate of Frequency as of the date of this Agreement.

4.21 No Financial Advisors. Except as set forth on Section 4.21 of the Frequency Disclosure Schedule, no broker, finder or investment banker is entitled to any brokerage fee, finder’s fee, opinion fee, success fee, transaction fee or other fee or commission in connection with the Contemplated Transactions based upon arrangements made by or on behalf of Frequency.

4.22 Valid Issuance; No Bad Actor. The Frequency Capital Stock to be issued in the Merger will, when issued in accordance with the provisions of this Agreement, be validly issued, fully paid and nonassessable. To the Knowledge of Frequency, as of the date of this Agreement and as of the Closing, no “bad actor” disqualifying event described in Rule 506(d)(l)(i)-(viii) of the Securities Act (a “Disqualifying Event”) is applicable to Frequency or, to Frequency’s Knowledge, any Frequency Covered Person, except for a Disqualifying Event as to which Rule 506(d)(2)(ii-iv) or (d)(3) of the Securities Act is applicable.

4.23 Privacy and Data Security.

(a) Frequency and its Subsidiaries have complied with all applicable Privacy Laws and the applicable terms of any Frequency Contracts relating to privacy, security, collection or use of Personal Information of any individuals (including clinical trial participants, patients, patient family members, caregivers or advocates, physicians and other health care professionals, clinical trial investigators, researchers, pharmacists) that interact with Frequency or any of its Subsidiaries in connection with the operation of Frequency’s and its Subsidiaries’ business, except for such noncompliance as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Frequency Material Adverse Effect. To the Knowledge of Frequency, Frequency has implemented and maintains reasonable Privacy Policies and has complied with its Privacy Policies, except for such noncompliance as has not to the Knowledge of the Frequency had, and would not reasonably be expected to have, individually or in the aggregate, a Frequency Material Adverse Effect. To the Knowledge of Frequency, as of the date hereof, no claims have been asserted or threatened against Frequency by any Person alleging a violation of Privacy Laws, Privacy Policies and/or the applicable terms of any Frequency Contracts relating to privacy, security, collection or use of Personal Information of any individuals. To the Knowledge of Frequency, there have been no data security incidents, personal data breaches or other adverse events or incidents related to Personal Information or Frequency data in the custody or control of Frequency or any service provider acting on behalf of Frequency, in each case where such incident, breach or event would result in a notification obligation to any Person under applicable law or pursuant to the terms of any Frequency Contract.

(b) The information technology assets and equipment of Frequency and its Subsidiaries (collectively, “Frequency IT Systems”) are adequate for, and operate and perform in all material respects as required in connection with the operation of the business of Frequency and its Subsidiaries as currently conducted, and to the Knowledge of Frequency, free and clear of all material bugs, errors, defects, Trojan horses, time bombs, malware and other corruptants. Frequency and its Subsidiaries have implemented and maintain commercially reasonable physical, technical and administrative safeguards to protect Personal Information processed by or on behalf of Frequency and its Subsidiaries, any other material confidential information and the integrity and security of Frequency IT Systems used in connection with their businesses, and during the past three years, there have been no breaches, violations, outages or unauthorized uses of or accesses to same, except for those that have been remedied without material cost or liability or the duty to notify any other Person.

4.24 Opinion of Financial Advisor. The Frequency Board has received an opinion from Cowen and Company, LLC to the effect that, as of the date of such opinion and based upon and subject to the various assumptions made, procedures followed, matters considered and limitation and qualifications on the review undertaken set forth therein, the Korro Equity Value was fair, from a financial point of view, to Frequency.

4.25 No Other Representations or Warranties. Frequency hereby acknowledges and agrees that, except for the representations and warranties contained in this Agreement, neither Frequency nor any of its Subsidiaries nor any other person on behalf of Frequency or its Subsidiaries makes any express or implied representation or warranty with respect to Frequency or its Subsidiaries or with respect to any other information provided to Korro, its stockholders or any of its Affiliates in connection with the Contemplated Transactions, and (subject to the express representations and warranties of Frequency set forth in Article IV (in each case as qualified and limited by the Frequency Disclosure Schedule)) none of Korro, its Representatives, stockholders or members, has relied on any such information (including the accuracy or completeness thereof).

ARTICLE V

COVENANTS

5.1 Conduct of Korro’s Business. From the date hereof until the earlier of the Effective Time and the termination of this Agreement in accordance with Article VIII (the “Pre-Closing Period”), except as set forth on Section 5.1 of the Korro Disclosure Schedule, as required by applicable Law, as otherwise provided by this Agreement and the Contemplated Transactions or with Frequency’s prior written consent (not to be unreasonably withheld, conditioned or delayed), Korro shall, and shall cause its Subsidiaries to, use their commercially reasonable efforts to conduct its operations in the Ordinary Course of Business and to preserve intact the present business organizations and goodwill of the business and the present relationships of the business with material customers and suppliers. Without limiting the generality of the foregoing, during the Pre-Closing Period, except as set forth in Section 5.1 of the Korro Disclosure Schedule, as required by applicable Law, as otherwise specifically provided by this Agreement and the Contemplated Transactions or with Frequency’s prior written consent (not to be unreasonably withheld, conditioned or delayed), Korro shall not, and shall cause its Subsidiaries not to:

(a) sell, lease, license or otherwise dispose of any material assets of Korro, or in either case, any interests therein, except (i) pursuant to existing Contracts, (ii) for sales or licensing of products to customers or (iii) otherwise in the Ordinary Course of Business;

(b) take any action with respect to any equity interests of Korro or any of its Subsidiaries, including any issuance, sale, transfer, redemption, repurchase, recapitalization, adjustment, split, combination, reclassification, dividend, distribution or any other action in respect thereof;

(c) create, incur, assume, guarantee or repay (other than any mandatory repayments) any indebtedness, other than the incurrence of indebtedness in the Ordinary Course of Business;

(d) issue, deliver, sell, grant, pledge, transfer, subject to any Encumbrance or dispose of any Korro Capital Stock or the securities of any Subsidiary of Korro;

(e) create or otherwise incur any Encumbrance on any material asset of Korro or any of its Subsidiaries, other than Permitted Encumbrances;

(f) make any loans, advances or capital contributions to, or investments in, any Person other than Korro, other than in the Ordinary Course of Business in all material respects;

(g) adversely amend or otherwise adversely modify in any material respect or terminate (excluding any expiration in accordance with its terms) any Contract listed in Section 3.12 of the Korro Disclosure Schedule, other than any amendment or modification entered into in the Ordinary Course of Business and containing terms not materially less favorable to Korro than the terms of such Contract in effect as of the date of this Agreement;

(h) enter into any Contract that would be required to be disclosed in Section 3.12 of the Korro Disclosure Schedule if such Contract were in effect as of the date of this Agreement, other than any such Contract entered into in the Ordinary Course of Business;

(i) except as required by any Korro Employee Plan or as required by applicable Law, (i) increase any salary, wage or other compensation or benefit to, or enter into or amend any employment, retention, change-in-control, termination or severance agreement with, any Korro Associate provided that such increases do not, individually or in the aggregate, result in any material increase in costs, obligations or liabilities for Korro and its Subsidiaries, (ii) grant or pay any bonuses to any Korro Associate, (iii) establish, enter into or adopt any new Korro Employee Plan or any plan, program, policy, agreement or arrangement that would be a Korro Employee Plan if it was in effect on the date hereof or amend or modify, in a manner that would, individually or in the aggregate, materially increase costs, obligations or liabilities for Korro and its Subsidiaries or the Surviving Corporation, any existing Korro Employee Plan or accelerate the vesting of any compensation (including stock options, restricted stock, restricted stock units, phantom units, warrants, other shares of capital stock or rights of any kind to acquire any shares of capital stock or equity-based awards) for the benefit of any Korro Associate, (iv) take any action to accelerate any payment or benefit, or the funding of any payment or benefit, payable or to be provided to any Korro Associate, (v) grant any new long-term incentive or equity-based awards, or amend or modify the terms of any such outstanding awards under any Korro Employee Plan or (vi) hire, terminate (other than for cause), promote or change the employment status or title of any Korro Associate, except that in each case for (i) through (vi) in this Section 5.1(i), Korro shall be permitted to take any action as set forth herein in the Ordinary Course of Business;

(j) adopt, enter into, amend or terminate any collective bargaining agreement or Contract with any labor union, works council or labor organization;

(k) settle any material Legal Proceeding involving Korro or any of its Subsidiaries or relating to the transactions contemplated by this Agreement, other than in the Ordinary Course of Business in all material respects;

(l) make or change any material Tax election, change any annual Tax accounting period, enter into any closing agreement with a Governmental Authority with respect to material Taxes or settle any Tax claim with respect to material Taxes, in each case, except if such action would not reasonably be expected to have a material and adverse effect on Korro following the Closing;

(m) take any action, or knowingly fail to take any action, where such action or failure to act would reasonably be expected to prevent the Merger from qualifying for the Intended Tax Treatment;

(n) make any material change in any method of financial accounting or financial accounting practice of Korro or any of its Subsidiaries, except for any such change required by reason of a change in GAAP or other applicable financial accounting standards;

(o) other than in connection with actions contemplated by this Agreement, adopt, approve, consent to or propose any change in the Organizational Documents of Korro or any of its Subsidiaries; or

(p) agree or commit to do any of the foregoing.

Notwithstanding the generality of the foregoing, nothing set forth in this Section 5.1 shall restrict Korro’s right to effectuate the Concurrent Financing. Nothing contained in this Agreement shall give Frequency, directly or indirectly, the right to control or direct the operations of Korro prior to the Effective Time. Prior to the Effective Time, Korro shall exercise, consistent with the terms and conditions of this Agreement, complete unilateral control and supervision over its business operations.

5.2 Conduct of Frequency’s Business. During the Pre-Closing Period, except as set forth on Section 5.2 of the Frequency Disclosure Schedule, as required by applicable Law, as otherwise provided by this Agreement and the Contemplated Transactions or with Korro’s prior written consent (not to be unreasonably withheld, conditioned or delayed), Frequency shall, and shall cause its Subsidiaries to, use their commercially reasonable efforts to conduct its operations in the Ordinary Course of Business and to preserve intact the present business organizations and goodwill of the business and the present relationships of the business with material customers and suppliers. Without limiting the generality of the foregoing, during the Pre-Closing Period, except as set forth in Section 5.2 of the Frequency Disclosure Schedule, as required by applicable Law, as otherwise specifically provided by this Agreement and the Contemplated Transactions or with Korro’s prior written consent (not to be unreasonably withheld, conditioned or delayed), Frequency shall not, and shall cause its Subsidiaries not to:

(a) sell, lease, license or otherwise dispose of any material assets of Frequency, or in either case, any interests therein, except (i) pursuant to existing Contracts, (ii) for sales or licensing of products to customers or (iii) otherwise in the Ordinary Course of Business;

(b) take any action with respect to any equity interests of Frequency or any of its Subsidiaries, including any issuance, sale, transfer, redemption, repurchase, recapitalization, adjustment, split, combination, reclassification, dividend, distribution or any other action in respect thereof;

(c) create, incur, assume, guarantee or repay (other than any mandatory repayments) any indebtedness;

(d) issue, deliver, sell, grant, pledge, transfer, subject to any Encumbrance or dispose of any Frequency Capital Stock or the securities of any Subsidiary of Frequency;

(e) create or otherwise incur any Encumbrance on any material asset of Frequency, other than Permitted Encumbrances;

(f) make any loans, advances or capital contributions to, or investments in, any Person other than Frequency;

(g) adversely amend or otherwise adversely modify in any material respect or terminate (excluding any expiration in accordance with its terms) any Contract listed in Section 4.13 of the Frequency Disclosure Schedule, other than any amendment or modification entered into in the Ordinary Course of Business and containing terms, not materially less favorable to Frequency than the terms of such Contract in effect as of the date of this Agreement;

(h) enter into any Contract that would be required to be disclosed in Section 4.13 of the Frequency Disclosure Schedule if such Contract were in effect as of the date of this Agreement;

(i) except as required by any Frequency Employee Plan, as required by applicable Law or with respect to the adoption and approval of the 2023 Plans, (i) increase any salary, wage or other compensation or benefit to, or enter into or amend any employment, retention, change-in-control, termination or severance agreement with, any Frequency Associate, other than annual increases in base compensation in the Ordinary Course of Business with respect to employees whose annual base compensation is less than $135,000 and provided that such increases do not, individually or in the aggregate, result in any material increase in costs, obligations or liabilities for Frequency and its Subsidiaries, (ii) grant or pay any bonuses to any Frequency Associate, (iii) establish, enter into or adopt any new Frequency Employee Plan or any plan, program, policy, agreement or arrangement that would be a Frequency Employee Plan if it was in effect on the date hereof or amend or modify, in a manner that would, individually or in the aggregate, materially increase costs, obligations or liabilities for Frequency and its Subsidiaries or the Surviving Corporation, any existing Frequency Employee Plan or accelerate the vesting of any compensation (including stock options, restricted stock, restricted stock units, phantom units, warrants, other shares of capital stock or rights of any kind to acquire any shares of capital stock or equity-based awards) for the benefit of any Frequency Associate, (iv) take any action to accelerate any payment or benefit, or the funding of any payment or benefit, payable or to be provided to any Frequency Associate, (v) grant any new long-term incentive or equity-based awards, or amend or modify the terms of any such outstanding awards under any Frequency Employee Plan or (vi) hire, terminate (other than for cause), promote or change the employment status or title of any Frequency Associate;

(j) adopt, enter into, amend or terminate any collective bargaining agreement or Contract with any labor union, works council or labor organization;

(k) settle any material Legal Proceeding involving Frequency or relating to the transactions contemplated by this Agreement;

(l) make or change any material Tax election, change any annual Tax accounting period, enter into any closing agreement with a Governmental Authority with respect to material Taxes or settle any Tax claim with respect to material Taxes, in each case, except if such action would not reasonably be expected to have a material and adverse effect on Frequency following the Closing;

(m) take any action, or knowingly fail to take any action, where such action or failure to act would reasonably be expected to prevent the Merger from qualifying for the Intended Tax Treatment;

(n) make any material change in any method of financial accounting or financial accounting practice of Frequency, except for any such change required by reason of a change in GAAP or other applicable financial accounting standards;

(o) other than in connection with actions contemplated by this Agreement, adopt, approve, consent to or propose any change in the Organizational Documents of Frequency; or

(p) agree or commit to do any of the foregoing.

Notwithstanding the generality of the foregoing, nothing set forth in this Section 5.2 shall restrict Frequency’s right to effectuate the MS Asset Disposition. Nothing contained in this Agreement shall give Korro, directly or indirectly, the right to control or direct the operations of Frequency prior to the Effective Time. Prior to the Effective Time, Frequency shall exercise, consistent with the terms and conditions of this Agreement, complete unilateral control and supervision over its business operations.

5.3 Access and Investigation.

(a) Subject to the terms of the Confidentiality Agreement, which the Parties agree will continue in full force following the date of this Agreement, during the Pre-Closing Period, upon reasonable notice, Frequency, on the one hand, and Korro, on the other hand, shall and shall use commercially reasonable efforts to cause such Party’s Representatives to: (i) provide the other Party and such other Party’s Representatives with reasonable access during normal business hours to such Party’s Representatives, personnel and assets and to all existing books, records, Tax Returns, work papers and other documents and information relating to such Party and its Subsidiaries, (ii) provide the other Party and such other Party’s Representatives with such copies of the existing books, records, Tax Returns, work papers, product data, and other documents and information relating to such Party and its Subsidiaries, and with such additional financial, operating and other data and information regarding such Party and its Subsidiaries as the other Party may reasonably request, (iii) permit the other Party’s officers and other employees to meet, upon reasonable notice and during normal business hours, with the chief financial officer and other officers and managers of such Party responsible for such Party’s financial statements and the internal controls of such Party to discuss such matters as the other Party may deem reasonably necessary or appropriate, and (iv) provide the other Party with copies of any material notice, report or other document filed with or sent to or received from any Governmental Authority in connection with the Contemplated Transactions. Any investigation conducted by either Frequency or Korro pursuant to this Section 5.3 shall be conducted in such manner as not to interfere unreasonably with the conduct of the business of the other Party.

(b) Notwithstanding anything herein to the contrary in this Section 5.3, no access or examination contemplated by this Section 5.3 shall be permitted to the extent that it would require any Party or its Subsidiaries to waive the attorney-client privilege or attorney work product privilege, or violate any applicable Law; provided, that such Party or its Subsidiary (i) shall be entitled to withhold only such information that may not be provided without causing such violation or waiver, (ii) shall provide to the other Party all related information that may be provided without causing such violation or waiver (including, to the extent permitted, redacted versions of any such information) and (iii) shall enter into such effective and appropriate joint-defense agreements or other protective arrangements as may be reasonably requested by the other Party in order that all such information may be provided to the other Party without causing such violation or waiver.

5.4 No Solicitation.

(a) Each of Frequency and Korro agrees that, during the Pre-Closing Period, neither it nor any of its Subsidiaries shall, nor shall it or any of its Subsidiaries authorize any of its Representatives to, directly or indirectly: (i) solicit, initiate or knowingly encourage, induce or facilitate the communication, making, submission or announcement of any Acquisition Proposal or Acquisition Inquiry or take any action that could reasonably be expected to lead to an Acquisition Proposal or Acquisition Inquiry, (ii) furnish any non-public information regarding such Party to any Person (other than Korro or Frequency) in connection with or in response to an Acquisition Proposal or Acquisition Inquiry, (iii) engage in discussions or negotiations with any Person with respect to any Acquisition Proposal or Acquisition Inquiry, (iv) approve, endorse or recommend any Acquisition Proposal (subject to Section 5.9), (v) execute or enter into any letter of intent or any Contract contemplating or otherwise relating to any Acquisition Transaction or (vi) publicly propose to do any of the foregoing; provided, however, that, notwithstanding anything contained in this Section 5.4(a) and subject to compliance with this Section 5.4(a), prior to the approval of this Agreement by Frequency’s stockholders (i.e., the Required Frequency Stockholder Vote), Frequency may furnish non-public information regarding Frequency or its Subsidiaries to, and enter into discussions or negotiations with, any Person in response to a bona fide written Acquisition Proposal by Frequency which the Frequency Board determines in good faith, after consultation with Frequency’s financial advisors and outside legal counsel, constitutes, or is reasonably likely to result in, a Superior Offer (and is not withdrawn) if: (A) neither Frequency nor any Representative shall have breached this Section 5.4(a) in any material respect, (B) the Frequency Board concludes in good faith based on the advice of outside legal counsel, that the failure to take such action would reasonably be expected to result in a breach of the fiduciary duties of the Frequency Board under applicable Law, (C) at least two Business Days prior to initially furnishing any such non-public information to, or entering into discussions with, such Person, Frequency gives Korro written notice of the identity of such Person to Korro, and of Frequency’s intention to furnish non-public information to, or enter into discussions with, such Person, (D) Frequency receives from such Person an executed Acceptable Confidentiality Agreement and (E) at least two Business Days prior to furnishing any such non-public information to such Person, Frequency furnishes such non-public information to Korro (to the extent such information has not been previously furnished by Frequency to Korro). Without limiting the generality of the foregoing, Frequency acknowledges and agrees that, in the event any Representative of Frequency takes any action that, if taken by Frequency, would constitute a breach of this Section 5.4(a) by Frequency, the taking of such action by such Representative shall be deemed to constitute a breach of this Section 5.4(a) by Frequency for purposes of this Agreement.

(b) If any Party or any Representative of such Party receives an Acquisition Proposal or Acquisition Inquiry at any time during the Pre-Closing Period, then such Party shall promptly (and in no event later than one Business Day after such Party becomes aware of such Acquisition Proposal or Acquisition Inquiry) advise the other Party orally and in writing of such Acquisition Proposal or Acquisition Inquiry (including the identity of the Person making or submitting such Acquisition Proposal or Acquisition Inquiry, and provide a copy of the Acquisition Proposal or Acquisition Inquiry, of if the Acquisition Proposal or Acquisition Inquiry is not written, the terms thereof). Such Party shall keep the other Party reasonably informed with respect to the status and terms of any such Acquisition Proposal or Acquisition Inquiry and any material modification or material proposed modification thereto. In addition to the foregoing, each Party shall provide the other Party with at least four Business Days’ written notice of a meeting of its board of directors (or any committee thereof) at which its board of directors (or any committee thereof) is reasonably expected to consider an Acquisition Proposal or Acquisition Inquiry it has received.

(c) Each Party shall immediately cease and cause to be terminated any existing discussions, negotiations and communications with any Person that relate to any Acquisition Proposal or Acquisition Inquiry as of the date of this Agreement and request the destruction or return of any non-public information provided to such Person.

5.5 Notification of Certain Matters.

(a) During the Pre-Closing Period, each of Korro, on the one hand, and Frequency, on the other hand, shall promptly notify the other (and, if in writing, furnish copies of) if any of the following occurs: (i) any notice or other communication is received from any Person alleging that the Consent of such Person is or may be required in connection with any of the Contemplated Transactions, (ii) any Legal Proceeding against or involving or otherwise affecting such Party or its Subsidiaries is commenced, or, to the Knowledge of such Party, threatened against such Party or, to the Knowledge of such Party, any director, officer or Key Employee of such Party, (iii) such Party becomes aware of any inaccuracy in any representation or warranty made by such Party in this Agreement or (iv) the failure of such Party to comply with any covenant or obligation of such Party; in each case that could reasonably be expected to make the timely satisfaction of any of the conditions set forth in Article VI impossible or materially less likely. No such notice shall be deemed to supplement or amend the Korro Disclosure Schedule or the Frequency Disclosure Schedule for the purpose of (A) determining the accuracy of any of the representations and warranties made by Korro or Frequency in this Agreement or (B) determining whether any condition set forth in Article VI has been satisfied.

(b) During the Pre-Closing Period, Frequency shall use reasonable best efforts to consult with Korro during the negotiation process for, and prior to taking any material action with respect to, any amendment to, sublicence or the potential early termination of the Frequency Lease Agreement, and shall consider any input received from Korro in good faith prior to taking any such action.

(c) Any failure by either Party to provide notice pursuant to this Section 5.5 shall not be deemed to be a breach for purposes of Section 6.2(b) or 6.3(b), as applicable, unless such failure to provide such notice was knowing and intentional.

5.6 MS Asset Disposition.

(a) Prior to the Closing, Frequency shall be entitled, but under no obligation, to sell, transfer, license, assign or otherwise divest any or all of the assets and rights relating to Frequency’s MS remyelination program (the “MS Assets”) in a transaction or series of transactions (the “MS Asset Disposition”). Subject to the provisions of this Section 5.6(a) and the CVR Agreement, Frequency may, in contemplation of the MS Asset Disposition, (a) establish one or more Subsidiaries to hold the MS Assets, (b) transfer to any such Subsidiary any or all of the MS Assets and the liabilities and obligations related thereto and (c) take such other steps that are reasonably necessary to prepare for the MS Asset Disposition. For clarity, if Frequency transfers the MS Assets to one or more Subsidiaries, the terms of this Section 5.6 shall apply to such Subsidiaries in addition to Frequency. Each Party further acknowledges that Frequency may not be successful in completing, or may determine not to proceed, with the MS Asset Disposition. Notwithstanding the foregoing, Frequency may not enter into any agreement with respect to the MS Asset Disposition that would result in a material continuing obligation or liability without the prior written consent of Korro (not to be unreasonably withheld, conditioned or delayed), provided, however, that Frequency shall provide Korro with a copy of any agreement with respect to an MS Asset Disposition that would be reasonably likely to result in a material continuing obligation or liability of either Frequency or Korro on or after the Effective Time at least five Business Days prior to entry into such agreement.

(b) In the event that the MS Asset Disposition has not occurred on or prior to the Closing Date, for a period of one year following the Closing Date, Frequency shall use commercially reasonable efforts to sell, transfer, assign, out-license or otherwise divest the MS Assets with a term of not more than 10 years. For the avoidance of doubt, the net proceeds from such sale, transfer, license, assignment or other divestiture or commercialization of the MS Assets following the Effective Time shall be payable to the holders of CVRs pursuant to the CVR Agreement.

5.7 Registration Statement; Proxy Statement.

(a) As promptly as practicable after the date of this Agreement, (i) Frequency shall, in cooperation with Korro, prepare and file with the SEC a proxy statement relating to the Frequency Stockholder Meeting to be held in connection with the Merger (together with any amendments thereof or supplements thereto, the “Proxy Statement”) and (ii) Frequency, in cooperation with Korro, shall prepare and file with the SEC a registration statement on Form S-4 (the “Form S-4”), in which the Proxy Statement shall be included as a part (the Proxy Statement and the Form S-4, collectively, the “Registration Statement”), in connection with the registration under the Securities Act of the shares of Frequency Common Stock to be issued by virtue of the Merger. Each of Frequency and Korro shall use their reasonable best efforts to respond promptly to any comments of the SEC or its staff and to cause the Registration Statement to become effective as promptly as practicable, and shall take all or any action required under any applicable federal, state, securities and other Laws in connection with the issuance of shares of Frequency Common Stock pursuant to the Merger. Each of the Parties shall furnish all information concerning itself and their Affiliates, as applicable, to the other Parties as the other Parties may reasonably request in connection with such actions and the preparation of the Registration Statement and Proxy Statement.

(b) Frequency covenants and agrees that the Registration Statement (and the letter to stockholders, notice of meeting and form of proxy included therewith) will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein not misleading. Korro covenants and agrees that the information supplied by or on behalf of Korro and its Subsidiaries to Frequency for inclusion in the Registration Statement (including the Korro Financial Statements) will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make such information, in light of the circumstances under which they were made, not misleading. Notwithstanding the foregoing, Frequency makes no covenant, representation or warranty with respect to statements made in the Registration Statement (and the letter to stockholders, notice of meeting and form of proxy included therewith), if any, based on information provided by Korro or its Subsidiaries or any of their Representatives for inclusion therein. Korro and its legal counsel shall be given reasonable opportunity to review and comment on the Registration Statement, including all amendments and supplements thereto, prior to the filing thereof with the SEC, and on the response to any comments on the SEC prior to the filing thereof with the SEC; provided, however, that the foregoing shall not apply to any amendment to the Registration Statement pertaining to a Frequency Board Adverse Recommendation Change. Each of the Parties shall use commercially reasonable efforts to cause the Registration Statement to comply with the applicable rules and regulations promulgated by the SEC, to respond promptly to any comments of the SEC or its staff and to have the Registration Statement declared effective under the Securities Act as promptly as practicable after it is filed with the SEC.

(c) Each of the Parties shall cause the Proxy Statement to be mailed to Frequency’s stockholders as promptly as practicable after the Registration Statement is declared effective under the Securities Act. If Frequency, Merger Sub or Korro become aware of any event or information that, pursuant to the Securities Act or the Exchange Act, should be disclosed in an amendment or supplement to the Registration Statement or Proxy Statement, as the case may be, then such Party, as the case may be, shall promptly inform the other Parties thereof and shall cooperate with such other Parties in filing such amendment or supplement with the SEC and, if appropriate, in mailing such amendment or supplement to the Frequency stockholders.

(d) Korro shall reasonably cooperate with Frequency and provide, and cause its Representatives to provide, Frequency and its Representatives, with all true, correct and complete information regarding Korro and its Subsidiaries that is required by Law to be included in the Registration Statement or reasonably requested by Frequency to be included in the Registration Statement. Without limiting the foregoing, Korro will use commercially reasonable efforts to cause to be delivered to Frequency a letter of Korro’s independent accounting firm, dated no more than two Business Days before the date on which the Registration Statement becomes effective (and reasonably satisfactory in form and substance to Frequency), that is customary in scope and substance for letters delivered by independent public accountants in connection with registration statements similar to the Registration Statement.

5.8 Korro Stockholder Written Consent.

(a) Promptly after the Registration Statement has been declared effective under the Securities Act, and in any event no later than two Business Days thereafter, Korro shall prepare, with the cooperation of Frequency, and cause to be mailed to its stockholders an information statement, which shall include a copy of the Proxy Statement (the “Information Statement”), and the Korro Stockholder Written Consent, in order to solicit the approval of Korro’s stockholders, including but not limited to Korro’s stockholders sufficient for the Required Korro Stockholder Vote in lieu of a meeting pursuant to Section 228 of Delaware Law, for purposes of (i) adopting and approving this Agreement and the Contemplated Transactions, (ii) acknowledging that the approval given thereby is irrevocable and that such stockholder is aware of its rights to demand appraisal for its shares pursuant to Section 262 of Delaware Law, a copy of which will be attached thereto, and that such stockholder has received and read a copy of Section 262 of Delaware Law and (iii) acknowledging that by its approval of the Merger it is not entitled to appraisal rights with respect to its shares in connection with the Merger and thereby waives an rights to receive payment of the fair value of its capital stock under Delaware Law. Korro shall use its reasonable best efforts to cause Korro’s stockholders sufficient for the Required Korro Stockholder Vote to execute and deliver to Korro the Korro Stockholder Written Consent promptly following delivery thereof. Promptly following receipt of the duly executed Korro Stockholder Written Consent, Korro shall deliver a copy of the duly executed Korro Stockholder Written Consent to Frequency. Under no circumstances shall Korro assert that any other approval or consent is necessary by its stockholders to approve this Agreement and the Contemplated Transactions.

(b) Promptly following receipt of the Required Korro Stockholder Vote, Korro shall prepare and mail a notice to every stockholder of Korro that did not execute the Korro Stockholder Written Consent. Such notice shall (i) be a statement to the effect that the Korro Board determined that the Merger is advisable in accordance with Section 251(b) of Delaware Law and in the best interests of the stockholders of Korro and approved and adopted this Agreement, the Merger and the other Contemplated Transactions, (ii) provide the stockholders of Korro to whom it is sent with notice of the actions taken in the Korro Stockholder Written Consent, including the adoption and approval of this Agreement, the Merger and the other Contemplated Transactions in accordance with Section 228(e) of Delaware Law and Korro’s Organizational Documents and (iii) include a description of the appraisal rights of Korro’s stockholders available under Delaware Law, along with such other information as is required thereunder and pursuant to applicable Law. All materials (including any amendments thereto) submitted to the stockholders of Korro in accordance with this Section 5.8(b) shall be subject to Frequency’s advance review and reasonable approval.

(c) Korro agrees that: (i) the Korro Board shall recommend that Korro’s stockholders vote to adopt and approve this Agreement and the Contemplated Transactions and shall use commercially reasonable efforts to solicit such approval within the time set forth in Section 5.8(a) (the recommendation of the Korro Board that Korro’s stockholders vote to adopt and approve this Agreement being referred to as the “Korro Board Recommendation”) and (ii) the Korro Board Recommendation shall not be withdrawn or modified (and the Korro Board shall not publicly propose to withdraw or modify the Korro Board Recommendation) in a manner adverse to Frequency, and no resolution by the Korro Board or any committee thereof to withdraw or modify the Korro Board Recommendation in a manner adverse to Frequency or to adopt, approve or recommend (or publicly propose to adopt, approve or recommend) any Acquisition Proposal shall be adopted or proposed.

(d) Korro’s obligation to solicit the consent of its stockholders to sign the Korro Stockholder Written Consent in accordance with Section 5.8(a) shall not be limited or otherwise affected by the commencement, disclosure, announcement or submission of any Superior Offer or other Acquisition Proposal.

5.9 Frequency Stockholder Meeting.

(a) Frequency shall take all action necessary under applicable Law to call, give notice of and hold a meeting of the holders of Frequency Common Stock to consider and vote to approve this Agreement and the Contemplated Transactions, including the issuance of the shares of Frequency Common Stock to the stockholders of Korro pursuant to the terms of this Agreement and the Charter Amendment Proposals (collectively, the “Frequency Stockholder Matters” and such meeting, the “Frequency Stockholder Meeting”). The Frequency Stockholder Meeting shall be held as promptly as practicable after the Registration Statement is declared effective under the Securities Act, and in any event no later than 45 days after the effective date of the Registration Statement. Frequency shall take reasonable measures to ensure that all proxies solicited in connection with the Frequency Stockholder Meeting are solicited in compliance with all applicable Law. Notwithstanding anything to the contrary contained herein, if on the date of the Frequency Stockholder Meeting, or a date preceding the date on which the Frequency Stockholder Meeting is scheduled, Frequency reasonably believes that (i) it will not receive proxies sufficient to obtain the Required Frequency Stockholder Vote, whether or not a quorum would be present or (ii) it will not have sufficient shares of Frequency Common Stock represented (whether in person or by proxy) to constitute a quorum necessary to conduct the business of the Frequency Stockholder Meeting, Frequency may postpone or adjourn, or make one or more successive postponements or adjournments of, the Frequency Stockholder Meeting as long as the date of the Frequency Stockholder Meeting is not postponed or adjourned more than an aggregate of 30 calendar days in connection with any postponements or adjournments.

(b) Frequency agrees that, subject to Section 5.9(c): (i) the Frequency Board shall recommend that the holders of Frequency Common Stock vote to approve the Frequency Stockholder Matters and shall use commercially reasonable efforts to solicit such approval within the timeframe set forth in Section 5.9(a) above, (ii) the Proxy Statement shall include a statement to the effect that the Frequency Board recommends that Frequency’s stockholders vote to approve the Frequency Stockholder Matters (the recommendation of the Frequency Board being referred to as the “Frequency Board Recommendation”) and (iii) the Frequency Board Recommendation shall not be withheld, amended, withdrawn or modified (and the Frequency Board shall not publicly propose to withhold, amend, withdraw or modify the Frequency Board Recommendation) in a manner adverse to Korro, and no resolution by the Frequency Board or any committee thereof to withdraw or modify the Frequency Board Recommendation in a manner adverse to Korro or to adopt, approve or recommend (or publicly propose to adopt, approve or recommend) any Acquisition Proposal shall be adopted or proposed (the actions set forth in the foregoing clause (iii), collectively, a “Frequency Board Adverse Recommendation Change”).

(c) Notwithstanding anything to the contrary contained in Section 5.9(b), and subject to compliance with Section 5.4 and Section 5.9, at any time prior to the approval of Frequency Stockholder Matters by the Required Frequency Stockholder Vote, Frequency receives a bona fide written Superior Offer, the Frequency Board may make a Frequency Board Adverse Recommendation Change if, but only if, in the receipt of and on account of such Superior Offer, (i) the Frequency Board determines in good faith, after consultation with its outside legal counsel, that the failure to make a Frequency Board Adverse Recommendation Change would reasonably be expected to be inconsistent with its fiduciary duties under applicable Law, (ii) Frequency has, and has caused its financial advisors and outside legal counsel to, during the Notice Period, negotiate with Korro in good faith to make such adjustments to the terms and conditions of this Agreement so that such Acquisition Proposal ceases to constitute a Superior Offer and (iii) if after Korro shall have delivered to Frequency a written offer to alter the terms or conditions of this Agreement during the Notice Period, the Frequency Board shall have determined in good faith, after consultation with its outside legal counsel, that the failure to withhold, amend, withdraw or modify the Frequency Board Recommendation would reasonably be expected to be inconsistent with its fiduciary duties under applicable Law (after taking into account such alterations of the terms and conditions of this Agreement); provided that (x) Korro receives written notice from Frequency confirming that the Frequency Board has determined to change its recommendation during the Notice Period, which notice shall include a description in reasonable detail of the reasons for such Frequency Board Adverse Recommendation Change, and written copies of any relevant proposed transaction agreements with any party making a potential Superior Offer, (y) during any Notice Period, Korro shall be entitled to deliver to Frequency one or more counterproposals to such Acquisition Proposal and Frequency will, and cause its Representatives to, negotiate with Korro in good faith (to the extent Korro desires to negotiate) to make such adjustments in the terms and conditions of this Agreement so that the applicable Acquisition Proposal ceases to constitute a Superior Offer and (z) in the event of any material amendment to any Superior Offer (including any revision in price or percentage of the Combined Corporation that Frequency’s stockholders would receive as a result of such potential Superior Offer), Frequency shall be required to provide Korro with notice of such material amendment and the Notice Period shall be extended, if applicable, to ensure that at least two Business Days remain in the Notice Period following such notification during which the parties shall comply again with the requirements of this Section 5.9(c) and the Frequency Board shall not make a Frequency Board Adverse Recommendation Change prior to the end of such Notice Period as so extended (it being understood that there may be multiple extensions).

(d) Frequency’s obligation to call, give notice of and hold the Frequency Stockholder Meeting in accordance with Section 5.9(a) shall not be limited or otherwise affected by the commencement, disclosure, announcement or submission of any Superior Offer or Acquisition Proposal, or by any withdrawal or modification of the Frequency Board Recommendation.

(e) Nothing contained in this Agreement shall prohibit Frequency or the Frequency Board from complying with Rules 14d-9 and 14e-2(a) promulgated under the Exchange Act; provided, however, that any disclosure made by Frequency or the Frequency Board pursuant to Rules 14d-9 and 14e-2(a) shall be limited to a statement that Frequency is unable to take a position with respect to the bidder’s tender offer unless the Frequency Board determines in good faith, after consultation with its outside legal counsel, that such statement would result in a breach of its fiduciary duties under applicable Law.

5.10 Efforts; Regulatory Approvals.

(a) The Parties shall use reasonable best efforts to consummate the Contemplated Transactions. Without limiting the generality of the foregoing, each Party: (i) shall make all filings and other submissions (if any) and give all notices (if any) required to be made and given by such Party in connection with the Contemplated Transactions, (ii) shall use commercially reasonable efforts to obtain each Consent (if any) reasonably required to be obtained (pursuant to any applicable Law or Contract, or otherwise) by such Party in connection with the Contemplated Transactions or for such Contract to remain in full force and effect, (iii) shall use commercially reasonable efforts to lift any injunction prohibiting, or any other legal bar to, the Contemplated Transactions and (iv) shall use commercially reasonable efforts to satisfy the conditions precedent to the consummation of this Agreement.

(b) Notwithstanding the generality of the foregoing, each Party shall use commercially reasonable efforts to file or otherwise submit, as soon as practicable after the date of this Agreement, all applications, notices, reports and other documents reasonably required to be filed by such Party with or otherwise submitted by such Party to any Governmental Authority with respect to the Contemplated Transactions, and to submit promptly any additional information requested by any such Governmental Authority. Frequency and Korro shall respond as promptly as is practicable to respond in compliance with: (i) any inquiries or requests received from the Federal Trade Commission or the Department of Justice for additional information or documentation and (ii) any inquiries or requests received from any state attorney general, foreign antitrust or competition authority or other Governmental Authority in connection with antitrust or competition matters. Each of the Parties will promptly notify the other Party of the details of any material communication it receives from any Governmental Authority relating to the matters that are subject to this Agreement and the Contemplated Transactions, and permit the other Party to review in advance, to the extent permitted by Law, any proposed material communication to any Governmental Authority. Each of the Parties will provide the other Party with advance notice of and, to the extent permitted by such Governmental Authority, give the other party the opportunity to attend and participate in any meeting with the Governmental Authority in respect of any filings, investigations, or other inquiries. Subject to applicable Laws, the Parties will coordinate and cooperate fully and promptly with one another in exchanging such information and providing such assistance as the other Party may reasonably request in connection with the foregoing. Subject to applicable Laws, each of the Parties will provide, or cause to be provided, to the other, copies of all material correspondence, filings, or communications between them or any of their Representatives, on the one hand, and any Governmental Authority or members of its staff, on the other hand, with respect to this Agreement and the Contemplated Transactions.

5.11 Disclosures. Without limiting any Party’s obligations under the Confidentiality Agreement, no Party shall, and no Party shall permit any of its Subsidiaries or any of its Representative to, issue any press release or make any disclosure (to any customers or employees of such Party, to the public or otherwise) regarding the Contemplated Transactions unless: (a) the other Party shall have approved such press release or disclosure in writing, such approval not to be unreasonably conditioned, withheld or delayed; or (b) such Party shall have determined in good faith, upon the advice of outside legal counsel, that such disclosure is required by applicable Law and, to the extent practicable, before such press release or disclosure is issued or made, such Party advises the other Party of, and consults with the other Party regarding, the text of such press release or disclosure; provided, however, that each of Korro and Frequency may make any statement in response to questions by the press, analysts, investors or those attending industry conferences or financial analyst conference calls, so long as any such statements are consistent with previous press releases, public disclosures or public statements made by Korro and Frequency in compliance with this Section 5.11. Notwithstanding the foregoing, a Party need not consult with any other Parties in connection with such portion of any press release, public statement or filing to be issued or made pursuant to Section 5.9(d) or with an Acquisition Proposal, or Frequency Board Adverse Recommendation Change with respect to Frequency only pursuant to Section 5.9(e).

5.12 Frequency Options. Prior to the Closing, the Frequency Board shall have adopted appropriate resolutions and taken all other actions necessary and appropriate to provide that the vesting and exercisability of each unexpired, unexercised and unvested Frequency Option shall be accelerated in full effective as of immediately prior to the Effective Time, contingent on the occurrence of the Closing.

5.13 Frequency Restricted Stock Units. Prior to the Closing, the Frequency Board shall have adopted appropriate resolutions and taken all other actions necessary and appropriate to provide that (a) the vesting of each outstanding and unvested Frequency Restricted Stock Unit that vests solely based on the holder’s continued employment or service shall be accelerated in full effective as of immediately prior to the Effective Time, contingent on the occurrence of the Closing and (b) for each outstanding and unsettled Frequency Restricted Stock Unit that vests solely based on the holder’s continued employment or service, the holder thereof shall receive, immediately prior to the Effective Time a number of shares of Frequency Common Stock equal to the number of vested and unsettled shares of Frequency Common Stock underlying such Frequency Restricted Stock Units. Notwithstanding anything herein to the contrary, the tax withholding obligations for each holder receiving shares of Frequency Common Stock in accordance with the preceding sentence shall be satisfied by Frequency withholding from issuance that number of shares of Frequency Common Stock calculated by multiplying the maximum statutory withholding rate for such holder in connection with such issuance by the number of shares of Frequency Common Stock to be issued in accordance with the preceding sentence, and rounding up to the nearest whole share and remitting such withholding in cash to the appropriate taxing authorities. For the avoidance of doubt, Frequency Restricted Stock Units that do not vest solely based on the holder’s continued employment or service shall remain outstanding and subject to the terms set forth in the Frequency 2019 Incentive Award Plan, as amended from time to time, and the applicable Frequency Restricted Stock Unit award agreement.

5.14 Frequency ESPP. As soon as reasonably practicable following the date of this Agreement, the Frequency Board shall adopt appropriate resolutions to provide that (a) no offering periods or purchase periods shall be commenced following or in addition to the offering period underway as of the date hereof under the Frequency ESPP (the “Current Offering Period”), (b) no payroll deductions or other contributions shall be made or effected after the Current Offering Period with respect to the Frequency ESPP, and (c) each Frequency ESPP participant’s accumulated contributions under the Frequency ESPP shall be returned to the participant in accordance with the terms of the Frequency ESPP. Unless Korro requests otherwise in writing no later than ten Business Days prior to the Closing Date, prior to the Closing Date, the Frequency Board shall adopt appropriate resolutions to provide that the Frequency ESPP is terminated immediately prior to the Effective Time.

5.15 Indemnification of Officers and Directors.

(a) From the Effective Time through the sixth anniversary of the date on which the Effective Time occurs, each of Frequency and the Surviving Corporation shall indemnify and hold harmless each person who is now, or has been at any time prior to the date hereof, or who becomes prior to the Effective Time, a director or officer of Frequency or Korro, respectively (the “D&O Indemnified Parties”), against all claims, losses, liabilities, damages, judgments, fines and reasonable fees, costs and expenses, including attorneys’ fees and disbursements (collectively, “Costs”), incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to the fact that the D&O Indemnified Party is or was a director or officer of Frequency or of Korro, whether asserted or claimed prior to, at or after the Effective Time, in each case, to the fullest extent permitted under Delaware Law. Each D&O Indemnified Party will be entitled to advancement of expenses incurred in the defense of any such claim, action, suit, proceeding or investigation from each of Frequency and the Surviving Corporation, jointly and severally, upon receipt by Frequency or the Surviving Corporation from the D&O Indemnified Party of a request therefor; provided that any such person to whom expenses are advanced provides an undertaking to Frequency, to the extent then required by Delaware Law, to repay such advances if it is ultimately determined that such person is not entitled to indemnification.

(b) The provisions of Frequency’s Organizational Documents with respect to indemnification, advancement of expenses and exculpation of present and former directors and officers of Frequency that are presently set forth in Frequency’s Organizational Documents shall not be amended, modified or repealed for a period of six years from the Effective Time in a manner that would adversely affect the rights thereunder of individuals who, at or prior to the Effective Time, were officers or directors of Frequency, unless such modification is required by applicable Law. The Surviving Corporation’s Organizational Documents shall contain, and Frequency shall cause the certificate of incorporation of the Surviving Corporation to so contain, provisions no less favorable with respect to indemnification, advancement of expenses and exculpation of present and former directors and officers as those presently set forth in Frequency’s Organizational Documents.

(c) From and after the Effective Time, (i) the Surviving Corporation shall fulfill and honor in all respects the obligations of Korro to its D&O Indemnified Parties as of immediately prior to the Closing pursuant to any indemnification provisions under Korro’s Organizational Documents and pursuant to any indemnification agreements between Korro and such D&O Indemnified Parties, with respect to claims arising out of matters occurring at or prior to the Effective Time and (ii) Frequency shall fulfill and honor in all respects the obligations of Frequency to its D&O Indemnified Parties as of immediately prior to the Closing pursuant to any indemnification provisions under Frequency’s Organizational Documents and pursuant to any indemnification agreements between Frequency and such D&O Indemnified Parties, with respect to claims arising out of matters occurring at or prior to the Effective Time.

(d) From and after the Effective Time, Frequency shall maintain directors’ and officers’ liability insurance policies, with an effective date as of the Closing Date, on commercially available terms and conditions and with coverage limits customary for U.S. public companies similarly situated to Frequency. In addition, Frequency shall purchase, prior to the Effective Time, a six-year prepaid “D&O tail policy” for the non-cancellable extension of the directors’ and officers’ liability coverage of Frequency’s existing directors’ and officers’ insurance policies for a claims reporting or discovery period of at least six years from and after the Effective Time with respect to any claim related to any period of time at or prior to the Effective Time with terms, conditions, retentions and limits of liability that are no less favorable than the coverage provided under Frequency’s existing policies as of the date of this Agreement with respect to any actual or alleged error, misstatement, misleading statement, act, omission, neglect, breach of duty or any matter claimed against a director or officer of Frequency by reason of him or her serving in such capacity that existed or occurred at or prior to the Effective Time (including in connection with this Agreement or the Contemplated Transactions or in connection with Frequency’s initial public offering of shares of Frequency Common Stock).

(e) From and after the Effective Time, Frequency shall pay all expenses, including reasonable attorneys’ fees, that are incurred by the persons referred to in this Section 5.15 in connection with their enforcement of the rights provided to such persons in this Section 5.15.

(f) The provisions of this Section 5.15 are intended to be in addition to the rights otherwise available to the current and former officers and directors of Frequency and Korro by Law, charter, statute, bylaw or agreement, and shall operate for the benefit of, and shall be enforceable by, each of the D&O Indemnified Parties, their heirs and their Representatives.

(g) In the event Frequency or the Surviving Corporation or any of their respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that the successors and assigns of Frequency or the Surviving Corporation, as the case may be, shall succeed to the obligations set forth in this Section 5.15. Frequency shall cause the Surviving Corporation to perform all of the obligations of the Surviving Corporation under this Section 5.15.

5.16 Tax Matters.

(a) All transfer, documentary, sales, use, stamp, registration, excise, recording, registration value added and other such similar Taxes and fees (including any penalties and interest) that become payable in connection with or by reason of the execution of this Agreement and the transactions contemplated hereby (collectively, “Transfer Taxes”) shall be borne and paid by Frequency. Unless otherwise required by applicable law, Frequency shall timely file any Tax Return or other document with respect to such Taxes or fees (and Korro shall reasonably cooperate with respect thereto as necessary).

(b) At the Closing, Korro shall deliver to Frequency a certificate pursuant to Treasury Regulations Sections 1.1445-2(c) and 1.897-2(h), together with a form of notice to the IRS in accordance with the requirements of Treasury Regulations Section 1.897-2(h), in each case, in form and substance reasonably acceptable to Frequency.

(c) The parties intend that, for United States federal income tax purposes, the Merger shall qualify for the Intended Tax Treatment. The Merger shall be reported by the parties for all Tax purposes in accordance with the foregoing, and no party shall take any position on any Tax Return that is inconsistent with the Intended Tax Treatment, unless otherwise required by a Governmental Authority as a result of a “determination” within the meaning of Section 1313(a) of the Code. The parties shall cooperate with each other and their respective counsel to document and support the Tax treatment of the Merger as qualifying for the Intended Tax Treatment, including by taking the actions described on Section 5.16(c) of the Korro Disclosure Schedule.

(d) Frequency shall use commercially reasonable efforts to promptly notify Korro, and Korro shall use commercially reasonable efforts to promptly notify Frequency, in each case if either party becomes aware of any non-public fact or circumstance that, to such party’s Knowledge, would reasonably be likely to prevent or impede the Merger from qualifying for the Intended Tax Treatment.

5.17 Listing. At or prior to the Effective Time, Frequency shall use commercially reasonable efforts to (a) maintain a listing on Nasdaq until the Effective Time and to obtain approval of the listing of the Combined Corporation on Nasdaq; (b) to the extent required by the rules and regulations of Nasdaq, prepare and submit to Nasdaq a notification form for the listing of the shares of Frequency Common Stock to be issued in connection with the Contemplated Transactions and to cause such shares to be approved for listing; (c) prepare and timely submit to Nasdaq a notification form of the Nasdaq Reverse Split and to submit a copy of the amendment to Frequency’s certificate of incorporation to effect the Nasdaq Reverse Split and other amendments contemplated by Section 2.4 certified by the Secretary of State of the State of Delaware, to Nasdaq on or before the Closing Date; and (d) to the extent required by Nasdaq Marketplace Rule 5110, assist Korro in preparing and filing an initial listing application for the Frequency Common Stock on Nasdaq (the “Nasdaq Listing Application”). The Party not filing the Nasdaq Listing Application will cooperate with the other Party as reasonably requested by such filing Party with respect to the Nasdaq Listing Application and promptly furnish to such filing Party all information concerning itself and its stockholders that may be required or reasonably requested in connection with any action contemplated by this Section 5.17.

5.18 Legends. Frequency shall be entitled to place appropriate legends on the book entries and/or certificates evidencing any shares of Frequency Capital Stock to be received in the Merger by equityholders of Korro who may be considered “affiliates” of Frequency for purposes of Rule 145 under the Securities Act reflecting the restrictions set forth in Rule 145 and to issue appropriate stop transfer instructions to the transfer agent for Frequency Capital Stock.

5.19 Officers and Directors.

(a) Directors and Officers of Frequency.

(i) Frequency shall cause, effective as of the Effective Time, the Frequency Board to consist of seven (7) individuals, which shall consist of (A) four (4) members selected by the Korro Board as set forth on Section 5.19(a)(i) of the Frequency Disclosure Schedule (each, a “Korro Designee”), (B) one (1) member selected by the Frequency Board as set forth on Schedule 5.19(a)(i) of the Frequency Disclosure Schedule (each, a “Frequency Designee”) and (C) two (2) members who shall be independent. If any Korro Designee or Frequency Designee is unable or unwilling to serve as director of Frequency, the Party appointing such Person shall designate a successor.

(ii) Frequency shall cause the directors and officers of Frequency listed on Schedule 5.19(a)(ii) of the Frequency Disclosure Schedule to sign written resignations in forms reasonably satisfactory to Korro, dated on or before the Closing Date and effective as of the Effective Time.

(iii) Immediately following the Effective Time, Frequency shall take all necessary action to appoint the officers of Korro to become the equivalent officers of Frequency until the earlier of their resignation or removal or until their respective successors are duly elected or appointed and qualified, as the case may be.

(b) Directors and Officers of the Surviving Corporation.

(i) The Parties shall take all actions necessary (A) so that from and after the Effective Time, the Surviving Corporation’s board of directors shall be constituted with those members as set forth on Section 5.19(b) of the Frequency Disclosure Schedule and (B) to secure the resignations of the existing members of the committees of the Surviving Corporation, if any.

(ii) The Parties shall take all actions necessary so that the officers of Korro immediately prior to the Effective Time shall, from and after the Effective Time, be the officers of the Surviving Corporation, until the earlier of their resignation or removal or until their respective successors are duly elected or appointed and qualified, as the case may be.

(iii) On the Closing Date, the Surviving Corporation shall enter into customary indemnification agreements reasonably satisfactory to Korro with each individual to be appointed to, or serving on, the board of directors of the Surviving Corporation upon the Closing, which indemnification agreements shall continue to be effective following the Closing.

5.20 Termination of Certain Agreements and Rights. Korro shall cause any stockholder agreements, voting agreements, registration rights agreements, co-sale agreements and any other similar Contracts between Korro and any holders of Korro Capital Stock, including any such Contract granting any Person investor rights, rights of first refusal, registration rights or director registration rights to be terminated immediately prior to the Effective Time, without any liability being imposed on the part of Frequency or the Surviving Corporation.

5.21 Section 16 Matters. Prior to the Effective Time, Frequency shall take all such steps as may be required to cause any acquisitions of Frequency Common Stock and any options to purchase Frequency Common Stock in connection with the Contemplated Transactions, by each individual who is reasonably expected to become subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to Frequency, to be exempt under Rule 16b-3 promulgated under the Exchange Act.

5.22 Allocation Certificate. Korro will prepare and deliver to Frequency at least two Business Days prior to the Closing Date a certificate signed by an executive officer of Korro in a form reasonably acceptable to Frequency setting forth (as of immediately prior to the Effective Time) (a) each holder of Korro Capital Stock, Korro Options or Korro Warrants, (b) such holder’s name and address, (c) the number and type of Korro Capital Stock held as of the Closing Date for each such holder or, with respect to each Korro Option or Korro Warrant, the grant date of such Korro Option or Korro Warrant and the number of shares subject to such Korro Option or Korro Warrant, (d) the number of shares of Frequency Common Stock to be issued to such holder pursuant to this Agreement in respect of the Korro Capital Stock held by such holder as of immediately prior to the Effective Time or, with respect to each Korro Option or Korro Warrant, the number of shares of Frequency Common Stock to be subject to the applicable Assumed Option or Assumed Warrant as of immediately prior to the Effective Time following the conversion of such Korro Option or Korro Warrant into an Assumed Option in accordance with Section 2.4(f) or into an Assumed Warrant in accordance with Section 2.4(i) (as applicable), and (e) each investor in the Concurrent Financing, the total investment to be made by such investor in the Concurrent Financing, the percentage of the Concurrent Financing Proceeds represented by such stockholder’s investment in the Concurrent Financing, and the number of shares of Frequency Common Stock to be issued to such holder pursuant to this Agreement (the “Allocation Certificate”). For the avoidance of doubt, the Allocation Certificate shall be prepared in good faith, in accordance with the Organizational Documents of Korro and contracts applicable to Korro Capital Stock, Korro Options and Korro Warrants, and shall show each holder’s percentage ownership interest in Korro on a fully diluted basis.

5.23 Nasdaq Reverse Split. Frequency shall submit to Frequency’s stockholders at the Frequency Stockholder Meeting the Reverse Stock Split Proposal, and the Parties shall take such other actions as shall be reasonably necessary to effectuate the Nasdaq Reverse Split.

5.24 Obligations of Merger Sub. Frequency will take all action necessary to cause Merger Sub to perform its obligations under this Agreement and to consummate the Merger on the terms and conditions set forth in this Agreement.

5.25 Takeover Statutes. If any takeover statute is or may become applicable to the Contemplated Transactions, each of Korro, the Korro Board, Frequency and the Frequency Board, as applicable, shall grant such approvals and take such actions as are necessary, to the extent permitted by Law, so that the Contemplated Transactions may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise act to eliminate or minimize the effects of such statute or regulation on the Contemplated Transactions.

5.26 Stockholder Litigation. Each Party shall keep the other Party reasonably informed regarding any stockholder litigation against Frequency or any of its directors relating to this Agreement or the Contemplated Transactions (“Transaction Litigation”). Prior to the Closing, Frequency shall have the right to control the defense and settlement of any Transaction Litigation, but shall reasonably consult with Korro and consider any advice from Korro and its Representatives with respect to Transaction Litigation. Frequency shall promptly advise Korro of the initiation of, and shall keep Korro reasonably apprised of any material developments in connection with, any such Transaction Litigation.

5.27 Concurrent Financing.

(a) Subject to the terms and conditions of this Agreement, Korro shall use commercially reasonable efforts to obtain the Concurrent Financing on the terms and conditions described in the Subscription Agreement and satisfy the conditions to the Concurrent Financing as described in the Subscription Agreement and shall not permit any termination, amendment or modification to be made to, or any waiver of any provision under, or any replacement of, the Subscription Agreement if such termination, amendment, modification, waiver or replacement (i) reduces the aggregate amount of the Concurrent Financing or (ii) imposes new or additional conditions or otherwise expands, amends or modifies any of the conditions to the receipt of the Concurrent Financing, or otherwise expands, amends or modifies any other provision of the Subscription Agreement, in a manner that would reasonably be expected to (x) delay or prevent the funding of the Concurrent Financing (or satisfaction of the conditions to the Concurrent Financing) at or substantially simultaneously with the Closing or (y) adversely impact the ability of Korro to enforce its rights against other parties to the Subscription Agreement. Korro shall promptly deliver to Frequency copies of any such termination, amendment, modification, waiver or replacement.

(b) Korro shall use commercially reasonable efforts (i) to maintain in effect the Subscription Agreement, (ii) to enforce its rights under the Subscription Agreement and (iii) to comply with its obligations under the Subscription Agreement.

(c) Korro shall give Frequency prompt notice (i) of any breach or default by any party to the Subscription Agreement or definitive agreements related to the Concurrent Financing of which Korro becomes aware, (ii) of the receipt of any written notice or other written communication from any Purchaser with respect to any (x) actual breach, default, termination or repudiation by any party to the Subscription Agreement or definitive agreements related to the Concurrent Financing of any provisions of the Subscription Agreement or definitive agreements related to the Concurrent Financing or (y) material dispute or disagreement relating to the Concurrent Financing with respect to the obligation to fund the Concurrent Financing at or substantially simultaneously with the Closing, and (iii) if at any time for any reason Korro believes in good faith that it will not be able to obtain all or any portion of the Concurrent Financing on the terms and conditions, in the manner or from the sources contemplated by the Subscription Agreement or definitive agreements related to the Concurrent Financing. Korro shall promptly provide information reasonably requested by Frequency relating to the circumstances referred to in clauses (i), (ii) or (iii) of the immediately preceding sentence.

5.28 Frequency Equity Plans.

(a) Prior to the Effective Time, Frequency will use commercially reasonable efforts to cause the Frequency Board to adopt the 2023 Equity Incentive Plan, subject to the Closing and effective as of the Effective Time, and will include provisions in the Proxy Statement for the stockholders of Frequency to approve the 2023 Equity Incentive Plan. Subject to the approval of the 2023 Equity Incentive Plan by the stockholders of Frequency prior to the Effective Time, Frequency shall file with the SEC, promptly after the Effective Time and at Korro’s expense, a registration statement on Form S-8 (or any successor form), if available for use by Frequency, relating to the shares of Frequency Common Stock issuable with respect to the 2023 Equity Incentive Plan.

(b) Prior to the Effective Time, Frequency will use commercially reasonable efforts to cause the Frequency Board to adopt the 2023 ESPP, subject to the Closing and effective as of the Effective Time, and will include provisions in the Proxy Statement for the stockholders of Frequency to approve the 2023 ESPP. Subject to the approval of the 2023 ESPP by the stockholders of Frequency prior to the Effective Time, Frequency shall file with the SEC, promptly after the Effective Time and at Korro’s expense, a registration statement on Form S-8 (or any successor form), if available for use by Frequency, relating to the shares of Frequency Common Stock issuable with respect to the 2023 ESPP.

(c) For the avoidance of doubt, approval of the 2023 Plans by the stockholders of Frequency shall not be a condition to Closing.

5.29 Frequency 401(k) Plan. Unless Korro requests otherwise in writing no later than ten Business Days prior to the Closing Date, Frequency shall, effective as of at least one (1) day prior to the Closing Date but subject to the Closing, terminate any Frequency Employee Plan that is intended to meet the requirements of Section 401(k) of the Code, and which is sponsored, or contributed to, by Frequency or any of its ERISA Affiliates (the “401(k) Plan”) and no further contributions shall be made to the 401(k) Plan and all participant account balances in such plan shall become 100% vested. Frequency shall provide to Korro executed resolutions of the board of directors of Frequency authorizing such termination that are sufficient to assure compliance with all applicable requirements of the Code and regulations thereunder, including such that the tax-qualified status of the 401(k) Plan will be maintained at the time of termination.

ARTICLE VI

CONDITIONS TO CONSUMMATION OF THE MERGER

6.1 Conditions Precedent to Obligations of Each Party. The obligations of each Party to effect the Merger and otherwise consummate the Contemplated Transactions are subject to the satisfaction or, to the extent permitted by applicable law, the written waiver by each of the Parties, at or prior to the Closing, of each of the following conditions:

(a) No temporary restraining order, preliminary or permanent injunction or other Order preventing the consummation of the Contemplated Transactions shall have been issued by any court of competent jurisdiction or other Governmental Authority of competent jurisdiction and remain in effect and there shall not be any Law which has the effect of making the consummation of the Contemplated Transactions illegal.

(b) Frequency shall have obtained the Required Frequency Stockholder Vote, and Korro shall have obtained the Required Korro Stockholder Vote.

(c) The approval of the listing of the additional shares of Frequency Common Stock on Nasdaq shall have been obtained and the shares of Frequency Common Stock to be issued in the Merger pursuant to this Agreement shall have been approved for listing (subject to official notice of issuance) on Nasdaq.

(d) The Subscription Agreement shall be in full force and effect and cash proceeds of not less than the Concurrent Investment Amount shall have been received by Korro, or will be received by Korro substantially simultaneously with the Closing, in connection with the consummation of the transactions contemplated by the Subscription Agreement.

(e) The Frequency Lock-Up Agreements and Korro Lock-Up Agreements will continue to be in full force and effect as of immediately following the Effective Time.

(f) The Registration Statement shall have become effective in accordance with the provisions of the Securities Act, and shall not be subject to any stop order or proceeding seeking a stop order with respect to the Registration Statement that has not been withdrawn.

(g) Korro shall have effected the Korro Preferred Stock Conversion.

6.2 Conditions Precedent to Obligations of Korro. The obligations of Korro to effect the Merger and otherwise consummate the Contemplated Transactions are subject to the satisfaction or, to the extent permitted by applicable law, the written waiver by Korro, at or prior to the Closing, of each of the following conditions:

(a) Each of the Frequency Fundamental Representations shall have been true and correct in all material respects as of the date of this Agreement and shall be true and correct on and as of the Closing Date with the same force and effect as if made on and as of such date (except to the extent such representations and warranties are specifically made as of a particular date, in which case such representations and warranties shall be true and correct as of such date). The Frequency Capitalization Representations shall have been true and correct in all respects as of the date of this Agreement and shall be true and correct on and as of the Closing Date with the same force and effect as if made on and as of such date, except, in each case, (x) for such inaccuracies which are de minimis, individually or in the aggregate or (y) for those representations and warranties which address matters only as of a particular date (which representations and warranties shall have been true and correct, subject to the qualifications as set forth in the preceding clause (x), as of such particular date). The representations and warranties of Frequency and Merger Sub contained in this Agreement (other than the Frequency Fundamental Representations and the Frequency Capitalization Representations) shall have been true and correct as of the date of this Agreement and shall be true and correct on and as of the Closing Date with the same force and effect as if made on the Closing Date except (i) in each case, or in the aggregate, where the failure to be true and correct would not reasonably be expected to have a Frequency Material Adverse Effect (without giving effect to any references therein to any Frequency Material Adverse Effect or other materiality qualifications) or (ii) for those representations and warranties which address matters only as of a particular date (which representations shall have been true and correct, subject to the qualifications as set forth in the preceding clause (i), as of such particular date) (it being understood that, for purposes of determining the accuracy of such representations and warranties, any update of or modification to the Frequency Disclosure Schedule made or purported to have been made after the date of this Agreement shall be disregarded).

(b) Frequency and Merger Sub shall have performed and complied in all material respects with all covenants and agreements required to be performed or complied with by them under this Agreement at or prior to the Closing Date.

(c) A Frequency Material Adverse Effect shall not have occurred since the date of this Agreement and be continuing.

(d) The existing shares of Frequency Common Stock shall have been continually listed on Nasdaq as of and from the date of this Agreement through the Closing Date.

(e) Frequency shall have delivered to Korro a certificate (the “Frequency Closing Certificate”), dated the Closing Date and signed by an executive officer of Frequency, certifying to the effect that the conditions set forth in Sections 6.2(a), 6.2(b) and 6.2(c) have been satisfied.

6.3 Conditions Precedent to Obligations of Frequency. The obligations of Frequency and Merger Sub to effect the Merger and otherwise consummate the Contemplated Transactions are subject to the satisfaction or, to the extent permitted by applicable law, the written waiver by Frequency, at or prior to the Closing, of each of the following conditions:

(a) Each of the Korro Fundamental Representations shall have been true and correct in all material respects as of the date of this Agreement and shall be true and correct on and as of the Closing Date with the same force and effect as if made on and as of such date (except to the extent such representations and warranties are specifically made as of a particular date, in which case such representations and warranties shall be true and correct as of such date). The Korro Capitalization Representations shall have been true and correct in all respects as of the date of this Agreement and shall be true and correct on and as of the Closing Date with the same force and effect as if made on and as of such date, except, in each case, (x) for such inaccuracies which are de minimis, individually or in the aggregate or (y) for those representations and warranties which address matters only as of a particular date (which representations and warranties shall have been true and correct, subject to the qualifications as set forth in the preceding clause (x), as of such particular date). The representations and warranties of Korro contained in this Agreement (other than the Korro Fundamental Representations and the Korro Capitalization Representations) shall have been true and correct as of the date of this Agreement and shall be true and correct on and as of the Closing Date with the same force and effect as if made on the Closing Date except (i) in each case, or in the aggregate, where the failure to be so true and correct would not reasonably be expected to have a Korro Material Adverse Effect (without giving effect to any references therein to any Korro Material Adverse Effect or other materiality qualifications) or (ii) for those representations and warranties which address matters only as of a particular date (which representations shall have been true and correct, subject to the qualifications as set forth in the preceding clause (i), as of such particular date) (it being understood that, for purposes of determining the accuracy of such representations and warranties, any update of or modification to the Korro Disclosure Schedule made or purported to have been made after the date of this Agreement shall be disregarded).

(b) Korro shall have performed and complied in all material respects with all covenants and agreements required to be performed or complied with by it under this Agreement at or prior to the Closing Date.

(c) A Korro Material Adverse Effect shall not have occurred since the date of this Agreement and be continuing.

(d) Korro shall have delivered to Frequency a certificate (the “Korro Closing Certificate”), dated the Closing Date and signed by an executive officer of Korro, certifying to the effect that (i) the conditions set forth in Sections 6.3(a), 6.3(b) and 6.3(c) have been satisfied and (ii) the information set forth in the Allocation Certificate delivered by Korro in accordance with Section 5.20 is true and accurate in all respects as of the Closing Date.

6.4 Frustration of Closing Conditions. Neither Frequency nor Merger Sub may rely on the failure of any conditions set forth in Sections 6.1 or 6.3 to be satisfied if the primary cause of such failure was the failure of Frequency or Merger Sub to perform any of its obligations under this Agreement. Korro may not rely on the failure of any conditions set forth in Sections 6.1 or 6.2 to be satisfied if the primary cause of such failure was the failure of Korro to perform any of its obligations under this Agreement.

ARTICLE VII

CLOSING DELIVERIES

7.1 Closing Deliveries of Korro. The obligations of Frequency and Merger Sub to effect the Merger and otherwise consummate the Contemplated Transactions are subject to Frequency receiving the following documents, each of which shall be in full force and effect, or the written waiver by Frequency of delivery:

(a) the Korro Stockholder Written Consents;

(b) the Allocation Certificate; and

(c) the Korro Closing Certificate.

7.2 Closing Deliveries of Frequency. The obligations of Korro to effect the Merger and otherwise consummate the Contemplated Transactions are subject to Korro receiving the following documents, each of which shall be in full force and effect, or the written waiver by Korro of delivery:

(a) the Frequency Net Cash Schedule;

(b) the Frequency Closing Certificate;

(c) subject to Section 2.5, the executed CVR Agreement; and

(d) written resignations in forms satisfactory to Korro, dated as of the Closing Date and effective as of the Closing executed by the officers and directors of Frequency who are not to continue as officers or directors of Frequency pursuant to Section 5.18 hereof.

ARTICLE VIII

TERMINATION

8.1 Termination. This Agreement may be terminated, and the Merger and the Contemplated Transactions may be abandoned at any time prior to the Effective Time, whether before or (subject to the terms hereof) after approval of the Frequency Stockholder Matters by Frequency’s stockholders, unless otherwise specified below:

(a) by mutual written consent of Frequency and Korro;

(b) by either Frequency and Korro if the Merger shall not have been consummated by November 14, 2023 (subject to possible extension as provided in this Section 8.1(b), the “Outside Date”); provided, however, that the right to terminate this Agreement under this Section 8.1(b) shall not be available to Frequency or Korro if such Party’s action or failure to act has been a principal cause of the failure of the Merger to occur on or before the Outside Date and such action or failure to act constitutes a breach of this Agreement, provided, further, however, that, in the event that the SEC has not declared effective under the Securities Act the Registration Statement by the date which is 25 Business Days prior to the Outside Date, then either Frequency or Korro shall be entitled to extend the Outside Date for an additional 60 days;

(c) by either Frequency and Korro if a court of competent jurisdiction or other Governmental Authority shall have issued a final and nonappealable Order, or shall have taken any other action, having the effect of permanently restraining, enjoining or otherwise prohibiting the Contemplated Transactions;

(d) by Frequency if the Required Korro Stockholder Vote shall not have been obtained and evidence thereof delivered to Frequency within five Business Days of the Registration Statement becoming effective in accordance with the provisions of the Securities Act; provided, however, that once the Required Korro Stockholder Vote has been obtained, Frequency may not terminate this Agreement pursuant to this Section 8.1(d);

(e) by either Frequency and Korro if (i) the Frequency Stockholder Meeting (including any adjournments and postponements thereof) shall have been held and completed and Frequency’s stockholders shall have taken a final vote on the Frequency Stockholder Matters and (ii) the Frequency Stockholder Matters shall not have been approved at the Frequency Stockholder Meeting (or at any adjournment or postponement thereof) by the Required Frequency Stockholder Vote; provided, however, that the right to terminate this Agreement under this Section 8.1(e) shall not be available to Frequency where the failure to obtain the Required Frequency Stockholder Vote shall have been caused by the action or failure to act of Frequency and such action or failure to act constitutes a breach of this Agreement;

(f) by Korro (at any time prior to the approval of the Frequency Stockholder Matters by the Required Frequency Stockholder Vote) if a Frequency Triggering Event shall have occurred;

(g) by Frequency (at any time prior to the adoption of this Agreement and the approval of the Contemplated Transactions by the Required Korro Stockholder Vote) if a Korro Triggering Event shall have occurred;

(h) by Korro, upon a breach of any representation, warranty, covenant or agreement set forth in this Agreement by Frequency or Merger Sub or if any representation or warranty of Frequency or Merger Sub shall have become inaccurate, in either case, such that the conditions set forth in Section 6.2(a) or Section 6.2(b) would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become inaccurate; provided that Korro is not then in material breach of any representation, warranty, covenant or agreement under this Agreement; provided, further, that if such inaccuracy in Frequency’s or Merger Sub’s representations and warranties or breach by Frequency or Merger Sub is curable by Frequency or Merger Sub, then this Agreement shall not terminate pursuant to this Section 8.1(h) as a result of such particular breach or inaccuracy until the expiration of a 30-day period commencing upon delivery of written notice from Korro to Frequency or Merger Sub of such breach or inaccuracy and its intention to terminate pursuant to this Section 8.1(h) (it being understood that this Agreement shall not terminate pursuant to this Section 8.1(h) as a result of such particular breach or inaccuracy if such breach by Frequency or Merger Sub is cured prior to such termination becoming effective); or

(i) by Frequency, upon a breach of any representation, warranty, covenant or agreement set forth in this Agreement by Korro or if any representation or warranty of Korro shall have become inaccurate, in either case, such that the conditions set forth in Section 6.3(a) or Section 6.3(b) would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become inaccurate; provided that Frequency is not then in material breach of any representation, warranty, covenant or agreement under this Agreement; provided, further, that if such inaccuracy in Korro’s representations and warranties or breach by Korro is curable by Korro then this Agreement shall not terminate pursuant to this Section 8.1(i) as a result of such particular breach or inaccuracy until the expiration of a 30-day period commencing upon delivery of written notice from Frequency to Korro of such breach or inaccuracy and its intention to terminate pursuant to this Section 8.1(i) (it being understood that this Agreement shall not terminate pursuant to this Section 8.1(i) as a result of such particular breach or inaccuracy if such breach by Korro is cured prior to such termination becoming effective).

The Party desiring to terminate this Agreement pursuant to this Section 8.1 (other than pursuant to Section 8.1(a)) shall give a notice of such termination to the other Party specifying the provisions hereof pursuant to which such termination is made and the basis therefor described in reasonable detail.

8.2 Effect of Termination. In the event of the termination of this Agreement as provided in Section 8.1, this Agreement shall be of no further force or effect; provided, however, that (a) this Section 8.2, Section 8.3, and Article IX shall survive the termination of this Agreement and shall remain in full force and effect and (b) the termination of this Agreement and the provisions of Section 8.3 shall not relieve any Party of any liability for fraud or for any willful and material breach of any representation, warranty, covenant, obligation or other provision contained in this Agreement.

8.3 Expenses; Termination Fees.

(a) Except as set forth in this Section 8.3 all fees and expenses incurred in connection with this Agreement and the Contemplated Transactions shall be paid by the Party incurring such expenses, whether or not the Merger is consummated; provided, however, that (i) Korro shall pay the costs and expenses incurred in relation to the filings by the Parties under any antitrust Law applicable to this Agreement and the transactions contemplated hereby, and (ii) that Frequency and Korro shall share equally all fees and expenses incurred in relation to the printing and filing with the SEC of the Registration Statement (including any financial statements and exhibits) and any amendments or supplements thereto and paid to a financial printer or the SEC.

(b) If (i) this Agreement is terminated by Frequency or Korro pursuant to Section 8.1(e), (ii) at any time after the date of this Agreement and prior to the Frequency Stockholder Meeting an Acquisition Proposal with respect to Frequency shall have been publicly announced, disclosed or otherwise communicated to the Frequency Board (and shall not have been withdrawn) and (iii) within 12 months after the date of such termination, Frequency enters into a definitive agreement with respect to a Subsequent Transaction or consummates a Subsequent Transaction, then Frequency shall pay to Korro, within four Business Days after such entry into a definitive agreement and/or consummation of a Subsequent Transaction, a nonrefundable fee in an amount equal to $1,500,000.

(c) If this Agreement is terminated by Korro pursuant to Section 8.1(f), then Frequency shall pay to Korro, within four Business Days after termination, a nonrefundable fee in an amount equal to $1,500,000.

(d) If this Agreement is terminated by Frequency pursuant to Section 8.1(d) or Section 8.1(g), then Korro shall pay to Frequency, within four Business Days after termination, a nonrefundable fee in an amount equal to $4,000,000.

(e) If either Party fails to pay when due any amount payable by it under this Section 8.3, then (i) such Party shall reimburse the other Party for reasonable costs and expenses (including reasonable fees and disbursements of counsel) incurred in connection with the collection of such overdue amount and the enforcement by the other Party of its rights under this Section 8.3 and (ii) such Party shall pay to the other Party interest on such overdue amount (for the period commencing as of the date such overdue amount was originally required to be paid and ending on the date such overdue amount is actually paid to the other Party in full) at a rate per annum equal to the “prime rate” (as announced by Bank of America or any successor thereto) in effect on the date such overdue amount was originally required to be paid plus three percent.

(f) The Parties agree that, subject to Section 8.2, the payment of the fees and expenses set forth in this Section 8.3 shall be the sole and exclusive remedy of each Party following a termination of this Agreement under the circumstances described in this Section 8.3 that result in the payment of such fees, it being understood that in no event shall either Frequency or Korro be required to pay the individual fees or damages payable pursuant to this Section 8.3 on more than one occasion. Subject to Section 8.2, following the termination of this Agreement under the circumstances described in this Section 8.3 and the payment of the fees set forth in this Section 8.3 by a Party, (i) such Party shall have no further liability to the other Party in connection with or arising out of this Agreement or the termination thereof, any breach of this Agreement by the other Party giving rise to such termination, or the failure of the Contemplated Transactions to be consummated, (ii) no other Party or their respective Affiliates shall be entitled to bring or maintain any other claim, action or proceeding against such Party or seek to obtain any recovery, judgment or damages of any kind against such Party (or any partner, member, stockholder, director, officer, employee, Subsidiary, affiliate, agent or other representative of such Party) in connection with or arising out of this Agreement or the termination thereof, any breach by such Party giving rise to such termination or the failure of the Contemplated Transactions to be consummated and (iii) all other Parties and their respective Affiliates shall be precluded from any other remedy against such Party and its Affiliates, at law or in equity or otherwise, in connection with or arising out of this Agreement or the termination thereof, any breach by such Party giving rise to such termination or the failure of the Contemplated Transactions to be consummated. Each of the Parties acknowledges that (x) the agreements contained in this Section 8.3 are an integral part of the Contemplated Transactions, (y) without these agreements, the Parties would not enter into this Agreement and (z) any amount payable pursuant to this Section 8.3 is not a penalty, but rather is liquidated damages in a reasonable amount that will compensate the Parties in the circumstances in which such amount is payable.

ARTICLE IX

GENERAL PROVISIONS

9.1 Non-Survival of Representations and Warranties. The representations and warranties of Korro, Frequency and Merger Sub contained in this Agreement or any certificate or instrument delivered pursuant to this Agreement shall terminate at the Effective Time, and only the covenants that by their terms survive the Effective Time and this Article IX shall survive the Effective Time.

9.2 Amendment. This Agreement may be amended with the approval of the respective boards of directors of Korro, Merger Sub and Frequency at any time (whether before or after obtaining the Required Korro Stockholder Vote and the Required Frequency Stockholder Vote); provided, however, that after any such approval of this Agreement by a Party’s stockholders or members, no amendment shall be made which by Law requires further approval of such stockholders or members without the further approval of such stockholders or members. This Agreement may not be amended except by an instrument in writing signed on behalf of each of Korro, Merger Sub and Frequency.

9.3 Waiver.

(a) Any provision hereof may be waived by the waiving Party solely on such Party’s own behalf, without the consent of any other Party. No failure on the part of any Party to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of any Party in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy.

(b) No Party shall be deemed to have waived any claim arising out of this Agreement, or any power, right, privilege or remedy under this Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such Party and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.

9.4 Entire Agreement; Counterparts; Exchanges by Electronic Transmission or Facsimile. This Agreement and the other schedules, exhibits, certificates, instruments and agreements referred to in this Agreement constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, among or between any of the Parties with respect to the subject matter hereof and thereof; provided, however, that the Confidentiality Agreement shall not be superseded and shall remain in full force and effect in accordance with its terms. This Agreement may be executed in several counterparts, each of which shall be deemed an original and all of which shall constitute one and the same instrument. The exchange of a fully executed Agreement (in counterparts or otherwise) by all Parties by facsimile or electronic transmission in PDF format shall be sufficient to bind the Parties to the terms and conditions of this Agreement.

9.5 Applicable Law; Jurisdiction. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws. In any action or proceeding between any of the Parties arising out of or relating to this Agreement or any of the Contemplated Transactions, each of the Parties: irrevocably and unconditionally (a) consents and submits to the exclusive jurisdiction and venue of the Court of Chancery of the State of Delaware or, to the extent such court does not have subject matter jurisdiction, the Superior Court of the State of Delaware or the United States District Court for the District of Delaware, (b) agrees that all claims in respect of such action or proceeding shall be heard and determined exclusively in accordance with clause (a) of this Section 9.5, (c) waives any objection to laying venue in any such action or proceeding in such courts, (d) waives any objection that such courts are an inconvenient forum or do not have jurisdiction over any Party, (e) agrees that service of process upon such Party in any such action or proceeding shall be effective if notice is given in accordance with Section 9.7 of this Agreement and (f) irrevocably and unconditionally waives the right to trial by jury.

9.6 Assignability. This Agreement shall be binding upon, and shall be enforceable by and inure solely to the benefit of, the Parties and their respective successors and permitted assigns; provided, however, that neither this Agreement nor any of a Party’s rights or obligations hereunder may be assigned or delegated by such Party without the prior written consent of the other Party, and any attempted assignment or delegation of this Agreement or any of such rights or obligations by such Party without the other Party’s prior written consent shall be void and of no effect.

9.7 Notices. All notices and other communications hereunder shall be in writing and shall be deemed to have been duly delivered and received hereunder (a) one Business Day after being sent for next Business Day delivery, fees prepaid, via a reputable international overnight courier service, (b) upon delivery in the case of delivery by hand or (c) on the date delivered in the place of delivery if sent by email or facsimile (with a written or electronic confirmation of delivery) prior to 6:00 p.m. New York City time, otherwise on the next succeeding Business Day, in each case to the intended recipient as set forth below:

if to Frequency or Merger Sub:

Frequency Therapeutics

75 Hayden Ave

Lexington, MA 02421

Attention: David Lucchino, Jim Abely

Email: dlucchino@frequencytx.com, jabely@frequencytx.com

with a copy to (which shall not constitute notice):

Latham & Watkins LLP

200 Clarendon Street

Boston, MA 02116

Attention: John H. Chory, Bradley C. Faris

Email: john.chory@lw.com; bradley.faris@lw.com

if to Korro:

Korro Bio

One Kendall Square, Suite 600 Cambridge MA

Attention: Ram Aiyar, CEO, Shelby Walker, General Counsel

Email: raiyar@korrobio.com, legal@korrobio.com

with a copy to (which shall not constitute notice):

Goodwin Procter LLP

100 Northern Avenue

Boston, Massachusetts 02210

Attention: Kingsley L. Taft, Andrew H. Goodman

Email: ktaft@goodwinlaw.com, agoodman@goodwinlaw.com

9.8 Cooperation. Each Party agrees to cooperate fully with the other Party and to execute and deliver such further documents, certificates, agreements and instruments and to take such other actions as may be reasonably requested by the other Party to evidence or reflect the Contemplated Transactions and to carry out the intent and purposes of this Agreement.

9.9 Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions of this Agreement or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If a final judgment of a court of competent jurisdiction declares that any term or provision of this Agreement is invalid or unenforceable, the Parties agree that the court making such determination shall have the power to limit such term or provision, to delete specific words or phrases or to replace such term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be valid and enforceable as so modified. In the event such court does not exercise the power granted to it in the prior sentence, the Parties agree to replace such invalid or unenforceable term or provision with a valid and enforceable term or provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable term or provision.

9.10 Other Remedies; Specific Performance. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a Party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such Party, and the exercise by a Party of any one remedy will not preclude the exercise of any other remedy. The Parties agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms (including failing to take such actions as are required of it hereunder to consummate this Agreement) or were otherwise breached. It is accordingly agreed that the Parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity, and each of the Parties waives any bond, surety or other security that might be required of any other Party with respect thereto. Each of the Parties further agrees that it will not oppose the granting of an injunction, specific performance or other equitable relief on the basis that any other Party has an adequate remedy at law or that any award of specific performance is not an appropriate remedy for any reason at law or in equity.

9.11 No Third-Party Beneficiaries.

Nothing in this Agreement, express or implied, is intended to or shall confer upon any Person (other than the Parties and the D&O Indemnified Parties to the extent of their respective rights pursuant to Section 5.15) any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

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IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed as of the date first above written.

FREQUENCY THERAPEUTICS, INC.

By:	/s/ David Lucchino
Name:	David Lucchino
Title:	President & Chief Executive Officer

FREQUENCY MERGER SUB, INC.

By:	/s/ David Lucchino
Name:	David Lucchino
Title:	President

KORRO BIO, INC.

By:	/s/ Ram Aiyar
Name:	Ram Aiyar
Title:	President and Chief Executive Officer

Exhibit A

Form of Frequency Stockholder Support Agreement

[Intentionally Omitted]

Exhibit B

Form of Korro Stockholder Support Agreement

[Intentionally Omitted]

Exhibit C

Form of Frequency Lock-Up Agreement

[Intentionally Omitted]

Exhibit D

Form of Korro Lock-Up Agreement

[Intentionally Omitted]

Exhibit E

Form of Korro Stockholder Written Consent

[Intentionally Omitted]

Exhibit F

CVR Agreement

[Intentionally Omitted]

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